As filed with the Securities and Exchange Commission on July 17, 2018.

Registration No. 333-225729

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STIFEL FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	6211	43-1273600
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 North Broadway

St. Louis, MO 63102

(314) 342-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Zemlyak

Co-President and Chief Financial Officer

Stifel Financial Corp.

501 North Broadway

St. Louis, MO 63102

(314) 342-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert C. Azarow, Esq. Stephanie G. Nygard, Esq. Arnold & Porter 250 West 55th St New York, New York 10019 (212) 836-7477	David Gamache, Esq. Business Bancshares, Inc. 8000 Maryland Ave, Suite 100 Clayton, Missouri 63105 (314) 721-8003	John C. Bodnar, Esq. Leonard J. Essig, Esq. Lewis Rice LLC 600 Washington Ave, Suite 2500 St. Louis, Missouri 63101 (314) 444-7600

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $0.15 par value per share	2,014,960 shares (1)	N/A	$71,166,665.10 (2)	$8,860.25 (4)

(1)	Represents the maximum number of shares of common stock of the registrant estimated to be issued upon completion of the merger described in the proxy statement/prospectus contained herein. This number is based upon the product of (x) 2,858,099, which represents the sum of (A) 2,828,902 shares of common stock, $0.01 par value per share, and non-voting common stock, $0.01 par value per share, of Business Bancshares, Inc. outstanding as of June 15, 2018, plus (B) 29,197 shares of common stock, $0.01 par value per share, of Business Bancshares, Inc. reserved for issuance upon the exercise of outstanding options granted by Business Bancshares, Inc. under the Business Bancshares, Inc. Incentive Stock Option Plan (as revised), multiplied by (y) 0.705, which product is the aggregate number of shares of the registrant’s common stock to be issued under the Agreement and Plan of Merger, dated as of May 10, 2018, by and between Business Bancshares, Inc. and the registrant. Pursuant to Rule 416 of the Securities Act, this registration statement also covers such additional and indeterminate number of shares as may become issuable in the event of a recapitalization, stock dividend, stock split or other similar change in capitalization.
(2)	Computed pursuant to Rule 457(f)(2) of the Securities Act and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the product of (x) the estimated maximum number of shares of common stock of Business Bancshares, Inc. that may be received by the registrant pursuant to the merger (2,858,099 shares) multiplied by (y) $24.90, the book value per share of common stock of Business Bancshares, Inc. as of March 31, 2018.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 17, 2018

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On May 10, 2018, Stifel Financial Corp. (which we refer to as “Stifel”) and Business Bancshares, Inc. (which we refer to as “BBI”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the acquisition of BBI by Stifel. Pursuant to the merger agreement, Stifel formed a Missouri corporation as a special-purpose, wholly owned subsidiary of Stifel (which we refer to as “Merger Sub”), which will merge with and into BBI, with BBI as the surviving corporation (which we refer to as the “surviving corporation”), in a transaction we refer to as the “merger.” As a result of the merger, BBI will be a wholly owned subsidiary of Stifel.

In the merger, each outstanding share of common stock of BBI (which we refer to as “BBI common stock”), including both the common stock, $0.01 par value per share, of BBI (which we refer to as “BBI voting common stock”) and the non-voting common stock, $0.01 par value per share, of BBI (which we refer to as “BBI non-voting common stock”), except for shares of BBI common stock held by BBI as treasury stock, certain shares held by Stifel, if any, and shares held by holders of BBI common stock (which we refer to as “BBI shareholders”) who properly exercise their rights under Missouri law to dissent from the merger, automatically will be converted into the right to receive 0.705 shares (which we refer to as the “exchange ratio”) of common stock, $0.15 par value per share, of Stifel (which we refer to as “Stifel common stock”). Although the number of shares of Stifel common stock that each BBI shareholder will receive is fixed, the market value of those shares will fluctuate with the market price of Stifel common stock both prior to and after the time BBI shareholders vote on the merger. Stifel common stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”) and the Chicago Stock Exchange under the symbol “SF.” Based on the closing price of Stifel common stock on the NYSE on May 9, 2018, the last trading day before the date of the public announcement of the merger, the exchange ratio represented approximately $42.46 in value for each share of BBI common stock. Based on Stifel’s closing price of $51.66 on July 13, 2018, the last practicable trading day before the date of this proxy statement/prospectus, the exchange ratio represented approximately $36.42 in value for each share of BBI common stock. Based on the exchange ratio and the number of shares of BBI common stock outstanding and reserved for issuance upon the exercise of outstanding options granted by BBI to purchase shares of BBI common stock under the BBI Incentive Stock Option Plan (as revised) as of July 13, 2018, the maximum number of shares of Stifel common stock issuable in the merger is 2,014,960. We urge you to obtain current market quotations for Stifel common stock.

BBI will hold a special meeting of its shareholders (which we refer to as the “special meeting”) in connection with the merger. Holders of BBI voting common stock will be asked to vote to adopt and approve the merger agreement, the related plan of merger to be entered into by and between Merger Sub and BBI in the form attached as Exhibit B to the merger agreement (which we refer to as the “plan of merger”) and the merger, as described in the attached proxy statement/prospectus. Adoption and approval of the merger agreement, the related plan of merger and the merger require the affirmative vote of the holders of two-thirds of the outstanding shares of BBI common stock entitled to vote.

The holders of outstanding shares of BBI non-voting common stock are not entitled or permitted to vote any shares of BBI non-voting common stock at the special meeting.

The special meeting will be held on August 21, 2018, at 8:00 a.m. local time, at BBI’s corporate office at 8000 Maryland Ave., 14th Floor Boardroom, Clayton, Missouri 63105.

BBI’s board of directors unanimously recommends that holders of BBI voting common stock vote “FOR” the adoption and approval of the merger agreement, the related plan of merger and the merger and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes to approve it.

The attached proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read the entire proxy statement/prospectus, including “Risk Factors,” beginning on page 24, for a discussion of the risks relating to the proposed merger. You also can obtain information about Stifel from documents that it has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is July [    ], 2018, and it is first being mailed or otherwise delivered to the shareholders of BBI on or about July [    ], 2018.

BUSINESS BANCSHARES, INC.

8000 Maryland Ave., Suite 100

Clayton, Missouri 63105

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 21, 2018

NOTICE IS HEREBY GIVEN that Business Bancshares, Inc. (which we refer to as “BBI”) will hold a special meeting of its shareholders (which we refer to as the “special meeting”) on August 21, 2018, at 8:00 a.m. local time, at BBI’s corporate office at 8000 Maryland Ave., 14th Floor Boardroom, Clayton, Missouri 63105.

The special meeting is for the holders of the common stock, $0.01 par value per share, of BBI (which we refer to as “BBI voting common stock”) to consider and vote upon the following matters:

1.	a proposal (which we refer to as the “merger proposal”) to adopt and approve (i) the Agreement and Plan of Merger, dated as of May 10, 2018, by and between BBI and Stifel Financial Corp. (which we refer to as “Stifel”), a copy of which is attached as Annex A to this proxy statement/prospectus (which we refer to as the “merger agreement”), pursuant to which Stifel formed a Missouri corporation as a special-purpose, wholly owned subsidiary of Stifel (which we refer to as “Merger Sub”), which will merge with and into BBI, with BBI as the surviving corporation and becoming a wholly owned subsidiary of Stifel, in a transaction we refer to as the “merger,” (ii) the related plan of merger to be entered into by and between Merger Sub and BBI in the form attached as Exhibit B to the merger agreement (which we refer to as the “plan of merger”), and (iii) the merger, as more fully described in this proxy statement/prospectus; and

2.	a proposal (which we refer to as the “adjournment proposal”) to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes to approve it.

Any action may be taken on the foregoing proposals at the special meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the special meeting may be adjourned.

We have fixed the close of business on July 11, 2018, as the record date for the special meeting. Only holders (which we refer to as “BBI shareholders”) of record of the common stock of BBI (which we refer to as “BBI common stock”), including both the BBI voting common stock and the non-voting common stock, $0.01 par value per share, of BBI, at that time are entitled to notice of, and only holders of BBI voting common stock are entitled to vote at, the special meeting or any adjournment or postponement of the special meeting. Approval of the merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of BBI common stock entitled to vote on the proposal. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of BBI common stock entitled to vote on the proposal and present at the special meeting, in person or by proxy.

Your vote is very important. We cannot complete the merger unless the holders of BBI voting common stock adopt and approve the merger proposal.

Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold BBI voting common stock in your name as a shareholder of record of BBI, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as soon as possible. The proxy card will not be used if you attend and vote at the special meeting in person. If you hold your BBI voting common stock in “street name” through a broker, bank or other nominee, please follow the directions on the voting instruction card furnished by the record holder in order to vote those shares.

This proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read this proxy statement/prospectus, including any documents incorporated into this proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

Date:      July [    ], 2018

Clayton, Missouri

BY ORDER OF BBI’S BOARD OF DIRECTORS,

Edward G. Throop

Chairman of the Board

Business Bancshares, Inc.

BBI’S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE RELATED PLAN OF MERGER AND THE MERGER, DETERMINED THAT THE MERGER AGREEMENT, THE RELATED PLAN OF MERGER AND THE MERGER ARE IN THE BEST INTERESTS OF BBI AND ITS SHAREHOLDERS, DECLARED THE MERGER TO BE ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BBI VOTING COMMON STOCK VOTE “FOR” THE MERGER PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Stifel from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Stifel at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting Stifel at the following address:

Stifel Financial Corp.

501 N. Broadway

St. Louis, Missouri 63102

Attention: Joel Jeffrey

(212) 271-3610

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that BBI shareholders requesting documents must do so by August 14, 2018, in order to receive them before the special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated July [    ], 2018, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to BBI shareholders nor the issuance by Stifel of shares of common stock of Stifel in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding BBI has been provided by BBI, and information contained in this document regarding Stifel has been provided by Stifel.

Please see “Where You Can Find More Information,” beginning on page 98, for more details.

ii

iii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the special meeting, as well as brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 98.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Stifel” refer to Stifel Financial Corp., a Delaware corporation; references to “BBI” refer to Business Bancshares, Inc., a Missouri corporation; references to “BBI Bank” refer to The Business Bank of St. Louis, a Missouri state-chartered bank and wholly owned subsidiary of BBI; and references to “we,” “our” or “us” refer to Stifel and BBI.

Q:	What is the merger?

A:	Stifel and BBI entered into an Agreement and Plan of Merger, dated as of May 10, 2018 (which we refer to as the “merger agreement”). Stifel formed a Missouri corporation as a special-purpose, wholly owned subsidiary of Stifel (which we refer to as “Merger Sub”), which will merge with and into BBI, with BBI as the surviving corporation (which we refer to as the “surviving corporation”), pursuant to the merger agreement and a related plan of merger to be entered into by and between Merger Sub and BBI in the form attached as Exhibit B to the merger agreement (which we refer to as the “plan of merger”), in a transaction we refer to as the “merger.” A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

Upon completion of the merger, holders of common stock of BBI (which we refer to as “BBI common stock”), including both the common stock, $0.01 par value per share, of BBI (which we refer to as “BBI voting common stock”) and the non-voting common stock, $0.01 par value per share, of BBI (which we refer to as “BBI non-voting common stock”), will receive 0.705 shares of common stock, $0.15 par value per share, of Stifel (which we refer to as “Stifel common stock”) for each share of BBI common stock they hold immediately prior to the merger, plus cash in lieu of fractional shares. Based on the number of shares of Stifel common stock and BBI common stock outstanding as of the date of the merger agreement, current holders of BBI common stock (which we refer to as “BBI shareholders”) are expected to own up to approximately 3% of the outstanding Stifel common stock immediately following the merger (without giving effect to any shares of Stifel common stock held by BBI shareholders prior to the merger).

The merger cannot be completed unless, among other things, BBI shareholders approve the proposal (which we refer to as the “merger proposal”) to adopt and approve the merger agreement, the related plan of merger and the merger.

Q:	Why am I receiving this proxy statement/prospectus?

A:	BBI has called a special meeting of its shareholders (which we refer to as the “special meeting”). The special meeting is for the holders of BBI voting common stock to consider and vote upon the merger proposal and a proposal (which we refer to as the “adjournment proposal”) to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes to approve it. This document serves as the proxy statement being used by BBI’s board of directors (which we refer to as the “BBI board”) to solicit proxies from the holders of BBI voting common stock in connection with the special meeting and describes the proposals to be presented at the special meeting. The holders of outstanding shares of BBI non-voting common stock are not entitled or permitted to vote any shares of BBI non-voting common stock at the special meeting.

This document is also a prospectus that is being delivered to BBI shareholders by Stifel because Stifel is offering shares of Stifel common stock to BBI shareholders in exchange for their shares of BBI common stock.

This proxy statement/prospectus contains important information about the merger and important information to consider in connection with an investment in Stifel common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of BBI voting common stock voted by proxy without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	What are holders of BBI voting common stock being asked to vote on at the special meeting?

A:	BBI is soliciting proxies from the holders of BBI voting common stock with respect to:

•	the merger proposal; and

•	the adjournment proposal.

Q:	What will BBI shareholders receive in the merger?

A:	Under the terms of the merger agreement, each outstanding share of BBI common stock (except for shares of BBI common stock held by BBI as treasury stock, certain shares held by Stifel, if any, and shares held by BBI shareholders who properly exercise their rights under Missouri law to dissent from the merger) will be converted into the right to receive 0.705 shares of Stifel common stock (which we refer to as the “merger consideration”). Stifel will not issue any fractional shares of Stifel common stock in the merger. Stifel will pay to each former BBI shareholder who otherwise would be entitled to receive a fractional share an amount in cash determined by multiplying the average of the closing sale prices of Stifel common stock on the New York Stock Exchange (which we refer to as the “NYSE”) for the five full trading days ending on the day preceding the closing date of the merger (which we refer to as the “Stifel share closing price”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Stifel common stock that such shareholder would otherwise be entitled to receive.

Q:	What will holders of Stifel common stock receive in the merger?

A:	If the merger is completed, holders of Stifel common stock will not receive any merger consideration and will continue to hold the shares of Stifel common stock that they currently hold. Following the merger, shares of Stifel common stock will continue to be traded on the NYSE and the Chicago Stock Exchange (which we refer to as the “CHX”) under the symbol “SF.”

Q:	How will the merger affect BBI equity-based awards?

A:	The BBI equity-based awards will be affected as follows:

Stock Options: At the effective time of the merger, each outstanding and unexercised option to purchase shares of BBI common stock (which we refer to as a “BBI stock option”) will become fully vested and automatically will be converted into the right to receive an amount in cash equal to $41.76 minus the exercise price per share of the option.

Restricted Stock: At the effective time of the merger, each outstanding award in respect of a share of BBI common stock that is subject to vesting, repurchase or other lapse restriction (which we refer to as “BBI restricted stock”) will fully vest and be cancelled and converted automatically into the right to receive the merger consideration (together with any accrued but unpaid dividends corresponding to the award).

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:	Yes. Although the number of shares of Stifel common stock that will be issued as merger consideration is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market price of Stifel common stock. Any fluctuation in the market price of Stifel common stock after the date of this proxy statement/prospectus will change the value of the shares of Stifel common stock that BBI shareholders will receive.

Q:	How does the BBI board recommend that I vote at the special meeting?

A:	The BBI board unanimously recommends that you vote your shares of BBI voting common stock “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	When and where is the meeting?

A:	The special meeting will be held on August 21, 2018, at 8:00 a.m. local time, at BBI’s corporate office at 8000 Maryland Ave., 14th Floor Boardroom, Clayton, Missouri 63105.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of BBI voting common stock, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date, and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote in accordance with the directions you have received from the broker, bank or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What constitutes a quorum for the special meeting?

A:	The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of BBI common stock entitled to vote at the special meeting pursuant to the Articles of Incorporation of BBI, as amended (which we refer to as the “BBI charter”), will constitute a quorum for the transaction of business. Abstentions and broker non-votes that are otherwise properly represented at the special meeting will be included in determining the number of shares present at the special meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the special meeting?

A:	Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of BBI common stock entitled to vote on the proposal.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your broker, bank or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Adjournment proposal:

•	Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of BBI common stock entitled to vote on the proposal and present at the special meeting, in person or by proxy.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote cast against the adjournment proposal. If you fail to submit a proxy card or vote in person at the special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the adjournment proposal, your shares will not be deemed to be present at the special meeting with respect to the adjournment proposal, and such failure will have no effect on the adjournment proposal.

Q:	Will holders of shares of BBI non-voting common stock be entitled to vote at the special meeting?

A:	No. Because the BBI non-voting common stock does not have voting rights with respect to the merger proposal or the adjournment proposal, the holders of outstanding shares of BBI non-voting common stock are not entitled or permitted to vote any shares of BBI non-voting common stock at the special meeting.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for BBI to obtain the necessary quorum to hold its special meeting and for the holders of BBI voting common stock to approve the merger proposal. In addition, your failure to submit a proxy or vote in person, failure to instruct your broker, bank or other nominee how to vote or abstention will have the same effect as a vote “AGAINST” approval of the merger proposal.

Q:	How many votes do I have, and how do I vote at the special meetings?

A:	You are entitled to one vote for each share of BBI voting common stock that you owned as of the close of business on July 11, 2018 (which we refer to as the “record date for the special meeting”). You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals presented at the special meeting. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. If you hold your shares in certificate or registered book-entry form, you may still attend the special meeting and vote in person even if you have already voted by proxy.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage-paid return envelope provided. If you return your signed proxy card before the special meeting, your shares will be voted as you direct.

•	If you hold your shares in certificate or registered book-entry form and wish to vote in person, simply attend the special meeting and you will be given a ballot when you arrive. If you hold your shares in street name, you will need to obtain a “legal proxy” from your broker, bank or other nominee to enable you to vote in person at the special meeting.

Q:	If my shares of BBI voting common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee cannot vote your shares without instructions from you. If your shares are held in “street name” through a broker, bank or other holder of record, you will need to provide the record holder of your shares with instructions on how to vote those shares. Please follow the directions provided by the broker, bank or other nominee for submitting your voting instructions. You may not vote shares held in street name by returning a proxy card directly to BBI, or by voting in person at the special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks and other nominees who hold shares of BBI voting common stock on behalf of their customers may not give a proxy to BBI to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Your failure to instruct your broker, bank or other nominee how to vote will have the same effect as a vote “AGAINST” approval of the merger proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All holders of BBI common stock, including shareholders of record and shareholders who hold their shares through brokers, banks or other nominees, are invited to attend the special meeting. Holders of record of BBI voting common stock can vote in person at the special meeting. If you are not a shareholder of record (that is, if your shares are held for you in “street name”), you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting.

If you plan to attend the special meeting, you must hold your shares in your own name or have proof of share ownership from the record holder of your shares, such as a recent brokerage statement or a letter confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the special meeting. BBI reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. To ensure your representation at the special meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided whether or not you plan to attend the special meeting. Returning the proxy card will not affect your right to attend the special meeting and vote.

Q:	Can I change my vote?

A:	Yes. If you are a holder of record of BBI voting common stock, you may change your vote at any time before your shares of BBI voting common stock are voted at the special meeting by: (1) signing and returning a proxy card with a later date; (2) attending the special meeting in person, notifying David Gamache, BBI’s executive vice president, general counsel and corporate secretary (whom we refer to as “BBI’s corporate secretary”), and voting by ballot at the special meeting; or (3) delivering a written revocation letter to BBI’s corporate secretary, at Business Bancshares, Inc., 8000 Maryland Ave., Suite 100, Clayton, Missouri 63105, Attention: Corporate Secretary. If you hold your shares in “street name” through a broker, bank or other nominee, you should contact your record holder to change your vote.

Q:	Will BBI be required to submit the merger proposal to its shareholders even if the BBI board has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the special meeting, BBI is required to submit the merger proposal to the holders of BBI voting common stock even if the BBI board has withdrawn, modified or qualified its recommendation.

Q:	What are the U.S. federal income tax consequences of the merger to BBI shareholders?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and it is a condition to the respective obligations of Stifel and BBI to complete the merger that Stifel receives a legal opinion from Arnold & Porter Kaye Scholer LLP to that effect and that BBI receives a legal opinion from Lewis Rice LLC to that effect. Assuming the merger qualifies as a reorganization, a U.S. holder (as defined in “Proposal No. 1: The Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 62) of shares of BBI common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of BBI common stock for Stifel common stock. However, U.S. holders will recognize gain or loss attributable to cash received in lieu of a fractional share of Stifel common stock, as will U.S. holders who dissent and receive cash for their shares of BBI common stock. For further information, please refer to “Proposal No. 1: The Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of BBI common stock. We strongly urge you to consult your independent tax advisor for a full understanding of the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

Q:	Are BBI shareholders entitled to dissenters’ rights if they do not vote in favor of the merger proposal?

A:	Yes. BBI shareholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of The General and Business Corporation Law of Missouri (which we refer to as the “MGBCL”), receive cash in the amount of the fair value of their shares instead of the merger consideration. For further information, please see “Proposal No. 1: The Merger Proposal—The Merger—Dissenters’ Rights,” beginning on page 57.

Q:	If I am a BBI shareholder, should I send in my BBI stock certificate(s) now?

A:	No. Please do not send in your BBI stock certificates with your proxy. After the merger, an exchange agent will send you instructions for exchanging BBI stock certificates for the merger consideration. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Conversion of Shares; Exchange of Certificates,” beginning on page 67.

Q:	What should I do if I hold my shares of BBI common stock in book-entry form?

A:	You are not required to take any special additional actions if your shares of BBI common stock are held in book-entry form. After the completion of the merger, shares of BBI common stock held in book-entry form automatically will be exchanged for book-entry shares of Stifel common stock.

Q:	What should I do if I receive more than one set of voting materials?

A:	BBI shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of BBI voting common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of BBI voting common stock, and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the directions set forth in this proxy statement/prospectus to ensure that you vote every share of BBI voting common stock that you own.

Q:	When do you expect to complete the merger?

A:	Stifel and BBI expect to complete the merger in the third or fourth quarter of 2018. However, neither Stifel nor BBI can assure you of when or if the merger will be completed. The holders of BBI voting common stock must approve the merger proposal at the special meeting, and both Stifel and BBI must satisfy certain other closing conditions.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, BBI shareholders will not receive any consideration for their shares of BBI common stock in connection with the merger. Instead, BBI will remain an independent, private company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by BBI. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination Fee” on page 81 for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Whom should I call with questions?

A:	If you are a BBI shareholder and have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of BBI voting common stock, please contact BBI’s corporate secretary, David Gamache, at (314) 721-8003.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. Please see “Where You Can Find More Information,” beginning on page 98. Each item in this summary refers to the page of this proxy statement/prospectus on which the section discussing that subject in more detail begins.

The Merger (page 36)

Stifel and BBI are proposing a transaction in which Stifel will acquire BBI such that BBI will become a wholly owned subsidiary of Stifel and will remain the direct holding company for BBI Bank. This transaction is governed by the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

Information About Stifel (page 84)

Stifel is a Delaware corporation and a financial holding company headquartered in St. Louis. Stifel was organized in 1983 and operates in the following segments: Global Wealth Management, Institutional Group and Other. Stifel’s principal subsidiary is Stifel, Nicolaus & Company, Incorporated (which we refer to as “Stifel Nicolaus”), a full-service retail and institutional wealth management and investment banking firm. Stifel Nicolaus is the successor to a partnership founded in 1890. Stifel’s other subsidiaries include Century Securities Associates, Inc., an independent contractor broker-dealer firm; Keefe, Bruyette & Woods, Inc. (which we refer to as “KBW”), Miller Buckfire & Co., LLC and Eaton Partners, LLC, broker-dealer firms; Stifel Nicolaus Europe Limited, Stifel’s European subsidiary; Stifel Bank & Trust, a retail and commercial bank; Stifel Trust Company, National Association, and Stifel Trust Company Delaware, National Association, Stifel’s trust company subsidiaries; and 1919 Investment Counsel, LLC and Ziegler Capital Management, LLC, asset management firms.

Stifel’s principal executive offices are located at 501 North Broadway, St. Louis, Missouri 63102-2188, and its telephone number at that location is (314) 342-2000. Additional information about Stifel and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 98.

Information About BBI (page 84)

BBI is a Missouri corporation and registered bank holding company. BBI is engaged in the business of banking through its wholly owned subsidiary, BBI Bank, a Missouri state-chartered bank. BBI’s principal business consists of providing small and medium-sized businesses and their owners with a full range of lending, deposit, mortgage and private banking services. BBI conducts its business through its single banking office located in Clayton, Missouri. As of March 31, 2018, BBI had total assets of approximately $619.5 million, net loans of approximately $508.5 million, total deposits of approximately $535.6 million and total stockholders’ equity of approximately $70.4 million.

BBI’s principal executive offices are located at 8000 Maryland Ave., Suite 100, Clayton, Missouri 63105, and its telephone number at that location is (314) 721-8003.

Consideration to Be Paid to BBI Shareholders in the Merger (page 66)

Under the terms of the merger agreement, each outstanding share of BBI common stock (except for shares of BBI common stock held by BBI as treasury stock, certain shares held by Stifel, if any, and shares held by BBI shareholders who properly exercise their rights under Missouri law to dissent from the merger) will be converted into the right to receive 0.705 shares of Stifel common stock. Stifel will not issue any fractional shares of Stifel common stock in the merger. Stifel will pay to each former BBI shareholder who would otherwise be entitled to receive a fractional share an amount in cash (rounded to the nearest cent) based on the Stifel share closing price.

As a result of the foregoing, based on the numbers of shares of Stifel common stock and BBI common stock outstanding as of the date of the merger agreement, current BBI shareholders are expected to own up to approximately 3% of the outstanding Stifel common stock immediately following the merger (without giving effect to any shares of Stifel common stock held by BBI shareholders prior to the merger).

Although the number of shares of Stifel common stock that each BBI shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Stifel common stock both prior to and after the time holders of BBI voting common stock vote on the merger. Stifel common stock is listed on the NYSE and the CHX under the symbol “SF.” Based on the closing price of Stifel common stock on the NYSE on May 9, 2018, the last trading day before the date of the public announcement of the merger, the exchange ratio represented approximately $42.46 in value for each share of BBI common stock. Based on Stifel’s closing price of $51.66 on July 13, 2018, the last practicable trading day before the date of this proxy statement/prospectus, the exchange ratio represented approximately $36.42 in value for each share of BBI common stock. Based on the exchange ratio and the number of shares of BBI common stock outstanding and reserved for issuance upon the exercise of outstanding BBI stock options as of July 13, 2018, the maximum number of shares of Stifel common stock issuable in the merger is 2,014,960.

The BBI Board Unanimously Recommends that Holders of BBI Voting Common Stock Vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal (page 30)

The BBI board unanimously approved the merger agreement, the related plan of merger and the merger, determined that the merger agreement, the related plan of merger and the merger are in the best interests of BBI and its shareholders and declared the merger to be advisable. The BBI board unanimously recommends that holders of BBI voting common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the BBI board in reaching its decision to approve the merger agreement, the related plan of merger and the merger, please see “Proposal No. 1: The Merger Proposal—The Merger—BBI’s Reasons for the Merger and Recommendation of the BBI Board,” beginning on page 40.

Opinion of FIG Partners, LLC (page 42 and Annex B)

In deciding to approve the merger agreement, the related plan of merger and the merger, the BBI board considered, among other things, the opinion of FIG Partners, LLC (which we sometimes refer to as “FIG Partners”) regarding the fairness, from a financial point of view, of the merger consideration to be received by BBI shareholders in the merger.

The full text of FIG Partners’ opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by FIG Partners in rendering its opinion.

BBI shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger. FIG Partners’ written opinion is addressed to the BBI board and does not constitute a recommendation as to how any holder of BBI voting common stock should vote with respect to the merger proposal.

For further information, please see “Proposal No. 1: The Merger Proposal—The Merger—Opinion of FIG Partners, LLC,” beginning on page 42.

Treatment of BBI Equity-Based Awards (page 67)

Stock Options. At the effective time of the merger, each outstanding and unexercised BBI stock option will become fully vested and automatically will be converted into the right to receive an amount in cash equal to $41.76 minus the exercise price per share of the option. For further information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Treatment of Stock Options,” beginning on page 67.

Restricted Stock. At the effective time of the merger, each outstanding award in respect of a share of BBI restricted stock will fully vest and automatically will be converted into the right to receive the merger consideration in respect of each share of BBI common stock underlying the award. For further information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Structure of the Merger—Treatment of Restricted Stock,” beginning on page 67.

BBI Will Hold the Special Meeting on August 21, 2018 (page 30)

The special meeting will be held on August 21, 2018, at 8:00 a.m. local time, at BBI’s corporate office at 8000 Maryland Ave., 14th Floor Boardroom, Clayton, Missouri 63105. At the special meeting, holders of BBI voting common stock will be asked to:

•	approve the merger proposal; and

•	approve the adjournment proposal.

Only holders of record of BBI voting common stock at the close of business on the record date for the special meeting will be entitled to vote at the special meeting. Each share of BBI voting common stock is entitled to one vote on the merger proposal. On the record date for the special meeting, there were 2,321,936 shares of BBI common stock entitled to vote at the special meeting. The directors and executive officers of BBI and their affiliates beneficially owned, and were entitled to vote, approximately 923,263 shares of BBI voting common stock, representing approximately 40% of the shares of BBI voting common stock outstanding, on the record date for the special meeting.

For further information, please see “The Special Meeting—Date, Time and Place of Meeting,” beginning on page 30.

Special Meeting Proposals: Votes Required; Treatment of Abstentions and Broker Non-Votes (pages 31 and 32)

Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of BBI common stock entitled to vote on the proposal.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy or fail to vote or to instruct your broker, bank or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Adjournment proposal:

•	Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of BBI common stock entitled to vote on the proposal and present at the special meeting, in person or by proxy.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote cast against the adjournment proposal. If you fail to submit a proxy card or vote in person at the special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the adjournment proposal, your shares will not be deemed to be present at the special meeting with respect to the adjournment proposal, and such failure will have no effect on the adjournment proposal.

For further information, please see “The Special Meeting—Votes Required; Treatment of Abstentions,” beginning on page 31, and “The Special Meeting—Shares Held in Street Name; Treatment of Broker Non-Votes,” beginning on page 32.

The Directors, Certain Executive Officers and a Certain Large Shareholder of BBI Entered into Voting Agreements (page 82)

As of the record date for the special meeting, the members of the BBI board, BBI executive officers Larry Kirby (who is also a director of BBI), Stan Cornish, David Gamache and Brian Leeker (whom we refer to as “BBI’s executive officers”) and Castle Creek Capital Partners V, LP (the largest BBI shareholder at the time the merger agreement was signed and which we refer to as “Castle Creek”) beneficially owned, in the aggregate, approximately 923,263 shares of BBI voting common stock (not including vested option shares), or approximately 40% of the outstanding BBI voting common stock. Pursuant to voting agreements more fully described under “Proposal No. 1: The Merger Proposal—The Merger Agreement—Director, Executive Officer and Large Shareholder Voting Agreements,” beginning on page 82, each of BBI’s directors and executive officers and Castle Creek entered into separate written agreements in which they collectively agreed, among other things, to vote their shares of BBI voting common stock for the approval of the merger proposal. A copy of the form of voting agreement separately executed by each of BBI’s directors and executive officers and Castle Creek is attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference.

BBI’s Directors and Executive Officers Have Financial Interests in the Merger that Differ from Your Interests (page 51)

BBI shareholders should be aware that BBI’s directors and executive officers have interests in the merger that are different from, or in addition to, interests of BBI shareholders generally. These interests include, among others, the treatment of outstanding BBI equity-based awards pursuant to the merger agreement, certain payments and benefits payable under compensation agreements entered into with executive officers and rights to ongoing indemnification and insurance coverage by Stifel and the surviving corporation for acts or omissions occurring prior to the merger. For example, Stifel entered into employment continuation agreements with Larry Kirby, Stanley Cornish, Brian Leeker, David Gamache and certain other officers of BBI or its subsidiaries. The continuation agreements entered into by BBI’s executive officers set forth the terms and conditions of the respective individuals’ employment relationship with BBI Bank and/or Stifel following the effective time of the merger and provide for, among other matters, the base salary and various bonuses for the respective officers and awards under the Stifel 2001 Incentive Stock Plan, as amended from time to time (which we refer to as the “Stifel 2001 Incentive Stock Plan”). In addition, at the effective time of the merger, each outstanding award in respect of a share of BBI restricted stock will fully vest. Furthermore, under the merger agreement, the balances accrued by participants in the nonelective deferred compensation plan previously adopted by BBI (which we refer to as the “BBI deferred compensation plan”) must be paid in full at or near the closing date of the merger. Please see “Proposal No. 1: The Merger Proposal—The Merger—Interests of Certain Persons in the Merger,” beginning on page 51, for a more detailed description of these interests.

The Merger Will Be Accounted for as a Purchase (page 56)

For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with generally accepted accounting principles.

Stifel’s and BBI Bank’s Management and Operations after the Merger (pages 56 and 57)

The directors and executive officers of Stifel immediately prior to the merger will continue to be the directors and executive officers of Stifel after the merger. As a material inducement and as additional consideration to Stifel to enter into the merger agreement, 21 officers and key business relationship employees of BBI Bank, including all of BBI Bank’s executive officers, entered into agreements with Stifel setting forth the terms and conditions of each such individual’s employment relationship with BBI Bank and/or Stifel following the merger. Stifel anticipates that BBI Bank will remain a separately chartered subsidiary of Stifel. Upon the closing of the merger or at a point in time thereafter, Stifel may cause BBI Bank to change its name.

BBI Shareholders Will Have Dissenters’ Rights in Connection with the Merger (page 57)

BBI shareholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the MGBCL, may receive cash in the amount of the fair value of their shares instead of the merger consideration.

Each BBI shareholder who wishes to dissent from the merger should read carefully both “Proposal No. 1: The Merger Proposal—The Merger—Dissenters’ Rights,” beginning on page 57, and the full text of Section 351.455 of the MGBCL, a copy of which is attached as Annex C to this proxy statement/prospectus. The availability of dissenters’ rights is conditioned upon strict compliance with the procedures set forth in Section 351.455 of the MGBCL. Failure to timely and properly comply with the procedures specified will result in the complete loss of dissenters’ rights. Accordingly, if you wish to dissent from the merger and demand the fair value of your BBI common stock in cash, you should consult with your own legal counsel.

Regulatory Approvals Required for the Merger (page 59)

Stifel and BBI agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation, and to obtain as promptly as practicable all regulatory approvals necessary or advisable, to complete the transactions contemplated by the merger agreement and to comply with the terms and conditions of such approvals. Completion of the merger is subject to the receipt of (i) the approval of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”) for the merger of Merger Sub with and into BBI, (ii) an order of the director of the Missouri Division of Finance (which we refer to as the “MDF”) declaring Stifel’s acquisition of BBI lawful under Missouri law, and (iii) any other regulatory approval the failure of which to obtain would reasonably be expected to have a material adverse effect on the surviving corporation (which Stifel and BBI expect to be none). Stifel has filed applications with the Federal Reserve Bank of St. Louis (under delegated authority from the Federal Reserve Board) and the MDF to obtain the necessary regulatory approvals. On or about June 6, 2018, the director of the MDF (whom we refer to as the “Commissioner of Finance”) delivered to the Federal Reserve Board a letter stating that the MDF had no objection to the merger under Section 3 of the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHC Act”), or Section 362.910, et seq., of the Missouri Revised Statutes (which we refer to as the “Missouri bank holding company act”), and the Commissioner of Finance issued an order declaring the merger not unlawful under the Missouri bank holding company act. On July 6, 2018, the Federal Reserve Bank of St. Louis approved Stifel’s application pursuant to the BHC Act to merge Merger Sub with and into BBI.

After the merger, Stifel plans to undergo an internal reorganization that would cause Stifel’s current bank subsidiary, Stifel Bank & Trust, to become a subsidiary of BBI. Stifel also intends to cause Stifel Trust Company, National Association, to seek prior approval from the Office of the Comptroller of the Currency

(which we refer to as the “OCC”) for Stifel Trust Company Delaware, National Association, to become a subsidiary of Stifel Trust Company, National Association, and for Stifel Trust Company, National Association (with Stifel Trust Company Delaware, National Association, as its subsidiary), to become a subsidiary of BBI as well.

Material U.S. Federal Income Tax Consequences of the Merger (page 62)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to completion of the merger that Stifel receives a legal opinion from Arnold & Porter Kaye Scholer LLP to that effect and that BBI receives a legal opinion from Lewis Rice LLC to that effect. The merger consideration that will be paid to the BBI shareholders pursuant to the merger will consist of shares of Stifel common stock and cash for any fractional shares. Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in “Proposal No. 1: The Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 62, a BBI shareholder that is a U.S. holder generally will not recognize gain or loss on such exchange, other than with respect to cash received in lieu of a fractional share of Stifel common stock or cash received in connection with the exercise of dissenters’ rights.

Tax matters are complicated, and the tax consequences of the merger to any particular BBI shareholder will depend in part on that shareholder’s individual circumstances. Accordingly, each BBI shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to that shareholder, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Conditions that Must Be Satisfied or Waived for the Merger to Occur (page 78)

Stifel’s and BBI’s respective obligations to complete the merger are subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (1) the adoption by the BBI shareholders of the merger proposal by the requisite shareholder vote; (2) authorization for listing on the NYSE of the shares of Stifel common stock to be issued pursuant to the merger agreement; (3) the receipt of all requisite regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof; (4) the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, that Stifel has filed with the Securities and Exchange Commission (which we refer to as the “SEC”) with respect to the Stifel common stock to be issued upon consummation of the merger (which we refer to as the “registration statement”); (5) the absence of any order, injunction, decree or other legal restraint or prohibition preventing the consummation of the merger and of any statute, rule, regulation, order, injunction or decree making the consummation of the merger illegal; (6) subject to the materiality standards provided in the merger agreement, the truth and correctness of the representations and warranties of each of Stifel and BBI; (7) performance in all material respects by each of Stifel and BBI of its obligations under the merger agreement; (8) the absence of a material adverse effect on Stifel or BBI since the date of the merger agreement; and (9) the receipt by each of Stifel and BBI of an opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Stifel’s obligations to complete the merger are subject to the satisfaction or waiver of a number of additional conditions, including:

•	Stifel shall have received continuation agreements, pursuant to which employees of BBI Bank shall have agreed to continue in their positions after the closing of the merger, from (i) eight of nine employees specified in the merger agreement (and all nine employees have entered into continuation agreements with Stifel since the merger agreement was executed) and (ii) at least 75% of the members of a group of remaining employees specified in the merger agreement;

•	BBI shall have non-maturity deposits equal to at least $266,000,000, net loans equal to at least $450,000,000, assets equal to at least $550,000,000 and non-performing assets of no more than $10,000,000, each as of a date prior to the closing of the merger as determined in accordance with the merger agreement; and

•	as of the closing date of the merger, tangible common equity of BBI and its subsidiaries shall be not less than $72,500,000, subject to certain adjustments set forth in the merger agreement; and

•	BBI’s existing credit facility with Associated Bank, N.A., shall have terminated at or prior to the effective time of the merger.

Neither BBI nor Stifel can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Conditions to Complete the Merger,” beginning on page 78.

Termination of the Merger Agreement (page 79)

The merger agreement may be terminated at any time prior to the effective time of the merger as follows:

•	by the mutual written consent of Stifel and BBI;

•	by either party, if any governmental approval required for the merger is denied by a final, non-appealable action or an application for such approval is withdrawn at the request of a governmental entity, or if any governmental entity of competent jurisdiction issues a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger;

•	by either party, if the merger has not been consummated by March 31, 2019, unless the failure of the closing to have occurred by such date was due to a material breach of any representation, warranty, covenant or agreement by the party seeking to terminate the merger agreement; or

•	subject to cure rights, by either party, if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party, which breach would constitute the failure of a closing condition.

In addition, the merger agreement may be terminated:

•	by Stifel prior to the time that the requisite BBI shareholder vote has been obtained, if the BBI board shall have made an adverse recommendation change, if BBI shall have approved, adopted or endorsed an alternative acquisition proposal or if BBI or the BBI board has breached its obligations with respect to the non-solicitation of offers or alternative acquisition proposals;

•	by BBI prior to the time that the requisite BBI shareholder vote has been obtained, if BBI concludes in good faith, after consultation with its advisors, that it must agree to endorse an alternative acquisition proposal that meets certain conditions and terminate the merger agreement in order to comply with its fiduciary duties, and BBI has entered into an acquisition agreement with respect to such alternative acquisition proposal; or

•	by BBI, upon written notice to Stifel, if both (i) the average closing price of Stifel common stock during a specified period before the effective time of the merger is less than $47.02, and (ii) Stifel common stock underperforms the KBW NASDAQ Capital Markets Index by more than 20%. If BBI elects to exercise this termination right, Stifel has the option to avoid the termination by making a compensating adjustment to the exchange ratio.

For more information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination of the Merger Agreement,” beginning on page 79.

Termination Fee (page 81)

If the merger agreement is terminated under circumstances involving changes in the recommendation of the BBI board and alternative acquisition proposals, BBI may be required to pay to Stifel a termination fee in the amount of $5.75 million. This termination fee might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of BBI from considering or proposing such an acquisition. For more information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination Fee,” beginning on page 81.

The Rights of BBI Shareholders Will Change as a Result of the Merger (page 89)

Upon completion of the merger, holders of BBI common stock will become holders of Stifel common stock. The rights of BBI shareholders will change as a result of the merger due to differences in Stifel’s and BBI’s governing documents and the statutes governing each of them, as well as rules governing public companies such as Stifel. Stifel is incorporated in Delaware and is subject to the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), and BBI is incorporated in Missouri and is subject to the MGBCL. The rights of BBI shareholders who receive shares of Stifel common stock in exchange for their shares of BBI common stock will be governed by Stifel’s charter and bylaws, as well as the rules and regulations applying to public companies. In particular, BBI directors are elected for one-year terms, whereas Stifel currently has a partially classified board of directors. Please see “Comparison of Shareholder Rights,” beginning on page 89, for more information and a description of the material differences in shareholder rights under each of Stifel’s and BBI’s governing documents.

Risk Factors (page 24)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the merger proposal and the adjournment proposal. In particular, you should consider the factors described under “Risk Factors,” beginning on page 24.

STIFEL SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following Stifel selected historical consolidated financial data is provided to aid your analysis of the financial aspects of the merger. The information set forth below is only a summary and is not necessarily indicative of Stifel’s results of future operations. When you read this historical consolidated financial data, it is important that you also read Stifel’s historical consolidated financial statements and related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2017, portions of which have been recast in Stifel’s Current Report on Form 8-K filed on June 20, 2018, which documents are incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 98.

The consolidated financial data of Stifel as of March 31, 2018, and for the three-month periods ended March 31, 2018 and 2017, have been derived from Stifel’s historical unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, which is incorporated by reference into this proxy statement/prospectus. In the opinion of Stifel’s management, the unaudited interim consolidated financial statements of Stifel have been prepared on the same basis as its audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the financial position of Stifel as of March 31, 2018, and its results of operations for the three-month periods ended March 31, 2018 and 2017. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods.

	Three Months Ended March 31,		Year Ended December 31,
(in 000s, except per share amounts)	2018	2017	2017	2016	2015	2014	2013
Revenues:
Commissions	$165,775	$175,274	$678,904	$729,989	$749,536	$674,418	$640,287
Principal transactions	97,782	116,857	396,826	475,428	389,319	409,823	408,954
Investment banking	176,362	126,852	726,763	513,034	503,052	578,689	457,736
Asset management and service fees	195,801	162,739	702,064	582,789	493,761	386,001	305,639
Interest	137,734	100,953	454,381	294,332	179,101	185,969	142,539
Other income	3,357	8,752	37,524	46,798	62,224	14,785	64,659

Total revenues	776,811	691,427	2,996,462	2,642,370	2,376,993	2,249,685	2,019,814
Interest expense	26,453	15,896	70,030	66,874	45,399	41,261	46,368

Net revenues	750,358	675,531	2,926,432	2,575,496	2,331,594	2,208,424	1,973,446

Non-interest expenses:
Compensation and benefits	457,893	436,387	1,958,929	1,726,016	1,568,862	1,403,932	1,311,386
Occupancy and equipment rental	57,595	52,545	222,708	231,324	207,465	169,040	158,268
Communication and office supplies	33,499	33,844	133,493	139,644	130,678	106,926	99,726
Commissions and floor brokerage	9,365	10,723	44,132	44,315	42,518	36,555	37,225
Other operating expenses	72,452	63,013	297,634	291,615	240,504	201,177	181,612

Total non-interest expenses	630,804	596,512	2,656,896	2,432,914	2,190,027	1,917,630	1,788,217
Income from continuing operations before income taxes	119,554	79,019	269,536	142,582	141,567	290,794	185,229
Provision for income taxes	30,793	13,507	86,665	61,062	49,231	111,664	12,322

Income from continuing operations	88,761	65,512	182,871	81,520	92,336	179,130	172,907
Discontinued operations:
Loss from discontinued operations, net of tax	—	—	—	—	—	(3,063)	(10,894)

Net income	88,761	65,512	182,871	81,520	92,336	176,067	162,013
Preferred dividends	2,344	2,344	9,375	3,906	—	—	—

Net income available to common shareholders	$86,417	$63,168	$173,496	$77,614	$92,336	$176,067	$162,013

	Three Months Ended March 31,		Year Ended December 31,
(in 000s, except per share amounts)	2018	2017	2017	2016	2015	2014	2013
Earnings per basic common share:
Income from continuing operations	$1.20	$0.92	$2.53	$1.16	$1.35	$2.69	$2.72
Loss from discontinued operations	—	—	—	—	—	(0.04)	(0.17)

Earnings per basic common share	$1.20	$0.92	$2.53	$1.16	$1.35	$2.65	$2.55
Earnings per diluted common share:
Income from continuing operations	$1.06	$0.78	$2.14	$1.00	$1.18	$2.35	$2.35
Income from continuing operations	—	—	—	—	—	(0.04)	(0.15)

Earnings per diluted common share	$1.06	$0.78	$2.14	$1.00	$1.18	$2.31	$2.20
Weighted average number of common shares outstanding:
Basic	71,999	68,386	68,562	66,871	68,543	66,472	63,568
Diluted	81,789	80,695	81,035	77,563	78,554	76,376	73,504

Cash dividends declared per common share	$0.12	$—	$0.20	$—	$—	$—	$—

Financial condition:
Total assets	$21,715,342	$19,135,892	$21,383,953	$19,129,356	$13,326,051	$9,518,151	$9,008,870
Long-term obligations (1)	$1,092,500	$867,500	$1,092,500	$867,500	$832,500	$707,500	$410,631
Shareholders’ equity	$2,917,540	$2,777,903	$2,861,576	$2,738,408	$2,492,416	$2,322,038	$2,058,849
Book value per common share (2)	$38.49	$38.40	$38.26	$38.84	$37.19	$35.00	$32.30

(1)	Includes senior notes excluding debt issuance costs (presented net on the consolidated statements of financial condition).
(2)	Excludes preferred stock.

Stifel’s Canadian subsidiary, Stifel Nicolaus Canada, Inc. (“SN Canada”), ceased business operations as of September 30, 2013. The results of SN Canada, previously reported in the Institutional Group segment, are classified as discontinued operations for all periods presented.

The following items should be considered when comparing the data from year to year: (i) the merger with KBW on February 15, 2013; (ii) the acquisitions of the U.S. institutional fixed income sales and trading business and the hiring of the European institutional fixed income sales and trading team from Knight Capital Group in July 2013; (iii) the expensing of stock awards issued as retention as part of the acquisitions of KBW and the Knight Capital fixed income business during 2013; (iv) the recognition of a U.S. tax benefit in connection with discontinuing the business operations of SN Canada in 2013; (v) the acquisitions of De La Rosa, & Co., Oriel Securities (which we refer to as “Oriel”) and 1919 Investment Counsel and the expensing of stock awards issued as retention as part of the Oriel and 1919 Investment Counsel acquisitions during 2014; (vi) the acquisitions of Sterne Agee Group, Inc. and Barclays Wealth and Investment Management (which we refer to as “Barclays”) during 2015; (vii) the acquisitions of Eaton Partners, LLC and ISM Capital LLP and the expensing of stock awards issued as retention as part of the Barclays acquisition during 2016; (viii) the acquisition of City Securities Corporation; (ix) the actions taken by Stifel and its subsidiaries in response to the Tax Cuts and Jobs Act (which we refer to as “tax legislation”) to maximize tax savings; (x) merger-related charges; (xi) litigation-related expenses associated with previously disclosed legal matters; (xii) the revaluation of the Stifel and its subsidiaries’ deferred tax assets as a result of the enacted tax legislation; and (xiii) the favorable impact of the adoption of new accounting guidance associated with stock-based compensation during 2017. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Stifel’s Current Report on Form 8-K filed on June 20, 2018, which is incorporated by reference into this proxy statement/prospectus, for a discussion of these items and other items that may affect the comparability of data from year to year. Please see “Where You Can Find More Information,” beginning on page 98.

BBI SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents selected historical consolidated financial information and other financial data for BBI. The data for the three months ended March 31, 2018 and 2017, are derived from unaudited financial data of BBI. The consolidated financial data (except per share data) for the fiscal years ended, and as of, December 31, 2017, 2016, 2015, 2014 and 2013, are derived from audited consolidated financial statements of BBI. Operating results for prior periods are not necessarily indicative of the results that might be expected for 2018 or any future period, and results for the three-month periods ended March 31, 2018 and 2017, may not be indicative of the results that may be expected for the full fiscal year or future periods.

	Three Months Ended March 31,		Year Ended December 31,
(in 000s, except per share amounts)	2018	2017	2017	2016	2015	2014	2013
Earnings summary:
Interest income	$6,140	$5,443	$23,528	$21,539	$19,125	$18,561	$19,123
Interest expense	1,195	946	4,030	3,176	2,908	3,043	3,510

Net interest income	4,945	4,497	19,498	18,363	16,217	15,518	15,613
Provision (provision reversal) for portfolio loan losses	—	—	(500)	(500)	(1,150)	(760)	(1,664)
Non-interest income	1,353	930	3,917	4,920	3,525	2,926	3,070
Non-interest expense	3,891	3,761	15,146	14,808	13,514	13,033	14,105

Income before income taxes	2,407	1,666	8,769	8,975	7,378	6,171	6,242
Income tax expense	594	591	4,325	3,019	2,541	2,268	2,398

Net income	$1,813	$1,075	$4,444	$5,956	$4,837	$3,903	$3,844

Per share data: (1)
Basic earnings per common share	$0.64	$0.38	$1.57	$2.11	$1.71	$1.41	$1.65
Diluted earnings per common share	$0.64	$0.38	$1.57	$2.11	$1.71	$1.41	$1.65
Cash dividends paid on common shares	$0.40	$0.35	$0.35	$0.30	$0.25	$0.00	$0.00
Book value per common share	$24.90	$23.64	$24.78	$23.55	$21.74	$20.60	$19.06
Weighted average number of common shares outstanding:
Basic	2,824	2,822	2,822	2,822	2,818	2,761	2,259
Diluted	2,829	2,827	2,827	2,826	2,821	2,763	2,260
Balance sheet data:
Cash and due from banks	$5,235	$8,254	$9,236	$9,120	$6,051	$6,079	$8,227
Interest-earning deposits in other financial institutions	19,647	14,202	24,903	14,591	26,384	36,252	26,435
Investments in available-for-sale debt securities, at fair value	54,184	54,330	54,719	54,204	75,040	81,005	53,774
Loans held for sale	387	507	1,119	1,948	3,006	3,025	2,890
Loans, net deferred loan costs	515,358	492,593	514,691	493,284	457,756	418,670	409,417
Allowance for loan losses	7,262	7,322	7,248	7,830	8,569	9,316	9,371

Loans, net	508,096	485,271	507,443	485,454	449,187	409,354	400,046
Premises and equipment, net	975	923	858	931	1,106	1,136	1,394
Other real estate owned	6,125	7,237	6,125	7,803	3,752	3,752	5,427
Other assets	24,853	24,219	25,213	25,791	25,017	22,821	21,214

Total assets	$619,502	$594,943	$629,616	$599,842	$589,543	$563,424	$519,407

Deposits	$535,629	$509,135	$546,698	$512,354	$507,558	$485,520	$439,557
Subordinated debentures	$5,000	$5,000	$5,000	$8,914	$8,909	$8,904	$10,549
Other borrowings	$150	$7,500	$150	$5,160	$5,150	$6,150	$12,600
Shareholders’ equity	$70,446	$66,710	$69,934	$66,467	$61,373	$57,018	$52,597
Common stock (voting and non-voting)	$28	$28	$28	$28	$28	$28	$28

(1)	Per share data for the year ended December 31, 2013, includes the effect of a $125 dividend paid on then-outstanding preferred stock.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth, for the year ended December 31, 2017, and for the three months ended March 31, 2018, selected per share information for Stifel common stock on a historical and pro forma combined basis and for BBI common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2017, the information provided in the table below is unaudited.

The pro forma information provided in the table below is for illustrative purposes only and is not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The pro forma information also does not consider any integration expenses, expense efficiencies or other potential effects of the merger. The pro forma calculations reflect the issuance of 1,994,376 shares of Stifel common stock in the merger based upon 2,828,902 shares of BBI common stock outstanding as of the date of the merger agreement. The pro forma combined equivalent per share amounts are calculated by multiplying each pro forma combined per share amount by the exchange ratio.

You should read the data provided below with the historical consolidated financial statements and related notes of Stifel for the year ended December 31, 2017, contained in its Current Report on Form 8-K filed on June 20, 2018, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 98.

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Stifel historical data:
Net income per basic common share	$1.20	$2.53
Net income per diluted common share	$1.06	$2.14
Cash dividends declared per common share	$0.12	$0.20
Net book value per common share	$38.49	$38.26
BBI historical data:
Net income per basic common share	$0.64	$1.57
Net income per diluted common share	$0.64	$1.57
Cash dividends declared per common share	$0.40	$0.35
Net book value per common share	$24.90	$24.78
Pro forma combined data:
Net income per basic common share	$1.18	$2.49
Net income per diluted common share	$1.04	$2.12
Cash dividends declared per common share	$0.52	$0.55
Net book value per common share	$37.97	$37.75
Pro forma combined equivalent data:
Net income per basic common share	$0.83	$1.76
Net income per diluted common share	$0.73	$1.49
Cash dividends declared per common share	$0.37	$0.39
Net book value per common share	$26.77	$26.61

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Comparative Price Information

Stifel common stock trades on the NYSE and the CHX under the symbol “SF.”

The following table sets forth the high, low and closing prices for Stifel common stock as reported on the NYSE on May 9, 2018, the last trading day before the date of the public announcement of the merger, and July 13, 2018, the last practicable trading day before the date of this proxy statement/prospectus. The table also includes the market value of BBI common stock on an equivalent price per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of BBI common stock in the merger. These equivalent prices per share reflect the fluctuating value of the Stifel common stock that BBI shareholders would receive as the stock consideration for each share of BBI common stock if the merger was completed on either of these dates. Historical market value information regarding BBI common stock is not provided because there is no active trading market for BBI common stock.

	Stifel Common Stock			Equivalent Price Per Share of BBI Common Stock
	High	Low	Close	High	Low	Close
May 9, 2018 (1)	$60.80	$59.91	$60.23	$42.86	$42.24	$42.46

July 13, 2018 (2)	$52.34	$51.33	$51.66	$36.90	$36.19	$36.42

(1)	The equivalent price per share of BBI common stock is calculated as the applicable (high, low or closing) price per share of Stifel common stock on May 9, 2018, multiplied by 0.705 (the exchange ratio).
(2)	The equivalent price per share of BBI common stock is calculated as the applicable (high, low or closing) price per share of Stifel common stock on July 13, 2018, multiplied by 0.705 (the exchange ratio).

The above table shows only historical comparisons. These comparisons may not provide meaningful information to BBI shareholders in determining whether to approve the merger proposal. BBI shareholders are urged to obtain current market quotations for Stifel common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, when considering whether to approve the merger proposal. Please see “Where You Can Find More Information,” beginning on page 98.

Stifel Market Price and Dividend Information

The following table shows, for the calendar quarters indicated, the high and low sale prices per share of Stifel common stock as reported on the NYSE and the cash dividends declared per share of Stifel common stock.

	High	Low	Dividends
Calendar quarters:
2016
First quarter	$41.67	$25.00	$—
Second quarter	$38.52	$27.33	$—
Third quarter	$39.96	$28.49	$—
Fourth quarter	$52.88	$36.71	$—
2017
First quarter	$56.62	$46.14	$—
Second quarter	$51.07	$41.93	$—
Third quarter	$54.07	$44.44	$0.10
Fourth quarter	$61.47	$50.94	$0.10
2018
First quarter	$68.76	$56.36	$0.12
Second quarter	$61.93	$52.21	$0.12

Stifel did not pay cash dividends during 2016. During the third quarter of 2017, Stifel announced that its board of directors had authorized a dividend program under which Stifel intends to pay a regular quarterly cash dividend to holders of Stifel common stock. However, Stifel’s board of directors may change its dividend policy at any time, and no assurances can be given that dividends will continue to be paid by Stifel or the surviving corporation or that dividends, if paid, will not be reduced or eliminated in future periods. The payment of dividends on Stifel common stock is subject to several factors, including the determination and discretion of Stifel’s board of directors, operating results, financial requirements of Stifel and the availability of funds from its subsidiaries. See Note 19 of the Notes to Consolidated Financial Statements for the year ended December 31, 2017, included in Stifel’s Current Report on Form 8-K filed on June 20, 2018, for more information on the capital distribution restrictions placed on Stifel’s broker-dealer subsidiaries and Stifel Bank & Trust.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference into this proxy statement/prospectus may be deemed to be “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), giving Stifel’s or BBI’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “projections,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results of Stifel, BBI or the surviving corporation following the merger, Stifel’s and the surviving corporation’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger, financing plans and the availability of capital, the likelihood of success and impact of litigation and other statements that are not historical facts. These statements are only predictions based on Stifel’s and BBI’s current expectations and projections about future events. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including those factors discussed below under “Risk Factors,” beginning on page 24. In addition to factors previously disclosed in Stifel’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	inability to close the merger in a timely manner;

•	failure to complete the merger due to the failure of holders of BBI voting common stock to approve the merger proposal;

•	costs or effects of acquisitions or dispositions Stifel or BBI may make, including the merger;

•	whether Stifel or BBI is able to obtain any required governmental approvals in connection with the merger and/or any other acquisitions or dispositions and/or the acquiring company’s ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions;

•	failure of BBI to satisfy the requirements regarding non-maturity deposits, net loans, non-performing loans and tangible common equity that are conditions to Stifel’s obligations to complete the merger;

•	failure to meet other closing conditions to the merger on the expected terms and schedule;

•	the potential impact of announcement or consummation of the proposed merger with BBI on relationships with third parties, including customers, employees and competitors;

•	ability to successfully integrate BBI and/or other acquired companies or branch offices and financial advisors or fully realize cost savings and other benefits;

•	Stifel’s potential exposure to unknown or contingent liabilities of BBI;

•	challenges of integrating, retaining and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	outcomes of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future;

•	changes in Stifel’s stock price before closing, including as a result of the financial performance of BBI prior to closing;

•	a material adverse change in financial condition;

•	risk of borrower, depositor and other customer attrition;

•	a change in general business and economic conditions;

•	changes in the interest rate environment, deposit flows, loan demand, real estate values and competition;

•	changes in accounting principles, policies or guidelines;

•	changes in legislation and regulation;

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting Stifel’s or BBI’s operations, pricing and services; and

•	other risk factors referred to from time to time in filings made by Stifel with the SEC.

In addition, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond Stifel’s or BBI’s control.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Stifel and BBI claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. Except to the extent required by applicable law, Stifel and BBI do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Stifel, BBI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 22, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 98.

Risks Related to the Merger and Stifel’s Business Upon Completion of the Merger

Because the market price of Stifel common stock will fluctuate, BBI shareholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of BBI common stock issued and outstanding immediately prior to the effective time of the merger (except for shares held by BBI as treasury stock or by Stifel other than in a fiduciary or agency capacity or as a result of debts previously contracted, if any, and shares held by BBI shareholders who properly exercise their rights to dissent from the merger) will be converted into the right to receive 0.705 shares of Stifel common stock. The market value of the Stifel common stock to be received by BBI shareholders in the merger will vary from the closing price of Stifel common stock on the date Stifel and BBI announced the merger, on the date that this proxy statement/prospectus is mailed to BBI shareholders, on the date of the special meeting and on the date the merger is completed. Any change in the market price of Stifel common stock prior to the completion of the merger will affect the market value of the merger consideration that BBI shareholders will receive upon completion of the merger.

The market price of Stifel common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Stifel’s operations or business prospects, including market sentiment regarding Stifel’s entry into the merger agreement. Changes in the market price of Stifel common stock may also result from a variety of other factors, including the following, many of which are outside Stifel’s control:

•	operating results that vary from the expectations of Stifel’s management or of securities analysts and investors;

•	developments in Stifel’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting Stifel’s industry generally or its business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to Stifel;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by Stifel or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Therefore, at the time of the special meeting, you will not know the precise market value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of Stifel common stock before voting your shares at the special meeting.

In addition, BBI will not have the right to terminate the merger agreement due to a decline in the market price of Stifel common stock unless (i) both (a) the average closing price of Stifel common stock during a specified period before the effective time of the merger is less than $47.02, and (b) Stifel common stock underperforms the KBW NASDAQ Capital Market Index by more than 20%, and (ii) Stifel declines to make a compensating adjustment to the exchange ratio. Even if the conditions relating to Stifel common stock described in clause (i) of the preceding sentence exist, there can be no assurance that BBI will exercise BBI’s right to terminate the merger agreement, and BBI shareholders will have no right to vote on BBI’s decision whether to exercise that right. If BBI does exercise such right, there can be no assurance as to whether Stifel will decide to make a compensating adjustment to the exchange ratio.

The market price of Stifel common stock after the merger may be affected by factors different from those affecting the shares of BBI or Stifel currently.

Upon completion of the merger, holders of BBI common stock will become holders of Stifel common stock. Stifel’s business differs in important respects from that of BBI, and, accordingly, the results of operations of Stifel and the market price of Stifel common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Stifel and BBI. For a discussion of the business of Stifel and of certain factors to consider in connection with the business of Stifel, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information,” beginning on page 98, including, in particular, the section titled “Risk Factors” in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2017. For a discussion of the business of BBI, please see “Proposal No. 1: The Merger Proposal—Information About BBI” on page 84.

The fairness opinion delivered to the BBI board by FIG Partners prior to the signing of the merger agreement does not reflect any changes in circumstances that occur after the date of the opinion.

The opinion of FIG Partners as to the fairness from a financial point of view of the aggregate merger consideration to be received by the BBI shareholders in the merger was delivered orally to the BBI board on May 9, 2018, before the BBI board approved the merger, and was subsequently confirmed in writing on May 10, 2018. The opinion speaks as of the time the opinion was rendered and does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because BBI does not currently anticipate asking FIG Partners to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. Accordingly, the opinion does not reflect any changes in circumstances that may occur after the date of the opinion. Changes in the operations and prospects of BBI or Stifel, general market and economic conditions and other factors that may be beyond the control of BBI and Stifel may alter the value of BBI or Stifel or the price of shares of Stifel common stock by the time the merger is completed. For a description of the opinion of FIG Partners, please refer to “Proposal No. 1: The Merger Proposal—The Merger—Opinion of FIG Partners, LLC,” beginning on page 42. For a description of the other factors considered by the BBI board and Stifel’s board of directors in deciding to approve the merger agreement, the related plan of merger and the merger, please refer to “Proposal No. 1: The Merger Proposal—The Merger—Stifel’s Reasons for the Merger,” beginning on page 49, and “Proposal No. 1: The Merger Proposal—The Merger—BBI’s Reasons for the Merger and Recommendation of the BBI Board,” beginning on page 40.

Integrating Stifel and BBI may be more difficult, costly or time consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.

Stifel and BBI have operated, and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Stifel’s ability to successfully integrate the businesses of Stifel and BBI in a manner that permits growth opportunities and does not materially disrupt BBI’s existing customer and employee relationships nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Stifel’s and the surviving corporation’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Stifel’s ability to successfully conduct its business, which could have an adverse effect on Stifel’s financial results and the value of Stifel common stock.

In addition, the integration of core systems and processes for acquisitions in which Stifel engages, including acquisitions of depository institutions such as Stifel’s pending acquisition of BBI, often occurs well after the closing, which may create elevated risk of cyber incidents. Stifel may be subject to the data risks and cybersecurity vulnerabilities of BBI until Stifel has sufficient time to fully integrate BBI’s customers and operations. Although Stifel conducted comprehensive due diligence of cybersecurity policies, procedures and controls of BBI, and Stifel maintains adequate cybersecurity policies, procedures, controls and information security protocols to facilitate a successful integration, there can be no assurance that such policies, procedures, controls and protocols will be sufficient to withstand a cyber-attack or other security breach with respect to BBI, particularly during the period of time between closing and final integration.

If Stifel experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Stifel and/or BBI to lose customers or cause customers to remove their accounts from Stifel and/or BBI and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of BBI and Stifel during this transition period and for an undetermined period after completion of the merger on Stifel and/or the surviving corporation. In addition, the actual cost savings of the merger could be less than anticipated.

Stifel and/or the surviving corporation may be unable to retain Stifel and/or BBI personnel successfully after the merger is completed.

The success of the merger will depend in part on Stifel’s and the surviving corporation’s ability to retain the talents and dedication of key employees currently employed by Stifel and BBI. It is possible that these employees may decide not to remain with Stifel or BBI, as applicable, while the merger is pending or with Stifel or the surviving corporation after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, Stifel’s or the surviving corporation’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating BBI to hiring suitable replacements, all of which may cause Stifel’s and the surviving corporation’s business to suffer. In addition, Stifel and BBI may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

Certain of BBI’s directors and executive officers have interests in the merger that may differ from the interests of BBI shareholders.

BBI shareholders should be aware that some of BBI’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of BBI shareholders generally. These interests include, among others, the treatment of outstanding BBI equity-based awards pursuant to the merger agreement, certain payments and benefits payable under compensation agreements entered into with executive officers, including new employment continuation agreements entered into between Stifel and each BBI executive officer providing for continuing employment with BBI Bank following completion of the merger, and rights to ongoing indemnification and insurance coverage by Stifel and the surviving corporation for acts or omissions occurring prior to the merger. The BBI board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, the related plan of merger and the merger and in recommending that BBI shareholders vote in favor of approving the merger proposal.

For a more complete description of these interests, please see “Proposal No. 1: The Merger Proposal—The Merger—Interests of Certain Persons in the Merger,” beginning on page 51.

The merger is subject to certain closing conditions that, if not satisfied or waived, may result in the merger agreement being terminated, which could negatively impact BBI or Stifel.

The merger is subject to customary conditions that must be satisfied (or waived, to the extent permitted by law) in order for the merger to be completed, including the receipt of the requisite approval of the merger proposal by the BBI shareholders, the receipt of the requisite regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, the receipt of continuation agreements from the requisite number of BBI Bank employees, BBI’s satisfaction of certain financial conditions with respect to loans, deposits, non-performing assets and tangible common equity and the termination of BBI’s existing credit facility with Associated Bank, N.A. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Conditions to Complete the Merger,” beginning on page 78, for a more complete discussion of the conditions to completion of the merger.

Various factors could cause BBI to fail to satisfy one or more of the conditions to Stifel’s obligations to complete the merger described above, and, accordingly, the merger may not be completed. For example, BBI may fail to retain a sufficient number of the employees that it is required to retain pursuant to continuation agreements due to factors such as competition for bank executive talent, uncertainty regarding employees’ roles in the surviving corporation and personal and family motivations. In addition, BBI may fail to meet the financial conditions set forth in the merger agreement due to factors such as reputational damage, adverse economic conditions, liquidity and capital risks, credit rating downgrades, retention of qualified personnel, market risk, counterparty and borrower credit risks, changes in interest rates, competition, legal, regulatory, operational and compliance risks, dependence on technology, security risks, shortcomings in financial controls and risk management, along with various other factors that may result in BBI having slower growth, more non-performing assets or weaker results of operation than it currently anticipates.

The merger agreement may be terminated by either party under certain circumstances, including if the merger is not consummated by March 31, 2019, and the parties can mutually decide to terminate the merger agreement, at any time prior to the effective time of the merger, even if the merger proposal has already been approved by the BBI shareholders. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination of the Merger Agreement,” beginning on page 79, for a more complete discussion of the circumstances in which the merger agreement may be terminated.

If the merger agreement is terminated, there may be various consequences. For example, BBI’s or Stifel’s businesses may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, or the price of Stifel common stock could decline to the extent that the current price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and the BBI board seeks another merger or business combination, BBI shareholders cannot be certain that BBI will be able to find a party willing to pay equivalent or greater consideration than that which Stifel has agreed to pay in the merger. If the merger agreement is terminated under certain circumstances, BBI may be required to pay to Stifel a termination fee of $5.75 million. For a more complete description of this termination fee, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination Fee,” beginning on page 81.

BBI will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on BBI. These uncertainties may impair BBI’s ability to attract, retain and motivate key personnel until the merger is completed and could cause customers and others that deal with BBI to seek to change existing business relationships with BBI. Retention of certain employees by BBI may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Stifel or the surviving corporation. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with BBI, BBI’s business could be harmed. In addition, subject to certain exceptions, BBI has agreed in the merger agreement to operate its business in the ordinary course prior to closing and to not take certain specified actions without Stifel’s consent. These restrictions may prevent BBI from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Closing of the Merger,” beginning on page 70, for a description of the restrictive covenants applicable to BBI.

If the merger is not completed, Stifel and BBI will have incurred substantial expenses without realizing the expected benefits of the merger and may experience negative reactions to the termination of the merger from third parties.

Each of Stifel and BBI has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Stifel and BBI will have to recognize these expenses without realizing the expected benefits of the merger. In addition, if the merger is not completed, Stifel and/or BBI may experience negative reactions to the termination of the merger from customers, depositors, investors, vendors and others.

The merger agreement limits BBI’s ability to pursue acquisition proposals and requires BBI to pay a termination fee of  $5.75 million under certain circumstances, including circumstances involving alternative acquisition proposals. In addition, certain provisions of the Stifel and BBI charters and bylaws may deter potential acquirers.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, prohibit BBI and its representatives from initiating, soliciting, knowingly inducing or encouraging or knowingly facilitating the making of any offers with respect to, and from engaging or participating in negotiations with any person concerning, any competing acquisition proposals. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Agreement Not to Solicit Other Offers,” beginning on page 76, for further information. The merger agreement also provides that BBI will be required to pay a termination fee in the amount of $5.75 million in the event that the merger agreement is terminated under certain circumstances, including circumstances involving a competing acquisition proposal. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination Fee,” beginning on page 81. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of BBI from considering or proposing such an acquisition.

Under the DGCL, certain business combinations involving affiliates or interested stockholders of Stifel require the approval of Stifel’s board of directors and disinterested shareholders holding two-thirds of the outstanding shares of Stifel common stock unless certain other requirements are met. Please see “Comparison of Shareholder Rights—Restrictions on Business Combinations” on page 96. These provisions and other provisions of the BBI and Stifel charters and bylaws, including provisions regarding Stifel’s partially classified board of directors, described under “Comparison of Shareholder Rights—Number of Directors; Classification,” or of the DGCL or the MGBCL could make it more difficult for a third party to acquire control of BBI or Stifel and may discourage a potential competing acquirer.

The shares of Stifel common stock to be received by BBI shareholders as a result of the merger will have different rights from shares of BBI common stock.

Upon completion of the merger, BBI shareholders will become holders of Stifel common stock, and their rights as holders of Stifel common stock will be governed by the DGCL and the Stifel charter and bylaws. The rights associated with BBI common stock are different from the rights associated with Stifel common stock.

Please see “Comparison of Shareholder Rights,” beginning on page 89, for a discussion of the different rights associated with Stifel common stock.

BBI shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of BBI voting common stock currently have the right to vote in the election of the BBI board and on other matters requiring shareholder approval under the MGBCL and BBI’s charter and bylaws. Upon completion of the merger, each BBI shareholder who receives shares of Stifel common stock will become a shareholder of Stifel, with a percentage ownership of Stifel that is much smaller than the shareholder’s percentage ownership of BBI. BBI shareholders collectively will receive up to approximately 2.0 million shares of Stifel common stock in the merger. Based on the number of shares of Stifel common stock and BBI common stock outstanding as of the date of the merger agreement, current BBI shareholders are expected to own up to approximately 3% of the outstanding Stifel common stock immediately following the merger (without giving effect to any shares of Stifel common stock held by BBI shareholders prior to the merger). Because of this, BBI shareholders will have less influence on the management and policies of Stifel than they now have on the management and policies of BBI.

If the merger does not constitute a “reorganization” under Section 368(a) of the Code, then each holder of BBI common stock may be responsible for payment of U.S. federal income taxes related to the merger.

If BBI shareholders elect to exercise dissenters’ rights with respect to a material number of shares of BBI common stock, we may not be able to receive the requisite tax opinions to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the merger may not be completed due to the failure of a required closing condition or may need to be restructured. For purposes of rendering the tax opinions, a material number of shares may be 20% of the outstanding shares of BBI common stock or fewer depending on the amount of cash that BBI shareholders otherwise receive in connection with the merger. Moreover, if total cash consideration paid to BBI shareholders in connection with the merger, including cash paid in lieu of fractional shares of Stifel common stock and cash paid to BBI shareholders that exercise dissenters’ rights, exceeds 60% of the value of the total consideration paid to BBI shareholders in connection with the merger, then the merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinions are not binding on the Internal Revenue Service (which we refer to as the “IRS”) or on any court. Whether or not tax opinions are received, if the merger is completed but fails to qualify as a “reorganization” under Section 368(a) of the Code, then each holder of shares of BBI common stock would recognize a gain or loss equal to the difference between (i) the sum of the fair market value of the Stifel common stock and cash, if any, received by the holder in the merger, and (ii) the holder’s adjusted tax basis in the shares of BBI common stock exchanged therefor. The likely U.S. federal income tax liability in such event will not be known until the effective time of the merger, as the aggregate value of the Stifel common stock to be received by each holder of BBI common stock will fluctuate with the market price of Stifel common stock.

Risks Relating to Stifel’s Business

You should read and consider risk factors specific to Stifel’s business that will also affect Stifel and the surviving corporation after the merger. These risks are described in the sections titled “Risk Factors” in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 98, for the location of information incorporated by reference into this proxy statement/prospectus.

THE SPECIAL MEETING

General

This proxy statement/prospectus is being provided to BBI shareholders as part of a solicitation of proxies by the BBI board for use at the special meeting and at any adjournments or postponements of such meeting. The date of this proxy statement/prospectus is July [    ], 2018, and it is first being mailed or otherwise delivered to BBI shareholders on or about July [    ], 2018. This proxy statement/prospectus provides BBI shareholders with important information about the special meeting and should be read carefully and in its entirety.

Date, Time and Place of Meeting

The special meeting is scheduled to be held as follows:

Date: August 21, 2018

Time: 8:00 a.m. local time

Place: BBI’s corporate office at 8000 Maryland Ave., 14th Floor Boardroom, Clayton, Missouri 63105

Purposes of the Special Meeting

The special meeting is for the holders of BBI voting common stock to consider and vote on the following proposals:

•	Merger proposal. To adopt and approve (i) the merger agreement, (ii) the related plan of merger, and (iii) the merger, as more fully described in this proxy statement/prospectus; and

•	Adjournment proposal. To adjourn the special meeting to a later date or dates, if necessary or appropriate, including to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes to approve it or for any other legally permissible purpose.

Recommendation of the BBI Board

The BBI board unanimously recommends that holders of BBI voting common stock vote:

•	“FOR” the approval of the merger proposal; and

•	“FOR” the approval of the adjournment proposal.

The BBI board unanimously approved the merger agreement, the related plan of merger and the merger. Please see “Proposal No. 1: The Merger Proposal—The Merger—BBI’s Reasons for the Merger and Recommendation of the BBI Board,” beginning on page 40.

In considering the recommendation of the BBI board with respect to the merger, BBI shareholders should be aware that some of the BBI directors and executive officers may have interests that are different from, or in addition to, the interests of BBI shareholders generally. Please see “Proposal No. 1: The Merger Proposal—The Merger—Interests of Certain Persons in the Merger,” beginning on page 51.

Record Date for the Special Meeting; Stock Entitled to Vote

Only holders of record of BBI voting common stock at the close of business on July 11, 2018, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 2,321,936 shares of BBI voting common stock were issued, outstanding and eligible to vote at the special meeting. Each holder of record of BBI voting common stock is entitled to cast one vote for each share held in that holder’s name on BBI’s books as of the record date for the special meeting on each matter being submitted for approval by the holders of BBI voting common stock at the special meeting.

Quorum

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of BBI common stock entitled to vote at the special meeting pursuant to the BBI charter will constitute a quorum for the transaction of business. Abstentions and broker non-votes that are otherwise properly represented at the special meeting will be included in determining the number of shares present at the special meeting for the purpose of determining the presence of a quorum. If there is no quorum at the special meeting, the affirmative vote of the holders of a majority of the outstanding shares of BBI common stock entitled to vote at the special meeting and present at the special meeting, in person or by proxy, may adjourn the special meeting to a later date or dates.

Votes Required; Treatment of Abstentions

The votes required for each proposal are as follows:

1.	Merger proposal. The affirmative vote of the holders of at least two-thirds of the outstanding shares of BBI common stock entitled to vote on this proposal is required to approve this proposal.

2.	Adjournment proposal. The affirmative vote of the holders of a majority of the outstanding shares of BBI common stock entitled to vote on this proposal and present at the special meeting, in person or by proxy, is required to approve this proposal.

An abstention occurs when a holder of BBI voting common stock attends the special meeting in person but abstains from voting or returns a signed proxy card with the “ABSTAIN” box marked. For the merger proposal and the adjournment proposal, an abstention will have the same effect as a vote cast “AGAINST” the proposal.

Voting Your Shares

General Directions

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals presented at the special meeting. To ensure your representation at the special meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the postage-paid return envelope provided, whether or not you plan to attend the special meeting. Returning the proxy card will not affect your right to attend the special meeting and vote.

If you hold your shares in certificate or registered book-entry form and wish to vote in person, simply attend the special meeting (even if you have already voted by proxy), and you will be given a ballot when you arrive. See “—Shares Held in Street Name; Treatment of Broker Non-Votes” below for information regarding voting and attendance at the special meeting specific to BBI shareholders who hold their shares of BBI voting common stock in “street name” (that is, through a broker, bank or other nominee).

Submitting Proxies

To vote using the proxy card included with this proxy statement/prospectus, simply complete, sign and date the proxy card and return it promptly in the postage-paid return envelope provided, in accordance with the instructions on the proxy card. If you properly fill in your proxy card and send it to us in time, your “proxies” (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxies will vote your shares as recommended by the BBI board as follows:

•	“FOR” the approval of the merger proposal; and

•	“FOR” the approval of the adjournment proposal.

If any other matter is properly presented, your proxies will use their own judgment to determine how to vote. We are not aware of any other such matter to be acted on at the special meeting.

Revoking Proxies

Holders of BBI voting common stock who hold their shares in certificate or registered book-entry form may revoke their proxies or change their vote at any time before the time their proxies are voted at the special meeting by: (i) signing and returning a proxy card with a later date; (ii) attending the special meeting in person, notifying BBI’s corporate secretary and voting by ballot at the special meeting; or (iii) delivering a written revocation letter to BBI’s corporate secretary. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. Subject to such revocation, shares represented by a properly executed proxy received in time for the special meeting will be voted by the proxy holder thereof in accordance with the instructions on the proxy.

Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the special meeting and should be addressed to:

Business Bancshares, Inc.

David Gamache, Corporate Secretary

8000 Maryland Ave, Suite 100

Clayton, Missouri 63105

If you hold your shares in “street name” and have instructed your broker, bank or other nominee to vote your shares, you must follow directions received from the broker, bank or other nominee in order to revoke or change those instructions.

Shares Held in Street Name; Treatment of Broker Non-Votes

If you hold your shares of BBI voting common stock in street name, you must vote your shares through your broker, bank or other nominee. You should receive a form from your broker, bank or other nominee asking how you want to vote your shares. Follow the directions on that form to give voting instructions to your broker, bank or other nominee. Under the rules that govern brokers, banks and other nominees who are voting with respect to shares held in street name, brokers, banks and other nominees have the discretion to vote such shares on routine matters but not on non-routine matters without specific instructions from the beneficial owner. At the special meeting, none of the matters is a routine matter. Therefore, if you fail to instruct your broker, bank or other nominee as to how to vote your shares of BBI voting common stock, your broker, bank or other nominee may not vote your shares on either of the proposals set forth in this proxy statement/prospectus, including the merger proposal.

If you plan to attend the special meeting, you will need to have proof of share ownership from the record holder of your shares, such as a recent brokerage statement or a letter confirming your ownership. You will also need to obtain a “legal proxy,” executed in your favor, from your broker, bank or other nominee to enable you to vote in person at the special meeting.

A “broker non-vote” occurs when a broker, bank or other nominee does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. A broker non-vote with respect to the merger proposal will have the same effect as a vote “AGAINST” the proposal. A broker non-vote with respect to the adjournment proposal will not be included in determining the number of shares present at the special meeting with respect to the adjournment proposal and, therefore, will have no effect on the vote on the adjournment proposal. It is VERY IMPORTANT that you return the instructions to your broker, bank or other nominee. If you wish to be represented, you must vote by completing and sending in or otherwise transmitting the information that is sent to you by your broker, bank or other nominee.

Dissenters’ Rights

Holders of BBI common stock are entitled to assert dissenters’ rights with respect to the merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Section 351.455 of the MGBCL. Please see “Proposal No. 1: The Merger Proposal—The Merger—Dissenters’ Rights,” beginning on page 57, and the full text of Section 351.455 of the MGBCL, which is reproduced in full in Annex C to this proxy statement/prospectus, for additional information.

Solicitation of Proxies

The BBI board is soliciting the proxies for the special meeting. Under the terms of the merger agreement, the costs and expenses of printing and mailing this proxy statement/prospectus will be borne equally by Stifel and BBI, and all filing and other fees paid to the SEC in connection with the merger will be borne by Stifel, with all other costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement paid by the party incurring the expense. In addition to solicitation by mail, BBI’s directors, officers and employees may also solicit proxies from shareholders personally and by telephone. BBI will not pay any additional or special compensation to these directors, officers or employees for these activities but may reimburse them for reasonable out-of-pocket expenses.

If BBI’s management deems it advisable, the services of individuals or companies that are not regularly employed by BBI may be used in connection with the solicitation of proxies. BBI does not presently intend to utilize the services of a proxy solicitation firm to assist in the solicitation of proxies for the special meeting but may decide to do so in the interests of time if circumstances warrant.

Delivery of Proxy Materials to BBI Shareholders Sharing an Address

Only one copy of this proxy statement/prospectus is being delivered to multiple BBI shareholders sharing an address, unless BBI has previously received contrary instructions from one or more of such shareholders. This is referred to as “householding.” BBI shareholders who hold their shares in “street name” can request further information on householding through their brokers, banks or other nominees. BBI shareholders may request that a separate copy of this proxy statement/prospectus be sent to a shared address to which a single copy of the document has been delivered by contacting Business Bancshares, Inc., David Gamache, Corporate Secretary, 8000 Maryland Ave., Suite 100, Clayton, Missouri 63105, or contacting Mr. Gamache by telephone, at (314) 721-8003.

Assistance

If you are a BBI shareholder and have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of BBI voting common stock, please contact BBI’s corporate secretary, David Gamache, at (314) 721-8003.

Shares of BBI Voting Common Stock Held By Directors and Executive Officers and Certain Other Beneficial Owners; Voting Agreements

The following table sets forth, as of the record date for the special meeting, the beneficial ownership of BBI voting common stock by each of BBI’s directors and executive officers, by BBI’s directors and executive officers as a group and by each person or entity known by BBI to beneficially own more than 5% of the outstanding BBI voting common stock. Unless otherwise specified, the address of each listed BBI shareholder is c/o Business Bancshares, Inc., 8000 Maryland Avenue, Suite 100, Clayton, Missouri 63105.

Beneficial ownership in the following table is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options exercisable within 60 days of the record date for the special meeting. Unless otherwise indicated, and subject to the voting agreements entered into with Stifel in connection with entering into the merger agreement, to BBI’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Holder	Title	Number of Shares (1)	Percent (6)
Directors
Andrew J. Brown	Director	70,445	3.0%
Cottrell Fox	Director	39,530	1.7%
Daniel T. Guirl	Director	23,653	1.0%
Eugene Harris	Director	39,068	1.7%
Thomas W. McCarthy, III	Director	28,730	1.2%
Mark Merlo (2)	Director	229,197	9.9%
Stephen J. Randazzo	Director	21,390	*
H. Meade Summers, III	Director	136,210	5.9%
Charles J. Thal	Director, Vice-Chairman	56,051	2.4%
Edward Gates Throop	Director, Chairman	61,542	2.7%
Helmut Weber	Director	124,322	5.4%

Executive Officers (3)(4)
Larry M. Kirby	President and Chief Executive Officer, Director	31,000	1.3%
Stan Cornish	Chief Operating Officer	34,545	1.5%
David Gamache	Executive Vice President, General Counsel, Secretary	21,500	*
Brian Leeker	Chief Financial Officer	16,080	*
All Directors and Executive Officers as a Group		933,263	40.0%

5% Holders
Castle Creek Capital Partners V, LP (5) c/o Mark Merlo 6051 El Tordo/1329 Rancho Santa Fe, California 92067		229,197	9.9%

David J. Mishler		180,669	7.8%

*	Less than 1%
(1)	Beneficial ownership of BBI voting common stock by BBI’s directors and executive officers includes stock held jointly with spouses and stock owned of record by spouses or other family members sharing the same household (and not held jointly), as well as shares beneficially owned by any limited partnership or other entity controlled by a director or executive officer.
(2)	Comprised solely of shares held of record by Castle Creek.
(3)	Includes 17,500 shares for Mr. Kirby and 12,500 shares for each of Messrs. Cornish, Gamache and Leeker awarded under BBI’s Executive Officer Restricted Stock Plan (which we refer to as the “BBI stock plan”). See “Proposal No. 1: The Merger Proposal—The Merger—Interests of Certain Persons in the Merger—Restricted Stock” for details regarding the BBI stock plan.
(4)	Includes shares of BBI common stock issuable upon exercise of BBI stock options corresponding to 8,000 shares of BBI voting common stock for Mr. Gamache and 2,000 shares of BBI voting common stock for Mr. Leeker, and an aggregate of 10,000 shares for all directors and executive officers as a group.
(5)	Castle Creek is also the holder of record for 506,966 shares of BBI non-voting common stock.

(6)	Based on the 2,321,936 shares of BBI voting common stock that were issued and outstanding as of the record date for the special meeting plus that portion of the 10,000 shares of BBI voting common stock issuable upon exercise of BBI stock options held by all directors and executive officers as a group which such person or group of persons has the right to acquire within 60 days after the record date for the special meeting.

Pursuant to voting agreements more fully described under “Proposal No. 1: The Merger Proposal—The Merger Agreement—Director, Executive Officer and Large Shareholder Voting Agreements,” beginning on page 82, each of BBI’s directors and executive officers and Castle Creek entered into separate written agreements in which they collectively agreed, among other things, to vote their shares of BBI voting common stock for the approval of the merger proposal. A copy of the form of voting agreement separately executed by each of BBI’s directors and executive officers and Castle Creek is attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. As of the record date for the special meeting, the members of the BBI board, BBI’s executive officers and Castle Creek beneficially owned, in the aggregate, approximately 923,263 shares of BBI voting common stock (not including vested option shares), or approximately 40% of the outstanding BBI voting common stock.

PROPOSAL NO. 1

THE MERGER PROPOSAL

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including “—The Merger Agreement,” beginning on page 66, for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement, and the merger agreement attached as Annex A for a more complete understanding of the merger.

General

Stifel and BBI are proposing a transaction in which Stifel will acquire BBI such that BBI will become a wholly owned subsidiary of Stifel and will remain the direct holding company for BBI Bank. This transaction is governed by the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. The merger agreement was unanimously approved by both Stifel’s board of directors and the BBI board. Stifel and BBI expect to complete the merger in the third or fourth quarter of 2018. However, neither Stifel nor BBI can assure you of when or if the merger will be completed. The holders of BBI voting common stock must approve the merger proposal at the special meeting, and both Stifel and BBI must satisfy certain other closing conditions.

Terms of the Merger

The merger agreement provides that Merger Sub will merge with and into BBI, with BBI as the surviving corporation and becoming a wholly owned subsidiary of Stifel. BBI’s wholly owned bank subsidiary, BBI Bank, will be a wholly owned subsidiary of BBI and an indirect wholly owned subsidiary of Stifel.

In the merger, each share of BBI common stock issued and outstanding immediately prior to the completion of the merger, except for shares of BBI common stock held by BBI as treasury stock, certain shares held by Stifel, if any, and shares held by BBI shareholders who properly exercise their rights to dissent from the merger, will be converted into the right to receive 0.705 shares of Stifel common stock. No fractional shares of Stifel common stock will be issued in connection with the merger. Instead, holders of BBI common stock that would otherwise be entitled to receive a fractional share of Stifel common stock will receive cash in lieu thereof.

Background of the Merger

From time to time, the BBI board, BBI Bank’s board of directors and the BBI executive management team assess the economic, regulatory and competitive conditions in which BBI operates, as well as its long-term business strategy and objectives. The BBI board and BBI executive management team have periodically explored and discussed strategic options available to BBI for maintaining its competitiveness and increasing shareholder value. Among other things, these discussions have included the possibility of continuing to operate as an independent bank holding company, as well as potential strategic alternatives available to BBI, including acquisitions or business combinations involving other financial institutions.

In connection with BBI’s regular and ongoing evaluation of strategic alternatives, members of BBI management and of the BBI board have had discussions, from time to time, with representatives of other financial institutions about possible transactions and have regularly updated the BBI board regarding such discussions. In late 2017, BBI decided to consult with investment banking firms to discuss the banking industry in general and potential strategic alternatives that might be considered by BBI, including the potential sale of

BBI. The BBI board invited two investment banking firms that were highly experienced in the commercial banking industry, one of which was KBW, a subsidiary of Stifel, to meet with the BBI board. At a meeting of the BBI board on December 19, 2017, KBW, among other things, discussed its credentials advising banks on strategic transactions such as mergers and acquisitions and provided preliminary feedback regarding BBI’s evaluation of potential strategic alternatives. The other investment banking firm discussed similar matters with the BBI board on December 18, 2017. On December 19, 2017, the BBI board decided to engage KBW as its financial advisor, and BBI management subsequently interviewed a number of law firms to represent BBI in any business combination transaction, ultimately recommending the retention of Lewis Rice LLC (which we sometimes refer to as “Lewis Rice”). In early February 2018, BBI and KBW executed an engagement letter regarding KBW’s role as a financial advisor to BBI in connection with a sale of BBI.

In consultation with BBI management, the KBW representatives working on the BBI engagement (which we sometimes refer to collectively as the “BBI KBW team”) compiled a list of 22 prospective acquirers, including Stifel, KBW’s parent company. That list was provided to BBI management on February 14, 2018, and the BBI KBW team reviewed the list of 22 prospective acquirers with the BBI board at a board meeting held the same day. The BBI board instructed the BBI KBW team to contact all of the companies on the list to solicit interest in a potential acquisition of BBI.

Also during February 2018, a confidential information memorandum containing initial, summary information about BBI and its business (which we refer to as the “confidential information memorandum”) was jointly compiled by the BBI KBW team and BBI management. In late February and early March 2018, in accordance with the directives of the BBI board, the BBI KBW team began reaching out to prospective acquirers regarding their willingness to enter into non-disclosure agreements to evaluate a potential acquisition candidate. Stifel entered into a non-disclosure agreement with BBI on February 21, 2018, and the BBI KBW team sent a copy of the confidential information memorandum to Christopher Reichert, the chief executive officer of Stifel Bank & Trust, Stifel’s bank subsidiary, on March 1, 2018. Six prospective acquirers, including Stifel, ultimately entered into non-disclosure agreements with BBI and received copies of the confidential information memorandum. Beginning on March 1, 2018, Stifel and five other prospective acquirers received access to an online data room to facilitate the prospective acquirers’ due diligence investigations of BBI. Preliminary meetings between BBI management and four of the prospective acquirers subsequently took place, including a meeting on March 6, 2018, between Larry Kirby, the chief executive officer of BBI, and other executive officers of BBI and Mr. Reichert and other Stifel representatives.

After this preliminary meeting between BBI management and Stifel, as it became apparent that Stifel was among the most interested prospective acquirers, and after BBI consulted with Lewis Rice, BBI and KBW agreed to modify the engagement letter between BBI and KBW to address conflicts of interest that could arise in connection with KBW’s role as financial advisor to BBI if KBW’s parent company, Stifel, became a bidder. On March 14, 2018, BBI and KBW entered into an amended engagement letter. Under the amended engagement letter, BBI and KBW agreed that KBW would continue to act as BBI’s financial advisor, including in connection with a potential sale of BBI to Stifel, but would not be requested or required to provide a fairness opinion in connection with any transaction between BBI and Stifel. KBW agreed to establish internal information barriers between the BBI KBW team and all other Stifel personnel who were working on behalf of Stifel in connection with its potential acquisition of BBI, including any personnel of KBW working on behalf of Stifel in connection with the potential acquisition (which we sometimes refer to as the “Stifel KBW team”), in order to manage and coordinate the sharing and use of information obtained from BBI or Stifel. BBI agreed to waive any actual or potential conflicts of interest that might arise or result or might have arisen or resulted from KBW’s provision of investment banking and financial advisory services to BBI in connection with a transaction with Stifel and also agreed to waive any claims against KBW relating to such conflicts. The amendment also provided that nothing in the amendment limited or reduced the obligation of the BBI KBW team to perform in good faith the investment banking and financial advisory services provided for in the engagement letter. The amendment also provided that BBI, in its sole discretion, could retain other advisors in connection with any transaction with Stifel and that the fees payable to KBW under the engagement letter would be reduced up to $250,000 by any fees and expenses

BBI incurred in engaging another financial advisor and in obtaining a fairness opinion. In connection with this amendment to KBW’s engagement letter, KBW established an electronic data wall whereby access to the BBI KBW team’s electronic files related to the BBI engagement was limited to the members of the BBI KBW team, and no other Stifel personnel (whether on the Stifel KBW team or otherwise) were permitted to access those electronic files. KBW also communicated to Mr. Reichert and other Stifel representatives, including the Stifel KBW team, compliance guidance that included a requirement that Mr. Kirby or his designee be involved in any direct communications between the BBI KBW team and Stifel regarding the proposed merger and a requirement that the respective members of the BBI KBW and Stifel KBW teams not share with each other any information regarding the potential acquisition unless explicitly authorized by their respective clients.

On March 21, 2018, at the direction of BBI, the BBI KBW team communicated bidding instructions to the prospective acquirers, including Stifel. BBI set April 2, 2018, as the deadline for initial, non-binding interest letters or offers to be received by Mr. Kirby. Two prospective acquirers submitted indications of interest: Stifel and Company A.

On April 4, 2018, the BBI board held a special meeting, with members of the BBI KBW team present, to review the proposal from each bidder. Stifel’s proposed price per share of BBI common stock was greater than the high end of Company A’s proposed price range per share. In addition, the proposed merger consideration in Stifel’s proposal consisted entirely of Stifel common stock, while Company A’s proposal contemplated merger consideration that consisted of both Company A common stock and cash. The BBI board discussed each of the proposals, including the financial and tax consequences associated with each proposal, the respective financial performance and condition of each of Stifel and Company A, the strategic and cultural fit of BBI with each of Stifel and Company A and the execution risk of a merger with each of Stifel and Company A. The BBI board determined that the transaction proposed by Stifel represented an overall better strategic and cultural fit than Company A’s proposal, with lower execution risk, but that an increase in the merger consideration to be provided by Stifel should be proposed by BBI. The BBI board instructed the BBI KBW team to respond to Stifel with a counterproposal seeking a fixed exchange ratio of the number of shares of Stifel common stock for which each share of BBI common stock would be exchanged, subject to renegotiation if the price per share of Stifel common stock was outside a specified range prior to the execution of the merger agreement as a means of ensuring that the implied value of BBI common stock in the merger would be commensurate with the overall financial market at signing.

Following the BBI board’s special meeting, the BBI KBW team, together with other representatives of BBI, contacted representatives of Stifel and communicated the BBI counterproposal. A series of discussions and negotiations involving Mr. Kirby and other representatives of BBI, including the BBI KBW team, and Mr. Reichert and other representatives of Stifel ensued in which the parties discussed BBI’s preference for a fixed, higher exchange ratio and Stifel’s preference for a period of exclusivity for Stifel to continue its due diligence investigation and negotiate a possible acquisition of BBI. In addition, as authorized by the BBI board at its April 4, 2018, meeting, the BBI KBW team attempted to contact Company A on April 5, 2018, to give Company A an opportunity to improve its proposal. On April 6, 2018, prior to a meeting of the BBI board, the BBI KBW team spoke with Company A and informed Company A that its proposal was lower than that of another bidder that BBI believed was, overall, a stronger cultural and strategic fit. Company A was informed that, unless it intended to improve its proposal, BBI believed it would reach acceptable terms with the other bidder. During that conversation, Company A orally revised its proposal to increase the low end of its proposed price range but did not increase the high end of its range. On April 6, 2018, Stifel submitted a revised proposal to BBI with a fixed exchange ratio.

On April 6, 2018, the BBI board held a special meeting, with the BBI KBW team and representatives of Lewis Rice in attendance, to review Stifel’s revised proposal and to receive an update from the BBI KBW team regarding the latest discussions with Company A, including the revised price range of Company A’s proposal. The BBI board noted that the revised proposal from Stifel reflected the financial terms sought by the BBI board and discussions between Stifel and BBI following the April 4, 2018, BBI board meeting. Stifel’s revised proposal provided for a fixed exchange ratio of shares of Stifel common stock for shares of BBI common stock. Stifel also requested a 30-day exclusivity period to complete its due diligence and reach a definitive agreement with BBI. The BBI board further considered Stifel’s historical financial performance, the liquidity and average trading volume of Stifel common stock, Stifel’s capitalization, history of dividends and other public information about Stifel. The BBI board also noted that Stifel’s business plan was to provide additional capital and funding of BBI Bank to allow it to expand and grow its operations, keeping most of the senior management of BBI Bank. The revised proposal also included, among other things, a requirement that certain key management personnel agree to continue employment with BBI Bank for an agreed term. By resolutions adopted on April 6, 2018, the BBI board accepted the terms of the revised indication of interest from Stifel. Later that day, Mr. Kirby and the BBI KBW team communicated the BBI board’s acceptance to Stifel.

Mr. Reichert submitted a due diligence request list to Mr. Kirby and other members of BBI management on April 9, 2018. Beginning in mid-April 2018, BBI commenced uploading additional materials to the online data room in response to Stifel’s request. On April 10, 2018, an expanded team from Stifel began an on-site due diligence review of BBI and its subsidiaries, including BBI Bank; off-site due diligence, primarily through the online data room, was undertaken by other local Stifel personnel and by Stifel’s outside counsel at Arnold & Porter Kaye Scholer LLP (which we sometimes refer to as “Arnold & Porter”).

On April 11, 2018, the BBI board engaged FIG Partners to act as financial advisor to the BBI board in connection with BBI’s consideration of a possible business combination. The engagement contemplated that FIG Partners would provide an independent analysis of the proposed transaction and an opinion to the BBI board as to the fairness, from a financial point of view, to the BBI shareholders of the consideration to be received in the proposed transaction.

Beginning on April 17, 2018, Mr. Kirby and Mr. Reichert discussed possible terms for agreements between Stifel and key BBI Bank management employees regarding the continued employment by BBI Bank of those employees after the merger. Over the next several days, Mr. Reichert interviewed Stanley Cornish, David Gamache, Brian Leeker and other members of BBI Bank senior management. On April 26, 2018, Stifel provided to BBI proposed continuation agreements for these BBI Bank management employees. Discussions with respect to the proposed terms and conditions of these agreements were conducted between Mr. Kirby and Mr. Reichert and continued into early May 2018.

On April 18, 2018, Arnold & Porter circulated to Lewis Rice and BBI a draft of the merger agreement. Stifel conditioned the signing of a final merger agreement upon several related matters, including a unanimous vote of the BBI board, the execution by each of BBI’s directors and executive officers and Castle Creek, each in the capacity of a BBI shareholder, of a voting agreement requiring that such person vote his or her shares of BBI voting common stock for the approval of the merger proposal at any meeting of the BBI shareholders held to consider and vote on the merger and the signing of continuation agreements by 21 officers and key business relationship employees of BBI Bank, including all of BBI Bank’s executive officers. Negotiation of the merger agreement and the related transaction documents, and discussions regarding the merger agreement among BBI and its legal and financial advisors, continued throughout late April and the first part of May 2018.

During a call on April 25, 2018, Mr. Reichert and other representatives of Stifel and the Stifel KBW team communicated to Mr. Kirby and the BBI KBW team Stifel’s proposal to adjust the agreed fixed exchange ratio downward to reflect Stifel’s preliminary diligence conclusions as to the projected earnings of BBI. The BBI board held a special meeting on April 27, 2018, to consider Stifel’s proposed change to the exchange ratio. At the time of that BBI board meeting, the price per share of BBI common stock implied by Stifel’s proposed adjusted exchange ratio was still greater than the high end of Company A’s proposed price range from early April 2018. The BBI board decided to defer taking any action on Stifel’s proposed pricing adjustment until all other terms of the merger could be reviewed as part of the overall merger agreement. On April 27, 2018, Arnold & Porter provided to Lewis Rice a proposed draft of the voting agreement for BBI’s directors and executive officers and Castle Creek and a revised draft of the merger agreement. On April 28, 2018, Mr. Reichert and Mr. Kirby discussed the terms of the revised merger agreement and BBI’s expectation that, in the context of the proposed adjustment, the merger agreement would be drafted to be fair to both sides. On May 1, 2018, Lewis Rice delivered to Arnold & Porter a revised draft of the merger agreement that reflected a few open, substantive business issues.

The BBI board held a special meeting on May 4, 2018. Present at the meeting were members of the BBI KBW team and attorneys from Lewis Rice. A representative of FIG Partners participated via telephone. At the meeting, the FIG Partners representative discussed the transaction proposed by Stifel, focusing on its financial terms, and informally advised the board as to the fairness, from a financial point of view, of the proposed Stifel transaction to the BBI shareholders. Representatives from Lewis Rice participated in the meeting and discussed with the BBI board the terms and conditions of the merger agreement. The consensus of the BBI board, particularly in light of Stifel’s strong financial condition and prospects, the fact that the decreased exchange ratio proposed by Stifel on April 25, 2018, still represented a higher price per share of BBI common stock than the price contemplated by Company A’s proposal and the view that finalization of a definitive merger agreement with Stifel appeared likely, was to accept the decreased exchange ratio proposed by Stifel on April 25, 2018.

Beginning in early May 2018, BBI conducted a reverse due diligence investigation of Stifel. On May 7, 2018, the BBI board was provided with a package of documents containing financial and other public information about Stifel. On that same day, BBI management conducted a conference call with Stifel representatives, including senior executives of Stifel, to discuss business, financial, operational, legal and other due diligence matters concerning Stifel. A representative of the BBI KBW team participated on the conference call to assist with facilitating the discussions between BBI management and the Stifel representatives. Members of the Stifel KBW team also joined the conference call.

On May 9, 2018, the BBI board held a special meeting. Representatives from Lewis Rice participated in the meeting. At this meeting, FIG Partners delivered to the BBI board its oral opinion, which was subsequently confirmed in writing on May 10, 2018, to the effect that, as of such date, the exchange ratio was fair to the BBI shareholders from a financial point of view. For a description of FIG Partners’ opinion, please refer to “—Opinion of FIG Partners, LLC” below. At the meeting, the BBI board reviewed in detail the final merger agreement, ancillary agreements, including the voting agreements and continuation agreements, and related summaries and supplemental materials, together with the final fairness opinion of FIG Partners. At the meeting, the BBI board unanimously approved the merger agreement and ancillary agreements, subject to the required approval of the BBI shareholders and applicable regulatory authorities. After the meeting, the members of the BBI board, BBI’s executive officers and Castle Creek signed their respective voting agreements. Additionally, the requisite 21 officers and key business relationship employees of BBI Bank signed continuation agreements.

On May 10, 2018, BBI and Stifel executed the merger agreement. Shortly thereafter, Stifel issued a press release publicly announcing the transaction.

BBI’s Reasons for the Merger and Recommendation of the BBI Board

At a special meeting held on May 9, 2018, the BBI board unanimously approved the merger agreement, the related plan of merger and the merger, determined that the merger agreement, the related plan of merger and the merger are in the best interests of BBI and its shareholders and declared the merger to be advisable.

In reaching its decision to approve the merger agreement, the plan of merger and the merger and to unanimously recommend that holders of BBI voting common stock approve the merger proposal and the adjournment proposal, the BBI board evaluated the merger in consultation with BBI management, as well as BBI’s financial and legal advisors, and considered a number of factors, including the following material factors:

•	the perceived risks and uncertainties attendant to BBI’s operation as an independent banking organization, including the risks and uncertainties related to competition in BBI’s market area, increased operating and regulatory costs and potentially increased capital requirements;

•	information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of BBI and Stifel, both individually and after giving effect to the merger;

•	the value to be received by BBI shareholders in the merger as compared to shareholder value projected for BBI as a standalone entity over the next several years;

•	the liquidity of the consideration to be received by the BBI shareholders in the merger, particularly in view of Stifel’s status as a NYSE- and CHX-listed company;

•	the market value of Stifel common stock prior to the execution of the merger agreement and the prospects for future appreciation of Stifel common stock;

•	the opinion, dated May 10, 2018, of FIG Partners, LLC to the BBI board (which was initially delivered orally to the BBI board at meetings on May 4, 2018, and May 9, 2018) as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of BBI common stock of the merger consideration in the merger, subject to procedures followed, assumptions made, matters considered and qualifications and limitations described in FIG Partners’ opinion, as more fully described under “—Opinion of FIG Partners, LLC” below;

•	the projected impact of the proposed transaction on certain financial metrics of Stifel, including Stifel’s projected earnings per share;

•	the expectation of management that Stifel would maintain its strong capital ratios upon completion of the merger;

•	the BBI board’s belief that being acquired by a larger financial institution would benefit shareholders and customers in that Stifel and the surviving corporation would be better equipped to respond to economic and industry developments and to develop and build on their positions in existing markets;

•	management’s due diligence review of Stifel and its subsidiaries, including Stifel Bank & Trust;

•	the expected social and economic impact of the merger on the constituencies served by BBI, including its borrowers, customers, depositors, employees and communities;

•	the entry by all of BBI Bank’s executive officers into agreements with Stifel to continue their employment in leadership positions with BBI Bank and/or Stifel following the closing of the proposed merger;

•	the effects of the merger on BBI’s and BBI Bank’s employees, including the retention of substantially all of BBI’s and BBI Bank’s employees following the merger and the ability of those employees to participate in Stifel’s benefit plans;

•	the fact that holders of BBI voting common stock would have an opportunity to approve the merger;

•	the terms of the merger agreement, including its deal protection and termination fee provisions, which BBI reviewed with its outside legal counsel;

•	the fact that, concurrently with the execution of the merger agreement, BBI’s directors and executive officers and Castle Creek, who, as of May 10, 2018, beneficially owned, in the aggregate, approximately 40% of the outstanding BBI voting common stock, were entering into separate written agreements with Stifel pursuant to which they would collectively agree, among other things, to vote their shares of BBI voting common stock for the approval of the merger proposal;

•	the BBI board’s understanding that the merger would qualify as a “reorganization” under Section 368(a) of the Code, providing favorable tax consequences to the BBI shareholders in the merger;

•	the potential impact of foreign and domestic governmental changes in trade and finance policies on the global financial markets and the market for mergers and acquisitions; and

•	the regulatory and other approvals required in connection with the transactions and the expected likelihood that such regulatory approvals would be received in a reasonably timely manner and without the imposition of unacceptable conditions.

The BBI board also considered a number of uncertainties and risks in its deliberations concerning the transactions contemplated by the merger agreement, including the following:

•	the merger consideration would be paid through the issuance of a fixed number of shares of Stifel common stock, and any decrease in the market price of Stifel common stock after the date of the merger agreement would result in a reduction of the aggregate merger consideration to be received by BBI shareholders upon completion of the merger;

•	at the time of voting their shares, holders of BBI voting common stock would not know the precise market value of the consideration they will receive at the effective time of the merger; and

•	the possible disruption to BBI’s business that could result from the announcement of the merger and the resulting distraction of management’s attention from the day-to-day operations of BBI’s business.

The BBI board believes that the merger agreement, the related plan of merger and the merger are advisable and in the best interests of BBI and its shareholders and recommends that the holders of BBI voting common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal.

The above discussion of the information and factors considered by the BBI board is not intended to be exhaustive but includes a description of all material factors considered by the BBI board. The BBI board further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by the BBI board in connection with its evaluation of the merger, the BBI board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. The BBI board collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger agreement, the related plan of merger and the merger are in the best interests of BBI and its shareholders and that the benefits expected to be achieved from the merger outweigh the potential risks and vulnerabilities.

It should be noted that the explanation of the BBI board’s reasoning, and much of the other information, presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 22.

Opinion of FIG Partners, LLC

On April 11, 2018, the BBI board retained FIG Partners to act as financial advisor to the BBI board in connection with BBI’s consideration of a possible business combination. FIG Partners is a nationally recognized investment banking firm and, as part of its investment banking business, values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, FIG Partners has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The BBI board selected FIG Partners to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

FIG Partners acted as financial advisor in connection with the proposed transaction and provided a fairness opinion to the BBI board. At the May 9, 2018, meeting at which the BBI board considered and discussed the terms of the merger agreement and the merger, FIG Partners delivered to the BBI board its oral opinion, which was subsequently confirmed in writing on May 10, 2018, to the effect that, as of such date, the exchange ratio was fair to the BBI shareholders from a financial point of view. The full text of FIG Partners’ opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by FIG Partners in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. BBI shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

FIG Partners’ opinion speaks only as of the date of the opinion. The opinion was directed to the BBI board in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the BBI shareholders. FIG Partners’ opinion does not constitute a recommendation to any holder of BBI voting common stock as to how such holder should vote at any meeting of shareholders called to consider and vote upon the merger or any other matter. It does not address the underlying business decision of BBI to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for BBI or the effect of any other transaction in which BBI might engage. FIG Partners did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any of BBI’s officers, directors or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the merger consideration to be received by BBI shareholders in the merger. FIG Partners’ opinion was reviewed by FIG Partners’ compliance officer consistent with internal policy.

In connection with rendering its opinion, FIG Partners, among other things:

(i)	reviewed the merger agreement;

(ii)	reviewed certain historical, publicly available business and financial information concerning BBI and Stifel including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation;

(iii)	held discussions with members or representatives of the senior management of BBI and representatives of Stifel for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the merger;

(iv)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that FIG Partners considered relevant;

(v)	analyzed the value of Stifel common stock to be received as an acquisition currency in relation to Stifel’s peers and broader market indices; and

(vi)	performed such other analyses and considered such other factors as FIG Partners deemed appropriate.

FIG Partners also discussed with certain representatives and members of senior management of BBI the business, financial condition, results of operations and prospects of BBI.

In performing its review, FIG Partners relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by BBI and Stifel, or their respective representatives, or that was otherwise reviewed by it, and FIG Partners assumed such accuracy and completeness for purposes of preparing its opinion. FIG Partners further relied on the assurances of the management of BBI and Stifel that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. FIG Partners was not asked to and did not undertake an independent verification of any such information and FIG Partners did not assume any responsibility or liability for the accuracy or completeness thereof. FIG Partners did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BBI or Stifel, or any of their respective subsidiaries, nor were they furnished with any such evaluations or appraisals. FIG Partners rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of

BBI or Stifel. FIG Partners did not make an independent evaluation of the adequacy of the allowance for loan losses of BBI, Stifel or the combined entity after the merger and FIG Partners did not review any individual credit files relating to BBI or Stifel. FIG Partners assumed, with BBI’s consent, that the respective allowances for loan losses for both BBI and Stifel were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, FIG Partners used earnings estimates and guidance provided by representatives and management of BBI. In addition, FIG Partners used publicly available consensus mean analyst earnings per share estimates for Stifel for the years ending December 31, 2018 and 2019, as well as an estimated long-term earnings per share growth rate for the years thereafter, determined by analyzing historical performance and 2018 and 2019 consensus mean estimated earnings. FIG Partners also used in its pro forma analyses certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings and a core deposit intangible asset, among other assumptions, as provided by representatives of BBI. With respect to the foregoing information, the respective representatives of BBI senior management and of Stifel confirmed to FIG Partners that those estimates and judgments reflected the best currently available estimates and judgments of those respective representatives of the future financial performance of BBI and Stifel, respectively, and FIG Partners assumed that such performance would be achieved. FIG Partners expressed no opinion as to such information or the assumptions on which such information was based. FIG Partners assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of BBI or Stifel since the date of the most recent financial data made available to FIG Partners. FIG Partners also assumed in all respects material to its analysis that BBI and Stifel would remain as going concerns for all periods relevant to its analyses.

FIG Partners also assumed that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on BBI, Stifel or the merger or any related transaction, (iii) the merger would be consummated without BBI’s walkaway rights under the merger agreement having been triggered, and (iv) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with BBI’s consent, FIG Partners relied upon the advice that BBI received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

FIG Partners’ analyses and the views expressed in its opinion were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to FIG Partners as of, the date of its opinion. Events occurring after that date could materially affect FIG Partners’ views and FIG Partners did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. FIG Partners expressed no opinion as to the trading values of BBI common stock or Stifel common stock at any time or what the value of Stifel common stock would be once it is actually received by the BBI shareholders.

In rendering its opinion, FIG Partners performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying FIG Partners’ opinion or the presentation made by FIG Partners to the BBI board, but is a summary of all material analyses performed and presented by FIG Partners. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. FIG Partners believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in FIG Partners’ comparative analyses described below is identical to BBI or Stifel, and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of BBI and Stifel and the companies to which they are being compared. In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis or factor that it considered. Rather, FIG Partners made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, FIG Partners made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, FIG Partners also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of BBI, Stifel and FIG Partners. The analyses performed by FIG Partners are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. FIG Partners prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the BBI board at the BBI board’s May 9, 2018, meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, FIG Partners’ analyses do not necessarily reflect the value of BBI common stock or the prices at which BBI common stock or Stifel common stock may be sold at any time. The analyses of FIG Partners and its opinion were among a number of factors taken into consideration by the BBI board in making its determination to approve the merger agreement, and the analyses described below should not be viewed as determinative of the decision of the BBI board or BBI’s management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

FIG Partners reviewed the financial terms of the proposed transaction. Using the May 7, 2018 five-day average closing stock price of Stifel common stock of $58.29, and based upon 2,828,902 shares of BBI common stock outstanding, FIG Partners calculated an aggregate implied transaction value of approximately $116.9 million, or a transaction price per share of BBI common stock of $41.09. Based upon financial information for BBI as of or for the last twelve months (“LTM”) ended December 31, 2017, unless otherwise noted, FIG Partners calculated the following implied transaction metrics:

Transaction Price / LTM Net Income:	20.8	X
Transaction Price / 2018 Estimated Earnings Per Share:	15.5	X
Transaction Price / Tangible Book Value Per Share:	166.7%
Tangible Book Premium/Core Deposits (¹):	9.6%
Transaction Price / Total Assets:	18.6%

(1)	Tangible book premium to core deposits calculated as (deal value – tangible equity) / (Core Deposits); Core Deposits defined as total deposits less jumbo time deposits.

Comparable Company Analysis

FIG Partners used publicly available information to perform a peer comparison analysis for Stifel and a group of financial institutions as selected by FIG Partners for the Stifel Peer Group. The Stifel Peer Group consisted of holding companies, banks and thrifts whose securities are traded on the NYSE or NASDAQ which were defined in Stifel’s proxy statement for its 2017 annual meeting of shareholders. The Stifel Peer Group consisted of the following companies:

T. Rowe Price Group Inc.	Evercore Inc.
Raymond James Financial Inc.	Legg Mason Inc.
Affiliated Managers Group Inc.	Piper Jaffray Companies
Eaton Vance Corp.	Greenhill & Co. Inc.
Lazard Limited	Oppenheimer Holdings Inc.
LPL Financial Holdings Inc.

The analysis compared financial information for Stifel with the corresponding publicly available data for the Stifel Peer Group as of or for the twelve months ended March 31, 2018 (unless otherwise noted), with pricing data as of May 7, 2018. The table below sets forth the data for Stifel and the high, low, median and mean data for the Stifel Peer Group.

Stifel	Stifel Peer Group Median	Stifel Peer Group Mean	Stifel Peer Group High	Stifel Peer Group Low
Market Capitalization ($M)	$4,252	$5,890	$7,112	$27,475	$379
Price/Tangible Book Value	256.1%	226.1%	271.3%	527.2%	106.1%
Price/EPS	24.5	x	18.3	x	19.2	x	34.2	x	10.3	x
Dividend Yield	0.8%	1.5%	1.8%	3.1%	0.7%
Weekly Volume	3.0%	3.2%	4.3%	12.4%	2.0%
Short Interest	3.4%	2.7%	4.1%	19.2%	0.8%
Insider Ownership	4.2%	4.0%	7.2%	27.6%	1.2%
Institutional Ownership	90.3%	81.1%	83.5%	108.9%	50.5%
Last Twelve Months Return	24.1%	30.9%	32.9%	73.5%	5.5%

Note: Financial data for the institutions in the Stifel Peer Group is not pro forma for any publicly announced and pending transactions.

Analysis of Selected Merger Transactions: National

FIG Partners reviewed a group of selected merger and acquisition transactions for the National Transactions Group. The National Transactions Group consisted of nationwide holding company, bank and thrift transactions with disclosed deal value and target total assets between $500 million and $750 million, non-performing assets to assets less than 2.0% and last twelve months return on average assets greater than 0.0% announced between January 1, 2017, and May 8, 2018, excluding mergers of equals transactions and transactions where less than 100% of the target company’s stock was acquired. The National Transactions Group was composed of the following transactions:

Buyer	Target
National Commerce Corp.	Landmark Bancshares Inc.
QCR Holdings Inc.	Springfield Bancshares Inc.
HarborOne Bancorp Inc. (MHC)	Coastway Bancorp Inc.
Civista Bancshares Inc.	United Community Bancorp
Mechanics Bank	Learner Financial Corp.
Mid Penn Bancorp Inc.	First Priority Financial Corp.
First Foundation Inc.	PBB Bancorp
FCB Financial Holdings Inc.	Floridian Community Holdings Inc.
Home Bancorp Inc.	Saint Martin Bancshares Inc.
United Community Banks Inc.	Four Oaks Fincorp Inc.
SmartFinancial Inc.	Capstone Bancshares Inc.
First Busey Corp.	Mid Illinois Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, FIG Partners reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to total assets, transaction price to tangible book value per share and tangible book premium to core deposits. FIG Partners also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. FIG Partners compared the indicated transaction multiples and target financials for the merger to the high, low, mean and median multiples of the National Transactions Group.

BBI / Stifel	National Transactions Median	National Transactions Mean	National Transactions High	National Transactions Low
Deal Value ($M)	$116.9	$110.6	$106.0	$133.4	$75.0
Transaction price/Tangible book value per share:	166.7%	181.3%	185.9%	227.0%	161.5%
Transaction price/Earnings per share	20.8	x	17.4	x	17.3	x	23.0	x	9.6	x
Transaction price/Total assets	18.6%	17.0%	17.2%	21.7%	13.0%
Core deposit premium	9.6%	12.2%	13.0%	17.7%	9.3%
Target Total Assets ($M)	$629.8	$595.9	$615.7	$738.9	$510.8
Target NPAs/Assets	1.01%	0.72%	0.86%	1.94%	0.00%
Target TCE/TA	11.10%	9.55%	9.71%	12.75%	7.25%
Target LTM ROAA	0.91%	0.90%	0.97%	2.10%	0.39%

Analysis of Selected Merger Transactions: Regional

FIG Partners reviewed a group of selected merger and acquisition transactions for the Regional Transactions Group. The Regional Transactions Group consisted of holding company, bank and thrift transactions with disclosed deal value in which the target company was headquartered in Arkansas, Illinois, Iowa, Kansas, Kentucky, Missouri, Nebraska or Tennessee, had total assets between $400 million and $1.0 billion and non-performing assets to assets of less than 2.0% and was located in a defined metropolitan statistical area and that were announced between January 1, 2017, and May 8, 2018, excluding mergers of equals transactions and transactions in which less than 100% of the target company’s stock was acquired. The Regional Transactions Group was composed of the following transactions:

Buyer	Target
QCR Holdings Inc.	Springfield Bancshares Inc.
First Mid-Illinois Bancshares	First BancTrust Corp.
Reliant Bancorp Inc.	Community First Inc.
First Busey Corp.	Mid Illinois Bancorp Inc.
Midland States Bancorp Inc.	Centrue Financial Corporation

Using the latest publicly available information prior to the announcement of the relevant transaction, FIG Partners reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to total assets, transaction price to tangible book value per share and tangible book premium to core deposits. FIG Partners also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. FIG Partners compared the indicated transaction multiples and target financials for the merger to the high, low, mean and median multiples of the Regional Transactions Group.

BBI / Stifel	Regional Transactions Median	Regional Transactions Mean	Regional Transactions High	Regional Transactions Low
Deal Value ($M)	$116.9	$84.3	$104.7	$173.0	$59.0
Transaction price/Tangible book value per share	166.7%	167.0%	166.7%	185.0%	139.2%
Transaction price/Earnings per share	20.8	x	19.6	x	20.8	x	28.9	x	15.7	x
Transaction price/Total assets	18.6%	15.9%	16.2%	20.1%	12.3%
Core deposit premium	9.6%	9.8%	9.9%	13.6%	7.0%
Target Total Assets ($M)	$629.8	$563.2	$630.2	$977.8	$465.6
Target NPAs/Assets	1.01%	0.87%	0.97%	1.85%	0.18%
Target TCE/TA	11.10%	9.90%	9.96%	12.71%	6.66%
Target LTM ROAA	0.91%	0.80%	0.95%	1.56%	0.64%

Net Present Value Analyses

FIG Partners performed an analysis that estimated the net present value per share of BBI common stock assuming BBI performed in accordance with earnings and performance assumptions, based on historical performance and discussions with representatives and management of BBI. To approximate the terminal value of a share of BBI common stock at December 31, 2022, FIG Partners applied price to 2022 estimated earnings multiples ranging from 19.0x to 23.0x and multiples of December 31, 2022, tangible book value ranging from 160% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BBI common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of BBI common stock of $34.02 to $44.99 when applying multiples of earnings and $33.42 to $45.64 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	19.0x	20.0x	21.0x	22.0x	23.0x
12.0%	$37.17	$39.13	$41.08	$43.04	$44.99
12.5%	$36.35	$38.26	$40.18	$42.09	$44.00
13.0%	$35.55	$37.42	$39.30	$41.17	$43.04
13.5%	$34.78	$36.61	$38.44	$40.27	$42.10
14.0%	$34.02	$35.81	$37.60	$39.39	$41.18

Tangible Book Value Multiples

Discount Rate	160%	170%	180%	190%	200%
12.0%	$36.51	$38.79	$41.07	$43.36	$45.64
12.5%	$35.71	$37.94	$40.17	$42.40	$44.63
13.0%	$34.92	$37.11	$39.29	$41.47	$43.65
13.5%	$34.16	$36.30	$38.43	$40.57	$42.70
14.0%	$33.42	$35.51	$37.60	$39.68	$41.77

In connection with its analyses, FIG Partners considered and discussed with the BBI board how the present value analyses would be affected by changes in the underlying assumptions. FIG Partners noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

FIG Partners analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the last calendar quarter of 2018, and all outstanding shares of BBI common stock are converted into Stifel common stock at the exchange ratio. In performing this analysis, FIG Partners utilized the following information: (i) earnings estimates and guidance provided by representatives and management of BBI as well as historical performance-based assumptions for BBI’s earnings estimates in the years 2019—2021; (ii) publicly available consensus mean analyst earnings per share estimates for Stifel for the years ending December 31, 2018 and 2019, as well as an estimated long-term earnings per share growth rate for the years thereafter, determined by analyzing historical performance and 2018 and 2019 estimated earnings; and (iii) certain assumptions relating to transaction costs, purchase accounting adjustments and expected cost savings, as provided by representatives of the senior management of BBI. The analysis indicated that the merger could be minimally dilutive to Stifel’s earnings per share in 2019 (0.2%) and immediately accretive to Stifel’s estimated tangible book value per share at the closing of the merger, with an immediate tangible book value payback period based upon the crossover method of payback period calculation.

In connection with this analysis, FIG Partners considered and discussed with the BBI board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

FIG Partners’ Relationship

FIG Partners has acted as financial advisor to BBI in connection with the merger and received a $80,000 fee upon rendering its fairness opinion to the BBI board. BBI has also agreed to indemnify FIG Partners and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

In the two years preceding the date of FIG Partners’ opinion, FIG Partners has not received compensation from BBI for its investment banking services.

Stifel’s Reasons for the Merger

Stifel’s board of directors believes that the merger is in the best interests of Stifel and its shareholders. In deciding to approve the merger agreement, the related plan of merger and the merger, including the issuance of Stifel common stock in connection with the merger, Stifel’s board of directors, after consulting with its management as well as its legal advisors, considered a number of factors, including the following, which are not presented in order of priority:

•	management’s knowledge of Stifel’s and BBI’s business, operations, financial condition, earnings and prospects, taking into account the results of Stifel’s comprehensive due diligence review of BBI;

•	the opportunity for Stifel to expand its private banking and deposit product capabilities throughout the St. Louis, Missouri, region;

•	management’s view that BBI’s business and operations complement Stifel’s existing bank franchise and long-term banking strategy;

•	management’s intention to operate BBI Bank as a sister bank to Stifel Bank & Trust and expectation that consummation of the transaction will enable Stifel to efficiently broaden the array of products and services available to BBI’s and Stifel’s clients, including clients of Stifel’s global wealth management and institutional groups;

•	the quality of BBI’s management and employees and BBI’s strong existing commercial customer base and reputation for providing quality customer service;

•	BBI’s financial performance and strong asset quality;

•	management’s expectations regarding the post-acquisition operation of BBI, including balance sheet growth and cost savings, and the potential return on invested capital that might be generated from BBI in future periods based on these expectations;

•	the financial and other terms of the merger agreement, which Stifel’s board of directors reviewed with its legal advisors;

•	the potential risks associated with successfully integrating BBI’s business, operations and workforce with those of Stifel;

•	the potential risk of diverting management attention and resources from the operation of Stifel’s business and towards the completion of the merger;

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions; and

•	Stifel’s management’s prior record of integrating acquired financial institutions.

Stifel’s board of directors approved the merger agreement after Stifel’s senior management discussed with the board of directors a number of factors, including those described above, and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of BBI. The above discussion of the information and factors considered by Stifel’s board of directors is not intended to be exhaustive but includes a description of material factors considered by Stifel’s board of directors. Given the wide variety of factors and the amount of information considered in evaluating the merger, Stifel’s board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Stifel’s board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors. Stifel’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members based on the factors that each of them considered appropriate.

It should be noted that the explanation of the reasoning of Stifel’s board of directors presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 22.

Interests of Certain Persons in the Merger

In the merger, the directors and executive officers of BBI will receive the same consideration for their shares of BBI common stock as the other BBI shareholders. In considering the recommendation of the BBI board that you vote to approve the merger proposal, you should be aware that some of BBI’s executive officers and directors may have interests in the merger, and may have arrangements, each as described below, which may be considered to be different from, or in addition to, those of the BBI shareholders generally. The BBI board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement, the plan of merger and the merger and to recommend that you vote in favor of approving the merger proposal.

Restricted Stock

Four executive officers of BBI hold restricted stock awards totaling 55,000 shares of BBI restricted stock that were awarded under BBI’s Executive Officer Restricted Stock Plan (which we refer to as the “BBI stock plan”). The restricted stock awards consist of 17,500 shares awarded to Larry Kirby and 12,500 shares for each of Stanley Cornish, Brian Leeker and David Gamache. The BBI stock plan generally provides that in the event of a change in control (as defined in the BBI stock plan) resulting in an exchange of shares of BBI common stock at a cash or equivalent value of at least $40.00 per share, all BBI restricted stock awarded under the BBI stock plan will be deemed to be fully vested. In connection with its approval of the merger agreement, the related plan of merger and the merger, the BBI board determined that the $40.00 per share measure would be deemed satisfied in connection with a change of control effected with Stifel pursuant to the merger agreement.

Stock Options

Under the terms of the merger agreement, outstanding options to purchase BBI common stock, whether vested or unvested, that have not been exercised or canceled prior to such time will, at the effective time of the merger, become fully vested and be canceled. On the effective date of the merger, each holder of BBI stock options will receive, in exchange for the cancellation of each BBI stock option, a lump-sum cash amount equal to $41.76 minus the exercise price per share of such BBI stock option. Under the merger agreement, each holder of BBI stock options will be required to execute an acknowledgment and waiver agreement prior to receiving payment from BBI in connection with the cancellation of such holder’s BBI stock options.

The below chart lists the number of shares subject to BBI stock options held by BBI’s executive officers and by all other option holders as a group:

Option Holder	Number of Shares Subject to BBI Stock Options	Aggregate Option Cancellation Payment
David Gamache	8,000	$184,080
Brian Leeker	2,000	35,520
All other option holders as a group (10 persons)	19,197	417,727

Total (all option holders)	29,197	$637,327

Severance and Other Payments to Certain Persons

BBI Bank previously entered into substantially identical Change in Control Agreements (which we refer to as the “change in control agreements”) with each of Messrs. Kirby, Cornish, Leeker and Gamache, and a certain other officer of BBI Bank, each of which provides for payments of severance benefits that may be triggered on termination of employment in connection with the merger. Each of the named executive officers, except for Mr. Cornish, executed a Waiver of Change in Control Agreement (which we refer to collectively as the “waiver of change in control agreements”) in connection with his continuation agreement. See “—Continuation

Agreements—Stanley Cornish” below. The waiver of change in control agreements provide that such officers waive, as of the effective time of the merger, any and all rights they may have under the change in control agreements and that the change in control agreements will terminate at the same time.

Continuation Agreements

As a material inducement and as additional consideration to Stifel to enter into the merger agreement, Stifel entered into employment continuation agreements with Larry Kirby, Stanley Cornish, Brian Leeker, David Gamache and certain other officers of BBI or its subsidiaries. As described below, these agreements set forth the terms and conditions of each such individual’s employment relationship with BBI Bank and/or Stifel following the effective time of the merger and will be effective upon and subject to the completion of the merger.

Larry Kirby. Mr. Kirby’s continuation agreement replaces and supersedes his existing employment arrangements with BBI and BBI Bank and will automatically terminate if the merger agreement terminates. Mr. Kirby will continue to be employed as chief executive officer of BBI Bank. During his employment, Mr. Kirby will receive a base salary at an annual rate of $275,000. Mr. Kirby will also receive a lump sum prorated bonus (calculated with reference to the bonus he would have received under BBI Bank’s bonus plan for the prorated period and as provided in BBI Bank’s bonus plan), payable by the last day of the month following the closing date of the merger, and a year-end bonus payable in March 2019 (calculated with reference to the bonus he would have received under BBI Bank’s bonus plan for 2018, reduced by the amount of the prorated bonus previously paid) if he is in active working status (as defined in his waiver of change in control agreement). The aggregate amount of the prorated bonus and the year-end bonus is expected to be substantially the same as the amount of the bonus Mr. Kirby would have received for 2018 in the absence of the merger. Because Mr. Kirby executed his waiver of change in control agreement, and if his continuation agreement has not been terminated, Mr. Kirby will receive (i) a bonus of $150,000, payable in January 2020 if he is in active working status through December 31, 2019, or, if his employment is terminated by Stifel without “cause” before that date, the bonus will be paid within 30 days after his employment terminates, and (ii) at or shortly following the closing date of the merger, a grant of restricted stock units (which we refer to as “RSUs”) under the Stifel 2001 Incentive Stock Plan. Each RSU entitles Mr. Kirby to a payment equal to the fair market value of one share of Stifel common stock. The value of the RSUs on the date of grant will be $300,000. The RSUs will vest and be distributed in January 2020 or, if his employment is terminated by Stifel without “cause” prior to that date and he executes a release of claims, Mr. Kirby will be entitled to a separation payment equal to the value of the RSUs. In addition, Mr. Kirby is eligible for a minimum discretionary bonus of $250,000 payable in March 2020 if he is in active working status with Stifel on the date of payment. Mr. Kirby’s continuation agreement provides that all previous BBI Bank plans and agreements relating to his employment will terminate as of the closing date of the merger and will not be continued. Should he choose to enroll, Mr. Kirby will be eligible to participate in Stifel’s benefits programs currently in effect. The continuation agreement also prohibits Mr. Kirby from soliciting customers or employees of BBI or Stifel, or a Stifel affiliate, for a period of 24 months following termination of his employment.

Stanley Cornish. Mr. Cornish’s continuation agreement replaces and supersedes his existing employment arrangements with BBI and BBI Bank, other than rights under his change in control agreement, and will automatically terminate if the merger agreement terminates. Mr. Cornish will continue to be employed as chief operating officer of BBI Bank. During his employment, Mr. Cornish will receive a base salary at an annual rate of $200,000. Mr. Cornish will also receive a lump sum prorated bonus (calculated with reference to the bonus he would have received under BBI Bank’s bonus plan for the prorated period and as provided in BBI Bank’s bonus plan), payable by the last day of the month following the closing date of the merger, and a 2018 year-end bonus payable on or before March 15, 2019, or earlier upon involuntary termination of employment. Mr. Cornish will also receive a prorated bonus for the number of days worked in 2019 unless his employment is terminated for “cause.” All previous BBI Bank plans and agreements relating to Mr. Cornish’s employment will terminate as of the closing date of the merger and will not be continued. Should he choose to enroll, Mr. Cornish will be eligible to participate in Stifel’s benefits programs currently in effect. The continuation agreement also prohibits

Mr. Cornish from competing with BBI, Stifel, or a Stifel affiliate within the St. Louis County, Missouri area for a period of 12 months immediately following termination of Mr. Cornish’s employment, and from soliciting customers or employees of BBI or Stifel, or a Stifel affiliate, for a period of 24 months following termination of his employment. Pursuant to his change in control agreement, Mr. Cornish is entitled to receive a payment equal to 100% of his then-current base salary plus the average annual incentive bonus compensation for the three most recent years preceding the year that the change in control payment becomes due, upon his termination of employment for any reason other than “cause” (defined therein) within 12 months following a “change in control” (defined therein), which, at the closing date of the merger, would have an approximate value of $280,910. BBI Bank agreed in Mr. Cornish’s continuation agreement to waive the 12-month termination of employment condition contained in his change in control agreement and to pay the change in control payment within 30 days of his termination date.

Brian Leeker. Mr. Leeker’s continuation agreement replaces and supersedes his existing employment arrangements with BBI and BBI Bank and will automatically terminate if the merger agreement terminates. Mr. Leeker will continue to be employed as chief financial officer of BBI Bank following the merger. During his employment, Mr. Leeker will receive a base salary at an annual rate of $180,000. Mr. Leeker will also receive a lump sum prorated bonus (calculated with reference to the bonus he would have received under BBI Bank’s bonus plan for the prorated period and as provided in BBI Bank’s bonus plan), payable by the last day of the month following the closing date of the merger, and a year-end bonus, payable in March 2019 (calculated with reference to the bonus he would have received under BBI Bank’s bonus plan for 2018, reduced by the amount of the prorated bonus previously paid) if he is in active working status (as defined in his waiver of change in control agreement). The aggregate amount of the prorated bonus and the year-end bonus is expected to be substantially the same as the amount of the bonus Mr. Leeker would have received for 2018 in the absence of the merger. Because Mr. Leeker executed his waiver of change in control agreement, and if his continuation agreement has not been terminated, Mr. Leeker will receive (i) a bonus of $75,000, payable in January 2020 if he is in active working status through December 31, 2019, or, if his employment is terminated by Stifel without “cause” before that date, the bonus will be paid within 30 days after his employment terminates, and (ii) at or shortly following the closing date of the merger, a grant of RSUs under the Stifel 2001 Incentive Stock Plan. Each RSU entitles Mr. Leeker to a payment equal to the fair market value of one share of Stifel common stock. The value of the RSUs on the date of grant will be $180,000. The RSUs will vest and be distributed in January 2020 or, if his employment is terminated by Stifel without “cause” prior to that date and he executes a release of claims, Mr. Leeker will be entitled to a separation payment equal to the value of the RSUs. Additionally, Mr. Leeker is eligible for a minimum discretionary bonus of $150,000 payable in March 2020 if he is in active working status with Stifel on the date of payment. All previous BBI Bank plans and agreements relating to Mr. Leeker’s employment will terminate as of the closing date of the merger and will not be continued. Should he choose to enroll, Mr. Leeker will be eligible to participate in Stifel’s benefits programs currently in effect. Mr. Leeker’s continuation agreement also prohibits him from competing with BBI, Stifel or a Stifel affiliate within the St. Louis County, Missouri, area for a period of 12 months immediately following termination of Mr. Leeker’s employment, and from soliciting customers or employees of BBI or Stifel, or a Stifel affiliate, for a period of 24 months following termination of his employment.

David Gamache. Mr. Gamache’s continuation agreement replaces and supersedes his existing employment arrangements with BBI and BBI Bank and will automatically terminate if the merger agreement terminates. Mr. Gamache will continue to be employed as General Counsel of BBI Bank following the merger. During his employment, Mr. Gamache will receive a base salary at an annual rate of $200,000. Mr. Gamache will also receive a lump sum prorated bonus (calculated with reference to the bonus he would have received under BBI Bank’s bonus plan for the prorated period and as provided in BBI Bank’s bonus plan), payable by the last day of the month following the closing date of the merger, and a year-end bonus, payable in March 2019 (calculated with reference to the bonus he would have received under BBI Bank’s bonus plan for 2018, reduced by the amount of the prorated bonus previously paid) if he is in active working status (as defined in his waiver of change in control agreement). The aggregate amount of the prorated bonus and the year-end bonus is expected to be substantially the same as the amount of the bonus Mr. Gamache would have received for 2018 in the absence of the merger. Because Mr. Gamache executed his waiver of change in control agreement, and if his continuation agreement has not been terminated, Mr. Gamache will receive (i) a bonus of $75,000, payable in January 2020 if he is in active working status through December 31, 2019, or, if his employment is terminated by Stifel without “cause” before that date, the bonus will be paid within 30 days after his employment terminates, and (ii) at or shortly following the closing date of the merger, a grant of RSUs under the Stifel 2001 Incentive Stock Plan. Each RSU entitles Mr. Gamache to a value equal to the fair market value of one share of Stifel common stock. The value of the RSUs on the date of grant will be $210,000. The RSUs will vest and be distributed in January 2020 or, if his employment is terminated by Stifel without “cause” prior to that date and he executes a release of claims, Mr. Gamache will be entitled to a separation payment equal to the value of the RSUs. Additionally, Mr. Gamache is eligible for a minimum discretionary bonus of $150,000 payable in March 2020 if he is in active working status with Stifel on the date of payment. All previous BBI Bank plans and agreements relating to Mr. Gamache’s employment will terminate as of the closing date of the merger and will not be continued. Should he choose to enroll, Mr. Gamache will be eligible to participate in Stifel’s benefits programs currently in effect. The continuation agreement also prohibits Mr. Gamache from soliciting customers or employees of BBI or Stifel, or a Stifel affiliate, for a period of 24 months following termination of his employment.

Each of these named executive officers’ continuation agreements provides that, in the event that any payment under the applicable executive’s agreement would trigger an excise tax under Section 4999 of the Code, the amount of such payment will be reduced to the extent necessary to avoid the imposition of the excise tax.

Indemnification and Insurance

The merger agreement provides that, following completion of the merger, each of Stifel and the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, each current or former director or officer of BBI and its subsidiaries as of the date of the merger agreement or at any time from the date of the merger to its effective time (in each case when acting in such capacity) against expenses, judgments, fines, losses or liabilities actually and reasonably incurred in connection with any action, suit or proceeding, whether arising before or after the effective time of the merger, arising out of the fact that such person is or was a director or officer of BBI or any of its subsidiaries or is or was serving at the request of BBI or any of its subsidiaries as a director or officer of another person, and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time of the merger, and will also advance expenses as incurred by such persons, in each case to the same extent as such persons have the right to indemnity or expense advancement pursuant to BBI’s or its applicable subsidiary’s articles of incorporation and bylaws, or comparable governing documents, in effect as of the date of the merger agreement. Any person to whom expenses are advanced must provide an undertaking to repay such advances unless it is ultimately determined that such person is entitled to indemnification. BBI, as the surviving corporation, also agreed to maintain in effect, for a period of five years following the effective time of the merger, insurance coverage that will contain at least the same coverage and amounts, and terms and conditions no less advantageous than, the current policy of directors’ and officers’ liability insurance maintained by BBI for actions taken prior to the effective time of the merger. The cost of such insurance coverage may not exceed 200% of the premiums BBI paid for its current policy term. In lieu of the foregoing, BBI, in consultation with Stifel, may obtain and fully pay for a six-year “tail” policy with respect to such claims.

Non-Elective Deferred Compensation Plan

BBI previously adopted the BBI deferred compensation plan. The BBI deferred compensation plan provides the opportunity to certain members of senior management and employees of BBI that participate in the BBI deferred compensation plan to receive certain bonus compensation, subject to the terms and conditions of such plan. Pursuant to the terms of the BBI deferred compensation plan, all participants in such plan become 100% vested in the amounts credited to their accounts under such plan upon a “Change-in-Control” (as defined in such plan), and completion of the merger will constitute such a Change-in-Control. It is anticipated that, at or near the closing date of the merger, the BBI deferred compensation plan will be paid out in full to its participants.

The anticipated balance in the BBI deferred compensation plan as of March 31, 2018, is $3,883,053; as of that date, the amount payable to each of Messrs. Kirby, Cornish, Leeker and Gamache was $412,362. In addition, each of Messrs. Kirby, Cornish and Leeker will be fully vested in the unvested portion of his account. Based on account balances as of March 31, 2018, the unvested amount of each such account that will vest on the closing date of the merger is $86,974 for Messrs. Kirby, Cornish and Leeker.

Merger-Related Compensation For Named Executive Officers upon Termination

The following table illustrates the payments described above, assuming the merger is consummated on September 30, 2018, that the price per share of Stifel common stock is $60.23 (based on the closing price of Stifel common stock on the NYSE on May 9, 2018, the last trading day before the date of the public announcement of the merger) and that the named executive officers of BBI are terminated without cause immediately following the merger:

BBI Executive Officer	Cash Payments		Equity		Pension/NQDC		Total
Larry Kirby Chief Executive Officer	$607,875	(1)	$743,087	(5)	$412,362	(9)	$1,763,324
Stanley Cornish Chief Operating Officer	$386,160	(2)	$530,776	(6)	$412,362	(9)	$1,329,298
Brian Leeker Chief Financial Officer	$333,938	(3)	$530,776	(7)	$412,362	(9)	$1,277,076
David Gamache General Counsel	$363,938	(4)	$530,776	(8)	$412,362	(9)	$1,307,076

(1)	Represents (i) a lump sum prorated bonus of $157,875, which is BBI Bank’s estimate of the prorated bonus through the closing date of the merger, payable by the last day of the month following such closing date, which is “single-trigger,” (ii) a bonus of $150,000 payable in 2020 or earlier qualifying termination of employment, and (iii) a grant of RSUs with a value of $300,000. The amounts in (ii) and (iii) are payable after the change of control either if his employment is terminated by Stifel without “cause” before January 2020, or in January 2020. The payments in (ii) and (iii) are “double-trigger” in the event of a qualifying termination following the change of control.
(2)	Represents (i) a lump sum prorated bonus of $78,938, which is BBI Bank’s estimate of the prorated bonus through the closing date of the merger, payable by the last day of the month following such closing date, which is “single-trigger,” (ii) severance pay of $280,910, one year’s pay plus average annual incentive bonus compensation which will be made on his termination of employment for any reason other than “cause” after the change of control, and (iii) $26,313, which is the estimate of the 2018 year-end bonus payable on or before March 15, 2019, or earlier upon involuntary termination of employment after the change of control. The payments in (ii) and (iii) are “double-trigger” in the event of a qualifying termination following the change of control.
(3)	Represents (i) a lump sum prorated bonus of $78,938, which is BBI Bank’s estimate of the prorated bonus through the closing date of the merger, payable by the last day of the month following such closing date, which is “single-trigger,” (ii) a bonus of $75,000, and (iii) a grant of RSUs with a value of $180,000. The amounts in (ii) and (iii) are payable after the change of control either if his employment is terminated by Stifel without “cause” before January 2020, or in January 2020. The payments in (ii) and (iii) are “double-trigger” in the event of a qualifying termination following the change of control.
(4)	Represents (i) a lump sum prorated bonus of $78,938, which is BBI Bank’s estimate of the prorated bonus through the closing date of the merger, payable by the last day of the month following such closing date, which is “single-trigger,” (ii) a bonus of $75,000, and (iii) a grant of RSUs with a value of $210,000. The amounts in (ii) and (iii) are payable after the change of control either if his employment is terminated by Stifel without “cause” before January 2020, or in January 2020. The payments in (ii) and (iii) are “double-trigger” in the event of a qualifying termination.
(5)	Represents payment for 17,500 shares of BBI restricted stock, which is payable on the closing date of the merger without regard to termination of employment and so is “single-trigger.”

(6)	Represents payment for 12,500 shares of BBI restricted stock, which is payable on the closing date of the merger without regard to termination of employment and so is “single-trigger.”
(7)	Represents payment for 12,500 shares of BBI restricted stock, which is payable on the closing date of the merger without regard to termination of employment and so is “single-trigger.” This does not include the value of any payment for BBI stock options (see “—Stock Options”) that were vested before the change of control.
(8)	Represents payment for 12,500 shares of BBI restricted stock, which is payable on the closing date of the merger without regard to termination of employment and so is “single-trigger.” This does not include the value of any payment for BBI stock options (see “—Stock Options”) that were vested before the change of control.
(9)	Represents payment of deferred compensation to each executive in the amount of $412,362 payable on the change of control, which is a “single-trigger” payment. Of this payment, based on account balances as of March 31, 2018, the following amounts will become vested on the change of control: $86,974 for Messrs. Kirby, Cornish and Leeker. See the description of these payments in “—Non-Elective Deferred Compensation Plan” above.

Board of Directors of Stifel Bank & Trust Following the Merger

Following the merger, one or more of Dan Guirl, Larry Kirby and Meade Summers, each of whom is currently a member of the BBI board and BBI Bank’s board of directors, may be added to Stifel Bank & Trust’s board of directors.

Accounting Treatment

For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with generally accepted accounting principles. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of BBI as of the effective time of the merger will be recorded at their respective fair values and added to those of Stifel. Any excess of purchase price over the fair values of net assets acquired will be recorded as goodwill. Consolidated financial statements of Stifel issued after the merger will reflect these fair values and BBI’s results of operations from the effective time of the merger and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of BBI.

Management of the Surviving Corporation and Other Entities Following the Merger

The officers and directors of Merger Sub immediately prior to the effective time of the merger will be the initial officers and directors of the surviving corporation following the merger and will hold office until their respective successors are duly elected or appointed, or their earlier death, resignation or removal. Immediately following the merger:

•	the executive officers of BBI will be Christopher K. Reichert—President and Chief Executive Officer, John Barringer—Treasurer and Chief Financial Officer and Zachary A. Abeles—Secretary, all of whom are currently serving as officers of Stifel and/or Stifel Bank & Trust; and

•	the directors of BBI may include members of the post-merger boards of directors of BBI Bank and Stifel Bank & Trust, as well as one or more current officers of Stifel.

BBI’s subsidiary bank, BBI Bank, will, as a result of the merger, become an indirect, wholly owned subsidiary of Stifel. Immediately following the Merger, the executive management of BBI Bank and Stifel Bank & Trust will be the same as the executive management of each prior to the merger. Immediately following the merger, BBI Bank’s board of directors will include three of its current members (Dan Guirl, Larry Kirby and Meade Summers), plus up to eight members of the current board of directors of Stifel Bank & Trust. Immediately following the merger, the board of directors of Stifel Bank & Trust will be the same as its current board of directors, except that one or more of Messrs. Guirl, Kirby and Summers may be added to such board of directors at some point following the merger.

The directors and officers of Stifel immediately following the merger will be the same as Stifel’s directors and officers immediately prior to the merger. For information as to the identities, backgrounds, compensation and certain other matters regarding Stifel’s directors and executive officers, please refer to Stifel’s proxy statement for its 2018 annual meeting of shareholders and the section titled “Business—Executive Officers” in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 98.

Operations Following the Merger

At the effective time of the merger, Merger Sub will merge with and into BBI. As a result, Merger Sub will cease to exist as a separate entity, and BBI will become a wholly owned subsidiary of Stifel. BBI, as the surviving corporation in the merger, will operate under the name “Stifel Bancorp, Inc.” BBI Bank will continue to operate as a wholly owned subsidiary of BBI and will become an indirect subsidiary of Stifel. Stifel anticipates that BBI Bank will remain a separately chartered subsidiary of Stifel. Upon the closing of the merger or at a point in time thereafter, Stifel, in its discretion and subject to any requisite regulatory approvals, intends to (a) cause BBI to convert from a Missouri corporation to a Delaware corporation, (b) cause BBI Bank to change its name, (c) cause Stifel Bank & Trust to become a subsidiary of BBI, (d) cause Stifel Trust Company Delaware, National Association, to become a subsidiary of Stifel Trust Company, National Association, and (e) cause Stifel Trust Company, National Association (with Stifel Trust Company Delaware, National Association, as its subsidiary), to become a subsidiary of BBI as well.

BBI Shareholder Approval

The affirmative vote of the holders of at least two-thirds of the shares of BBI common stock outstanding as of July 11, 2018, the record date for the special meeting, and entitled to vote on the merger proposal is required to approve the merger proposal. As of the record date for the special meeting, there were 2,321,936 shares of BBI voting common stock outstanding. Therefore, at least 1,547,958 shares of BBI voting common stock must be affirmatively voted in favor of the merger proposal in order for the BBI shareholders to approve the merger proposal. Each of BBI’s directors and executive officers and Castle Creek entered into voting agreements with Stifel pursuant to which they collectively agreed to vote shares totaling, as of the record date for the special meeting, in the aggregate, approximately 923,263 shares of BBI voting common stock, or approximately 40% of the outstanding BBI voting common stock, in favor of the merger proposal. Please see “—The Merger Agreement—Director, Executive Officer and Large Shareholder Voting Agreements,” beginning on page 82.

Dissenters’ Rights

BBI shareholders are entitled, under Section 351.455 of the MGBCL, to dissent from the merger and, if the merger is consummated, to receive payment of the fair value of their shares of BBI common stock in cash rather than receiving shares of Stifel common stock as described above. This right to dissent is subject to a number of restrictions and procedural requirements, which are summarized below. If you have a beneficial interest in shares of BBI common stock that are held of record in the name of another person, such as a broker, bank or other nominee, you must submit to BBI the record shareholder’s written consent to the dissent not later than the time you assert dissenters’ rights.

Each BBI shareholder who wishes to dissent from the merger should read carefully both the summary below and the full text of Section 351.455 of the MGBCL, which is reproduced in full in Annex C to this proxy statement/prospectus. The availability of dissenters’ rights is conditioned upon strict compliance with the procedures set forth in Section 351.455 of the MGBCL. Failure to timely and properly comply with the procedures specified will result in the complete loss of dissenters’ rights. Accordingly, if you wish to dissent from the merger and demand the fair value of your BBI common stock in cash, you should consult with your own legal counsel.

Any BBI shareholder who wishes to dissent from the merger should not send in a signed proxy unless such shareholder marks his, her or its proxy to vote against, or to abstain from the vote on, the merger, or such shareholder will lose the right to dissent. Any BBI shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving the merger proposal and will not be entitled to assert dissenters’ rights.

If a dissenting BBI shareholder’s written objection is not timely received by BBI prior to or at the special meeting, then such shareholder will not be entitled to exercise his, her or its dissenters’ rights. BBI shareholders bear the risk of non-delivery and of untimely delivery. A dissenting BBI shareholder may call BBI’s general counsel, at (314) 721-8003, to confirm whether such shareholder’s written objection has been received prior to the special meeting.

Procedure for the Exercise of Dissenters’ Rights

To exercise dissenters’ rights under Section 351.455 of the MGBCL and be entitled to appraisal and payment of the fair value of your shares of BBI common stock in cash, you must:

•	own BBI common stock as of the record date for the special meeting;

•	file with BBI, prior to or at the special meeting, a written objection to the plan of merger. This written objection must be made in addition to and separate from any proxy or other vote cast against the approval of the merger proposal. Neither a vote against, a failure to vote for, or an abstention from voting will satisfy the requirement that a written objection be delivered to BBI before the vote is taken;

•	not vote your shares of BBI common stock in favor of the merger proposal at the special meeting (if you own BBI voting common stock). An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger proposal, by proxy or in person, will constitute a waiver of your dissenters’ rights in respect of the shares so voted and will nullify any previously filed written objection; and

•	within 20 days after the merger is completed, make a written demand on the surviving corporation in the merger for payment of the fair value of your shares of BBI common stock as of the day prior to the special meeting. Neither a vote cast against the approval of the merger proposal nor the written objection referred to above will satisfy the written demand requirement referred to in this paragraph.

Any written objection to the plan of merger should be sent to: Business Bancshares, Inc., 8000 Maryland Ave, Suite 100, Clayton, Missouri 63105, Attention: David Gamache, General Counsel. Any written demand on the surviving corporation should be sent to: c/o Stifel Financial Corp., 501 North Broadway, St. Louis, Missouri 63102, Attention: Zachary A. Abeles, Senior Vice President & Deputy General Counsel. A vote cast against the merger proposal alone will not satisfy the requirements for compliance with Section 351.455 of the MGBCL. A BBI shareholder who wishes to dissent from the merger must comply with all of the conditions listed in Section 351.455 of the MGBCL.

Any BBI shareholder who (i) fails to file a written objection with BBI prior to or at the special meeting; (ii) votes in favor of the merger proposal; or (iii) fails to make a written demand on the surviving corporation within the 20-day period after the effective date of the merger will be conclusively presumed to have consented to the merger proposal and will be bound by the terms of the merger agreement and the related plan of merger, will not be deemed to be a dissenting shareholder, and will receive the merger consideration provided for in the merger agreement.

Procedure for Payment or Offer of Payment

If, within 30 days after the effective date of the merger, the value of the dissenting shareholder’s shares of BBI common stock is agreed upon between the dissenting shareholder and the surviving corporation, then payment for such shares must be made by the surviving corporation within 90 days after the effective date of the merger, upon the surrender of the dissenting shareholder’s certificates representing such shares. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in the surviving corporation.

Judicial Appraisal of Shares

If, within 30 days after the effective date of the merger, there is no agreement between the dissenting BBI shareholder and the surviving corporation as to the fair value of the dissenting shareholder’s shares of BBI common stock, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving corporation is situated, asking for a finding and determination of the fair value of such shareholder’s shares. The dissenting shareholder will be entitled to judgment against the surviving corporation for an amount equal to the fair value of such shareholder’s shares measured as of the day prior to the special meeting, together with interest thereon to the date of the judgment. Investment banker opinions as to fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under the MGBCL. The “fair value” determined by the court may be more or less than the amount offered to BBI shareholders under the merger agreement.

The judgment will only be payable upon and simultaneously with the surrender to the surviving corporation of the certificate or certificates representing the shares of BBI common stock owned by the dissenting BBI shareholder. Upon payment of the judgment, such shareholder will cease to have any interest in the shares or in the surviving corporation. Further, unless the dissenting shareholder files the petition with the court within the 60-day period described above, the dissenting shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger and shall be bound its terms, and will receive the merger consideration as described above in exchange for such shareholder’s shares of BBI common stock.

The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as provided above will cease if the merger agreement is terminated.

The above summary does not purport to be a complete statement of the provisions of the MGBCL relating to dissenters’ rights and is qualified in its entirety by reference to Section 351.455 of the MGBCL, which is reproduced in full in Annex C to this proxy statement/prospectus and is incorporated herein by reference.

If any BBI shareholder intends to dissent, or if such shareholder believes that dissenting might be in his, her or its best interests, such shareholder should read Annex C carefully.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the receipt of (i) the approval of the Federal Reserve Board for the merger of Merger Sub with and into BBI, (ii) an order of the Commissioner of Finance declaring Stifel’s acquisition of BBI lawful under Missouri law, and (iii) any other regulatory approval the failure of which to obtain would reasonably be expected to have a material adverse effect on the surviving corporation (which Stifel and BBI expect to be none). Subject to the terms of the merger agreement, Stifel and BBI agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation, to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement and to comply with the terms and conditions of such approvals.

Completion of the merger is also subject to the expiration of any applicable statutory waiting periods, in each case, without the imposition of any condition, prohibition, limitation or other requirement that would, as determined by Stifel’s board of directors in its reasonable discretion, (i) prohibit or materially limit the ownership or operation by BBI or any of its subsidiaries, or by Stifel or any of its subsidiaries, of all or any material portion of the business or assets of BBI or any of its subsidiaries or Stifel or its subsidiaries, (ii) compel Stifel or any of its subsidiaries to pay any amounts that would be material as compared to the value of the merger (other than customary filing fees and fees of professional advisors customary to effect transactions comparable in nature and size to the merger), (iii) compel Stifel or any of its subsidiaries to divest any banking office or otherwise dispose of all or any material portion of the business or assets of BBI or any of its subsidiaries or Stifel or any of its subsidiaries, (iv) continue any portion of any material agreement between BBI and a governmental entity against Stifel or any of its subsidiaries after the merger, (v) increase the capital requirements of Stifel or any of its subsidiaries, (vi) restrict or materially limit the ability of Stifel or its subsidiaries to expand its or their business, or (vii) otherwise be reasonably likely to have a material and adverse effect on Stifel and its subsidiaries, taken as a whole and giving effect to the merger (each of which we refer to as a “burdensome condition”).

Federal Reserve Board

Stifel filed an application with the Federal Reserve Bank of St. Louis (under delegated authority from the Federal Reserve Board), pursuant to Section 3(a)(3) of the BHC Act, for prior approval to merge Merger Sub with and into BBI, with BBI as the surviving corporation, and such application was approved on July 6, 2018. No other federal bank regulatory approval is required to complete the merger.

The parties generally must wait at least 30 days to complete the transaction after receipt of Federal Reserve Board approval, during which time the U.S. Department of Justice (which we refer to as the “DOJ”) may bring a court action challenging the transaction on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. Pursuant to the approval letter from the Federal Reserve Bank of St. Louis, the waiting period before Stifel may consummate the transaction expires on July 20, 2018. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the antitrust aspects of the transaction, the DOJ generally analyzes the competitive effects of the transaction differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

After the merger, Stifel plans to undergo an internal reorganization pursuant to which it would transfer the shares of its current bank subsidiary, Stifel Bank & Trust, to BBI, which would cause Stifel Bank & Trust to become a direct subsidiary bank of BBI. Stifel also intends to cause Stifel Trust Company, National Association, to seek prior approval from the OCC for Stifel Trust Company Delaware, National Association, to become a subsidiary of Stifel Trust Company, National Association, and for Stifel Trust Company, National Association (with Stifel Trust Company Delaware, National Association, as its subsidiary), to become a subsidiary of BBI as well. Stifel has included its internal reorganization plans in its application to the Federal Reserve Board for the merger; however, the internal reorganization is not part of the merger agreement or the merger, and Stifel is not required to seek prior approval from the Federal Reserve Board for the internal reorganization.

MDF

Under the Missouri bank holding company act, before Stifel may acquire BBI, the Commissioner of Finance must issue an order declaring Stifel’s acquisition of BBI lawful under the Missouri bank holding company act. The Commissioner of Finance is required to deem unlawful any acquisition that would result in a banking organization being in control of more than 13% of the total deposits in all depository financial institutions in the State of Missouri. On or about June 6, 2018, the Commissioner of Finance delivered to the Federal Reserve Board a letter stating that the MDF had no objection to the merger under Section 3 of the BHC Act or the Missouri bank holding company act, and the Commissioner of Finance issued an order declaring the merger not unlawful under the Missouri bank holding company act.

NYSE Listing

Stifel has agreed in the merger agreement to use its commercially reasonable efforts to list the shares to be issued in the merger on the NYSE prior to the effective time of the merger.

Resale of Stifel Common Stock

Stifel has registered its common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of Stifel common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of Stifel common stock issued to any BBI shareholder who may become an “affiliate” of Stifel for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Stifel common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of BBI common stock that exchange their shares of BBI common stock for shares of Stifel common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury (which we refer to as the “Treasury Regulations”) and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion applies only to those holders of BBI common stock that hold their shares of BBI common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances or that may be applicable to a holder if the holder is subject to special treatment under the U.S. federal income tax laws, including if the holder is:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a BBI shareholder subject to the alternative minimum tax provisions of the Code;

•	a BBI shareholder that received BBI common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a BBI shareholder that holds BBI common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BBI common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds BBI common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding BBI common stock should consult their own tax advisors.

U.S. Federal Income Tax Consequences of the Merger Generally

Subject to the limitations and qualifications described herein and in representation letters provided by Stifel and BBI, and based on customary factual assumptions, Arnold & Porter Kaye Scholer LLP, counsel to Stifel, and Lewis Rice LLC, counsel to BBI, are of the opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to Stifel’s obligation to complete the merger that Stifel receive an opinion from Arnold & Porter Kaye Scholer LLP, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to BBI’s obligation to complete the merger that BBI receive an opinion from Lewis Rice LLC, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Stifel and BBI and on customary factual assumptions. If BBI shareholders elect to exercise dissenters’ rights with respect to a material number of shares of BBI common stock, we may not be able to receive the requisite tax opinions to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the merger may not be completed due to the failure of a required closing condition or may need to be restructured. For purposes of rendering the tax opinions, a material number of shares may be 20% of the outstanding shares of BBI common stock or fewer depending on the amount of cash that BBI shareholders otherwise receive in connection with the merger. Moreover, if total cash consideration paid to BBI shareholders in connection with the merger, including cash paid in lieu of fractional shares of Stifel common stock and cash paid to BBI shareholders that exercise dissenters’ rights, exceeds 60% of the value of the total consideration paid to BBI shareholders in connection with the merger, then the merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

None of the opinions described above will be binding on the IRS or on any court. Stifel and BBI have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions on which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected. If the merger is completed but fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each holder of shares of BBI common stock would recognize a gain or loss equal to the difference between (i) the sum of the fair market value of the Stifel common stock and cash, if any, received by the holder in the merger, and (ii) the holder’s adjusted tax basis in the shares of BBI common stock exchanged therefor.

Accordingly, and on the basis of the foregoing opinions, as a result of the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, ignoring cash received in lieu of fractional shares, a U.S. holder that exchanges all of its shares of BBI common stock for shares of Stifel common stock pursuant to the merger will not recognize gain or loss in connection with such exchange.

A U.S. holder’s aggregate tax basis in the Stifel common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under “—Cash in Lieu of Fractional Shares,” will equal such U.S. holder’s aggregate tax basis in the BBI common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Stifel common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under “—Cash in Lieu of Fractional Shares,” will include the holding period for the shares of BBI common stock exchanged therefor. In the case of any U.S. holder who acquired different blocks of BBI common stock at different times or at different prices, the tax basis and holding period will be determined separately for each identifiable block of shares exchanged in the merger.

Cash in Lieu of Fractional Shares

If a U.S. holder receives cash in lieu of a fractional share of Stifel common stock, the holder will be treated as having received the fractional share of Stifel common stock pursuant to the merger and then as having exchanged that fractional share for cash in redemption by Stifel. As a result, the holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to the holder’s fractional share of Stifel common stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of BBI common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% Medicare contribution tax on “net investment income” as provided in Section 1411 of the Code.

Notwithstanding the previous paragraph, if the receipt of the cash is deemed to be essentially equivalent to the distribution of a dividend to the U.S. holder, the cash would be treated as dividend income. While a dividend from Stifel would generally be treated as a “qualified dividend” and taxed at the same rates applicable to long-term capital gains, a U.S. holder would not be able to apply any portion of its basis to reduce the amount of such dividend and such basis would instead be reallocated to such U.S. holder’s other Stifel shares. Because the possibility of dividend treatment depends primarily upon each U.S. holder’s particular circumstances, including the application of various constructive ownership rules, U.S. holders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received on Exercise of Dissenters’ Rights

If you perfect your dissenters’ rights with respect to your shares of BBI common stock, you will generally recognize capital gain or loss equal to the difference between your tax basis in those shares and the amount of cash received in exchange for those shares. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of BBI common stock who contemplates exercising statutory dissenters’ rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 24% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

If a U.S. holder of BBI common stock who receives Stifel common stock in the merger is considered a “significant holder,” such holder will be required (1) to file a statement with the holder’s U.S. federal income tax return providing certain facts pertinent to the merger, including the tax basis in the BBI common stock surrendered and the fair market value of the Stifel common stock received in the merger, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” for this purpose generally is any U.S. holder of BBI common stock who, immediately before the merger, (i) owns at least 1% (by vote or value) of the total outstanding BBI common stock or (ii) owns BBI securities with a tax basis of $1 million or more. Each holder of BBI common stock should consult its tax advisor as to whether such holder may be treated as a “significant holder.”

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

The merger agreement provides for the merger of Merger Sub with and into BBI, with BBI as the surviving corporation. As a result of the merger, BBI will be a wholly owned subsidiary of Stifel. BBI’s wholly owned bank subsidiary, BBI Bank, will be a wholly owned subsidiary of BBI and an indirect wholly owned subsidiary of Stifel.

Merger Consideration

At the effective time of the merger, each share of BBI common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.705 shares of Stifel common stock, except for shares held by BBI as treasury stock or by Stifel other than in a fiduciary or agency capacity or as a result of debts previously contracted, if any, and except for shares held by BBI shareholders who properly exercise their rights under Missouri law to dissent from the merger.

If the number of outstanding shares of Stifel common stock or BBI common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or if there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio.

Fractional Shares

Stifel will not issue any fractional shares of Stifel common stock in the merger. Instead, Stifel will pay to each BBI shareholder who otherwise would have received a fraction of a share of Stifel common stock an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (i) the Stifel share closing price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Stifel common stock which the holder would otherwise be entitled to receive.

Governing Documents; Directors and Officers

At the effective time of the merger, the charter and bylaws of BBI will be amended in their entirety to conform to the articles of incorporation and the bylaws of Merger Sub in effect immediately prior to the effective time and will become the articles of incorporation and bylaws of the surviving corporation until amended in accordance with applicable law.

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed, or their earlier death, resignation or removal.

Stifel Common Stock and Merger Sub Common Stock

At and after the effective time of the merger, each share of Stifel common stock issued and outstanding immediately prior to the effective time will remain issued and outstanding and will not be affected by the merger.

At and after the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Treatment of Stock Options

At the effective time of the merger, each outstanding and unexercised BBI stock option will become fully vested and automatically will be converted into the right to receive an amount in cash equal to $41.76 minus the exercise price per share of the option.

BBI has agreed to use commercially reasonable efforts to obtain, prior to the completion of the merger, a written acknowledgement from each holder of BBI stock options (i) confirming the number of options held, (ii) confirming that the treatment of such options and the amounts to be paid have been correctly calculated in accordance with the merger agreement, and (iii) acknowledging that in consideration for the cancellation of such options, the holder agrees to accept the cash payment described above. If any holder of BBI stock options does not execute and deliver such acknowledgment, then any shares of BBI common stock that would otherwise be issuable upon the exercise of such options automatically will be converted into the right to receive the merger consideration, and no BBI common stock will be issued upon the exercise of such options.

Treatment of Restricted Stock

At the effective time of the merger, each outstanding award in respect of a share of BBI restricted stock will fully vest and automatically will be converted into the right to receive the merger consideration in respect of each share of BBI common stock underlying the award.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. Please see “—Conditions to Complete the Merger,” beginning on page 78.

The effective time of the merger will be the date and time when the merger becomes effective as set forth in the summary articles of merger that will be filed with the Missouri Secretary of State on the closing date of the merger. The closing of the merger will take place at 10:00 a.m. New York City time on the date that is five business days after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement, unless extended by the mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the third or fourth quarter of 2018, subject to the receipt of BBI shareholder approval and the satisfaction or waiver of other customary closing conditions, but neither Stifel nor BBI can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of BBI common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, an exchange agent will exchange certificates representing shares of BBI common stock for the merger consideration to be received pursuant to the terms of the merger agreement. The parties agreed that Stifel will designate an exchange agent, reasonably acceptable to BBI, to facilitate the exchange.

Letter of Transmittal

As promptly as practicable after the effective time of the merger, and in any event within five days thereafter, the exchange agent will mail to each holder of record of BBI common stock immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender shares of BBI common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If any certificate representing BBI common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration in exchange for such certificate upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Stifel, the posting of a bond in an amount as Stifel may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of BBI of shares of BBI common stock that were issued and outstanding immediately prior to the effective time of the merger.

Withholding

Stifel and the exchange agent will be entitled to deduct and withhold from any cash in lieu of fractional shares, dividends or distributions payable, or any other consideration payable, under the merger agreement to any BBI shareholder the amounts they are required to deduct and withhold under the Code or any state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Stifel common stock after the effective time of the merger will be paid to the holder of any un-surrendered certificates of BBI common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Stifel common stock that the shares of BBI common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The representations, warranties, and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Stifel and BBI and may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Stifel and BBI rather than establishing matters as facts and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Stifel, BBI or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Stifel. The representations and warranties and other provisions of the merger agreement and any description of these provisions should not be read alone but, instead, should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 98.

The merger agreement contains customary representations and warranties of each of Stifel and BBI relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The representations and warranties made by each of Stifel and BBI relate to a number of matters, including the following:

•	corporate matters, including due organization, good standing and qualification;

•	capitalization;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws as a result of the merger;

•	the timely filing and accuracy of periodic reports and other filings with the SEC and reports to regulatory authorities;

•	financial statements, internal controls, books and records and absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	legal proceedings;

•	compliance with applicable laws;

•	broker’s fees payable in connection with the merger; and

•	the absence of actions that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code.

In addition, the merger agreement contains representations and warranties regarding a number of matters that are made only by BBI, including the following:

•	corporate matters with respect to its subsidiaries;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	employees, employee benefit plans and labor matters;

•	intellectual property;

•	real property assets;

•	environmental matters;

•	tax matters;

•	opinion of financial advisor;

•	derivative transactions;

•	investment securities and commodities;

•	loan matters;

•	transactions with affiliates;

•	insurance;

•	deposits; and

•	the non-applicability of antitakeover statutes to the merger.

The merger agreement also contains a representation and warranty by Stifel regarding the reservation of sufficient shares of Stifel common stock to be issued, and the availability of cash to be paid, to BBI shareholders upon consummation of the merger.

Many of BBI’s and Stifel’s representations and warranties are qualified as to “materiality” or by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Stifel, BBI or the surviving corporation, means an effect which (1) is material and adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries on a consolidated basis, or (2) materially impairs the ability of such party and its subsidiaries to consummate the transactions contemplated by the merger agreement on a timely basis, all subject to certain specified exceptions.

Covenants and Agreements

Conduct of Businesses Prior to the Closing of the Merger

BBI has agreed that, prior to the effective time of the merger, subject to specified exceptions, it will, and it will cause each of its subsidiaries to, (a) conduct its business in the ordinary course of business, consistent with past practice and in compliance in all material respects with all applicable laws, (b) use its commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or materially delay its ability to perform its covenants and agreements under the merger agreement, to consummate the merger on a timely basis or to obtain the necessary regulatory or government approvals required for the transactions contemplated by the merger agreement.

BBI has also agreed that, prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Stifel (which consent will not be unreasonably withheld):

•	issue, sell, grant, pledge, deliver, dispose of, encumber or otherwise permit to become outstanding any additional shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock, or any options, warrants or rights of any kind to acquire any shares of capital stock or any equity-based awards or interests, except for shares of BBI common stock to be issued pursuant to the exercise of outstanding BBI stock options;

•	directly or indirectly change, adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, any other securities convertible into or exchangeable for any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of its capital stock;

•	make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, except for dividends or distributions from any subsidiary of BBI to BBI or any of its wholly owned subsidiaries, except that, if the effective time of the merger does not occur prior to December 31, 2018, BBI may declare an annual dividend of up to $0.40 per share of BBI common stock consistent with past practice;

•

except as required by the terms of any existing employee benefit plan or contractual obligation or by applicable law, (i) increase the compensation or benefits payable or to become payable to any current or former employee, officer, director or consultant of BBI, other than increases in base salary in the ordinary course of business consistent with past practice, (ii) establish, adopt, enter into or amend any employee benefit plan, (iii) increase the compensation or benefits payable under any existing severance, termination, change in control or retention pay policy or employment or other agreement or employee benefit plan, (iv) accelerate the vesting or time of payment of any equity or equity-based compensation or other compensation, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan, (vi) take any action to fund any trust or similar funding vehicle in advance of the payment of compensation or benefits under any employee benefit plan, or (vii) make any loan or cash advance to any current or former director, officer, employee or independent contractor;

•	terminate any executive officer or specified key employee other than for cause, or hire any employee, except for at-will employees with an annual salary less than $200,000 or to fill a vacancy that arises in the ordinary course of business at an annual salary commensurate with the employee being replaced;

•	pay, loan or advance any amount to, or sell, transfer or lease any assets to, or buy, acquire or lease any assets from, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any of their affiliates or associates, other than compensation or business expense advancements or reimbursements in the ordinary course of business and other than other than part of the terms of such persons employment or service as a director of BBI or its subsidiaries, and other than deposits held by BBI Bank in the ordinary course of business;

•	sell, license, lease, transfer, assign, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to BBI or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

•	acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary course of business consistent with past practice) any business or any corporation, partnership, association or other business organization or otherwise acquire or agree to acquire all or any portion of the assets, debt, business, deposits or properties of any other entity;

•	make or commit to make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, except as required by any material contract or lease;

•	amend BBI’s articles of incorporation or bylaws or any equivalent organizational documents of BBI’s subsidiaries;

•	change its accounting principles, practices or methods, except as required by GAAP or applicable regulatory accounting requirements;

•	except in the ordinary course of business consistent with past practice, (i) amend, modify, terminate, renew or waive any material provision of any material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than renewals or amendments that do not result in material adverse changes of terms to BBI or its subsidiaries, or (ii) enter into any material contract;

•	other than settlement of foreclosure actions or deficiency judgment settlements in the ordinary course of business consistent with past practice, (i) settle any action, suit, proceeding, order or investigation to which BBI or its subsidiaries is a party if such settlement would (A) involve a payment by BBI or its subsidiaries of an amount in excess of $100,000 individually, or $250,000 in the aggregate, and/or (B) would impose any material restriction the business of BBI or its subsidiaries, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of BBI and its subsidiaries;

•	enter into any new line of business, introduce any material new products or services or incentive programs or arrangements or make any material changes in its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law;

•	make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, or its hedging practices and policies, in each case except as required by applicable law;

•	materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any equity security or any security rated below investment grade, in each case except in the ordinary course of business consistent with past practice;

•	enter into any derivative transaction;

•	(i) incur, assume, modify, extend or renegotiate any indebtedness, other than BBI’s current credit and/or borrowing arrangements with Associated Bank, N.A., and the Federal Home Loan Bank of Des Moines and any extensions or renewals in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or (iii) prepay or voluntarily repay any subordinated indebtedness;

•	make any loan or extension of credit, other than loans and extensions of credit that are made in the ordinary course of business consistent with past practice, consistent with BBI’s existing written lending guidelines and, in the case of new loans, that have a principal balance (including one or more loans to the same customer) that does not exceed $8,000,000 in the aggregate;

•	commit any act or omission that constitutes a breach or default by BBI or any of its subsidiaries under an agreement with a governmental entity or under any material contract and that would reasonably be expected to result in one of the conditions precedent to the closing of the merger not being satisfied on the closing date of the merger;

•	except for loans or extensions of credit made in compliance with the merger agreement or as required by any existing material contract or lease, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or make any investment or commitment to develop any real estate owned by BBI or its subsidiaries;

•	unless required by applicable law, make, change or rescind any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes or settle or compromise any material tax claim, audit, assessment or dispute, agree to any adjustment of any tax attribute, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment or surrender any material right to claim a refund of taxes;

•	foreclose on or take a deed or title to any real estate that will become classified as other real estate owned (other than single-family or multi-family residential properties) without first conducting a Phase I environmental site assessment, or foreclose on or take a deed or title to any such real estate if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water or surface water of the property;

•	take, or knowingly fail to take, any action that is intended or is reasonably likely to prevent, delay or impair BBI’s ability to consummate the merger or prevent BBI from consummating any of the other transactions contemplated by the merger agreement, including by adversely affecting the ability of the parties to obtain any required regulatory approval without the imposition of a burdensome condition;

•	take, or knowingly fail to take, any action that would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	file any application or make any contract or commitment for the opening or relocation of any, or open or relocate any, branch office, loan production or servicing facility;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

•	compromise, resolve, or otherwise “workout” any delinquent or troubled loan, unless such action is in the ordinary course of business consistent with past practice;

•	take, or knowingly fail to take, any action that is intended or would reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the above actions.

Notwithstanding anything to the contrary contained in the merger agreement, BBI will use its reasonable good faith efforts to consult with (but shall not have to obtain the approval of) Stifel before engaging in any activities involving any material changes, not contemplated by BBI’s annual budget or BBI’s strategic plan (a true and correct copy of which has been provided to Stifel), to BBI’s (i) interest rate risk strategies; (ii) asset liability management; (iii) investment strategy; or (iv) funding strategy, including any changes in investments or funding that would constitute a deviation from current approved policies and internal limitations on investment and funding and any material increases or decreases in total investments or total borrowings. BBI and Stifel agreed to meet at least monthly to discuss the status of the foregoing matters.

Stifel has agreed that, prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of BBI (which consent will not be unreasonably withheld):

•	take, or knowingly fail to take, any action that is intended or would reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•	take, or knowingly fail to take, any action that would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the above actions.

Regulatory Matters

Stifel and BBI agreed to cooperate and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and government entities. However, in no event will Stifel or BBI be required to make any payment to or grant any concession to any third party in connection with obtaining such permits, consents, approvals and authorizations. Stifel and BBI also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Matters

As a material inducement and condition to Stifel entering into the merger agreement, 21 officers and key business relationship employees of BBI Bank, including all of BBI Bank’s executive officers, entered into agreements with Stifel to continue their employment with BBI Bank following the merger. In addition, it is a condition to Stifel’s obligation to complete the merger that Stifel shall have received similar continuation agreements from (i) eight of nine specified employees (and all nine employees have entered into continuation agreements with Stifel since the merger agreement was executed), and (ii) at least 75% of the members of a group of remaining employees specified in the merger agreement.

BBI has agreed that, upon Stifel’s reasonable request, it will, and will cause BBI Bank to, facilitate discussions between Stifel and BBI’s or BBI Bank’s employees a reasonable time in advance of the closing of the merger regarding employment, consulting or other arrangements to be effective prior to or following the effective time of the merger. In addition, BBI has also agreed to use its commercially reasonable efforts to cause, or cause its subsidiaries to cause, certain remaining employees of BBI and its subsidiaries to execute and deliver a continuation agreement to Stifel prior to the closing date of the merger.

Stifel has agreed that, prior to the effective time of the merger, it will take all reasonable action so that employees of BBI and its subsidiaries who become employees of Stifel or any of its subsidiaries (which we refer to as “continuing employees”) will be entitled to participate, effective as soon as administratively practicable following the effective time of the merger, in each Stifel benefit plan of general applicability to the same extent as similarly situated employees of Stifel and its subsidiaries. As of the effective date of the merger, each continuing employee will be entitled to credit for each year of service that was credited to him or her by BBI or any subsidiary of BBI for purposes of determining eligibility for participation and vesting, but not benefit accrual for periods of prior service, in Stifel’s, or as appropriate, in the Stifel subsidiary’s, employee benefit plans. However, such service will not be recognized if recognition would result in a duplication of benefits with respect to the same period of service.

BBI has also agreed to (i) use commercially reasonable efforts to terminate its, and its subsidiaries’, benefit plans and deferred compensation agreements and arrangements as of the effective time of the merger, except to the extent that Stifel otherwise agrees in its sole discretion and (ii) make payments of all amounts under deferred compensation agreements immediately prior to the effective time of the merger. Employees of BBI who are terminated as of the effective time of the merger, or who continue employment with Stifel and are terminated within one year of the effective time of the merger, will be entitled to severance pursuant to BBI’s severance policy.

Director and Officer Indemnification and Insurance

The merger agreement provides that, following completion of the merger, each of Stifel and the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, each current or former director or officer of BBI and its subsidiaries as of the date of the merger agreement or at any time from the date of the merger to its effective time (in each case when acting in such capacity) against expenses, judgments, fines, losses or liabilities actually and reasonably incurred in connection with any action, suit or proceeding, whether arising before or after the effective time of the merger, arising out of the fact that such person is or was a director or officer of BBI or any of its subsidiaries or is or was serving at the request of BBI or any of its subsidiaries as a director or officer of another person, and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time of the merger, and will also advance expenses as incurred by such persons, in each case to the same extent as such persons have the right to indemnity or expense advancement pursuant to BBI’s or its applicable subsidiary’s articles of incorporation and bylaws, or comparable governing documents, in effect as of the date of the merger agreement. Any person to whom expenses are advanced must provide an undertaking to repay such advances unless it is ultimately determined that such person is entitled to indemnification.

The merger agreement also requires the surviving corporation to use its commercially reasonable efforts to maintain in effect, for a period of five years after completion of the merger, directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of BBI and its subsidiaries (determined as of the effective time of the merger) with respect to claims against such directors and officers arising from acts and omissions that occurred at or before the effective time of the merger. Such insurance must contain at least the same coverage and amounts, and terms and conditions no less advantageous to such directors and officers, as the coverage currently provided by BBI as of the date of the merger agreement. However, if the surviving corporation is unable to maintain or obtain such insurance, the surviving corporation shall provide as much comparable insurance as is reasonably available, except that the surviving corporation is not required to spend annually more than 200% of the current annual premium paid as of the date of the merger agreement by BBI for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which, in its good faith determination, provide the greatest coverage available for an aggregate cost that does not exceed the premium cap. In lieu of the foregoing, BBI, in consultation with Stifel, may (and, at Stifel’s request, BBI will use its commercial reasonable efforts to) obtain and fully pay for, at or prior to the effective time of the merger, a six-year “tail” policy under BBI’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap. If BBI purchases such a “tail policy,” Stifel and the surviving corporation may not, and may not permit any of their subsidiaries to, take any action that would reasonably be expected to result in the cancellation or modification of such policy.

Corporate Governance Matters

BBI has agreed to take all appropriate action so that each director and officer of BBI resigns from the positions held by such individual with BBI as of the effective time of the merger. BBI has also agreed to take all appropriate action, and to cause BBI Bank to take all appropriate action, so that each director of BBI Bank resigns from such position and all other positions with BBI Bank held by such individual as of the effective time of the merger, other than up to three directors whom Stifel requests to continue as directors of BBI Bank after the effective time of the merger.

Redemption of BBI Trust Preferred Securities

BBI has agreed to cooperate with Stifel and to use its commercially reasonable efforts to take, and to cause its applicable subsidiaries to take, subject to the prior satisfaction of all conditions to the closing of the merger, receipt of any required regulatory approvals and certain other conditions, any and all actions necessary or advisable under the terms of BBI’s issued and outstanding trust preferred securities to effect the redemption or repayment of its trust preferred securities (and retire the associated subordinated debt securities). In the event that BBI is unable to redeem or repay its trust preferred securities prior to the closing of the merger, Stifel has agreed to use its commercially reasonable efforts, subject to the foregoing conditions, to effect the redemption or repayment of BBI’s trust preferred securities (and retire the associated subordinated debt securities).

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing on the NYSE of the shares of Stifel common stock to be issued in the merger, access to information, conducting environmental assessments, litigation relating to the merger agreement or the merger, exemption from takeover laws and public announcements with respect to the transactions contemplated by the merger agreement.

The Special Meeting and Recommendation of the BBI Board

BBI has agreed to take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to hold a meeting of its shareholders as soon as practicable for the purpose of voting upon the adoption and approval of the merger agreement. The BBI board has agreed to recommend to the BBI shareholders that they adopt and approve the merger agreement and the transactions contemplated by the merger agreement (which we refer to as the “BBI recommendation”) and to use commercially reasonable efforts to solicit such approval from the BBI shareholders and obtain the vote required to adopt the merger agreement, including by communicating such recommendation to the BBI shareholders (and including such recommendation in this proxy statement/prospectus). However, if the BBI board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to constitute a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then BBI may (but shall not be required to) submit the merger agreement to the BBI shareholders without recommendation (although the resolutions approving the merger agreement may not be rescinded or amended) and may communicate the basis for its lack of a recommendation to the BBI shareholders in this proxy statement/prospectus or an appropriate amendment or supplement to the extent required by law. However, the BBI board may not take such action unless (1) it gives Stifel at least five business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the BBI board in response to a superior acquisition proposal, the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstance); and (2) at the end of such notice period, the BBI board takes into account any amendment or modification to the merger agreement proposed by Stifel and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be reasonably likely to constitute a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement to the BBI shareholders.

If there is present at the special meeting, in person or by proxy, sufficient favorable voting power to adopt and approve the merger agreement, BBI may not adjourn or postpone the meeting unless the BBI board reasonably determines in good faith, after consultation with and having considered the advice of counsel, that failure to do so would constitute a violation of its fiduciary duties under applicable law. In addition, BBI must adjourn or postpone its shareholder meeting if there are insufficient shares of BBI voting common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

Agreement Not to Solicit Other Offers

BBI has agreed that it will not, and will cause its subsidiaries and each of its and their respective officers, directors, employees, agents, advisors, attorneys, accountants, consultants and other representatives (which we refer to collectively as “representatives”) not to, directly or indirectly:

•	initiate, solicit, knowingly induce or encourage or knowingly facilitate the making of any inquiries, offers or proposals with respect to, or which would reasonably be expected to lead to, any acquisition proposal;

•	engage or participate in any negotiations with any person concerning any acquisition proposal;

•	provide or make available any confidential or nonpublic information or data to, or have any discussions with, any person relating to any acquisition proposal, except to notify a person that has made or, to the knowledge of BBI, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of BBI’s obligations under the merger agreement with respect to such acquisition proposals; or

•	enter into any agreement with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement relating to an acquisition proposal.

However, prior to the adoption and approval of the merger agreement by the BBI shareholders, if BBI receives an unsolicited bona fide written acquisition proposal, it may furnish nonpublic information or data and participate in negotiations or discussions if the BBI board concludes in good faith (after consultation with and having considered the advice of its outside financial advisor and outside legal counsel) that such acquisition proposal constitutes or would reasonably be likely to result in a superior proposal and that the failure to take such actions would be inconsistent with its fiduciary duties to the BBI shareholders under applicable law. However, prior to providing any nonpublic information to a third party, BBI must enter into a confidentiality agreement with such third party on terms no less favorable to BBI than those contained in the confidentiality agreement between BBI and Stifel and which does not provide such person with any exclusive right to negotiate with BBI. In addition, BBI must provide Stifel with at least five business days’ prior notice of the consideration by the

BBI board of any acquisition proposal and, if the BBI board makes the conclusion described above, five business days’ notice before furnishing any nonpublic information to any other person or participating in negotiations or discussions with any other person.

For purposes of the merger agreement:

•	an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Stifel), relating to, or that could reasonably be expected to lead to, an acquisition transaction;

•	an “acquisition transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving BBI or BBI Bank that results in any person acquiring 20% or more of any class of equity of BBI or BBI Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire, directly or indirectly, 20% or more of the consolidated assets of BBI or BBI Bank; (C) any issuance, sale or other disposition of securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of BBI or BBI Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of BBI or BBI Bank; or (E) any transaction similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; and

•	a “superior proposal” means a bona fide, unsolicited written acquisition proposal that (i) if consummated would result in a third party acquiring, directly or indirectly, more than 50% of the outstanding BBI common stock or all or substantially all of the assets of BBI and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) the BBI board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed on a timely basis, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained in such proposal and the person making such proposal, and (B) taking into account any changes and adjustments to the merger agreement proposed by Stifel in response to such acquisition proposal and all financial, legal, regulatory and other aspects of such proposal deemed relevant by the BBI board, is more favorable to the BBI shareholders from a financial point of view than the merger.

BBI has agreed that it will, and will cause its subsidiaries and its and their representatives to, immediately cease and cause to be terminated any and all activities, discussions or negotiations with any person other than Stifel with respect to any existing or potential acquisition proposal. In addition, BBI must promptly (and in any event within 48 hours) advise Stifel in writing if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with BBI or its representatives, in each case in connection with any acquisition proposal. Such notice must specify the name of the person initiating such discussions or making such inquiry, offer or proposal and the material terms and conditions of any proposals or offers. BBI must also keep Stifel fully informed, on a current basis, of the status and terms of any such inquiry, proposal, offer, information request, negotiations or discussions, including any amendments or modifications to such inquiry, proposal, offer or request.

The merger agreement also provides that the BBI board may not (i) withhold, withdraw, change, qualify, amend or modify (or publicly propose to take any of these actions), in a manner adverse in any respect to the interest of Stifel, or take any other action or make any other statement inconsistent with, the BBI recommendation, or make any statement, filing or release inconsistent with the BBI recommendation; (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal; (iii) resolve to take, or announce an intention to take, any of the foregoing actions (each of the above being referred to as a “BBI subsequent determination”); or (iv) enter into any letter of intent or agreement (A) related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the merger agreement) or (B) requiring BBI to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

However, prior to the adoption of the merger agreement by the BBI shareholders, the BBI board may make a BBI subsequent determination after the fifth business day following Stifel’s receipt of a notice from BBI advising Stifel that it has received a bona fide unsolicited written acquisition proposal that constitutes, or is reasonably likely to constitute, a superior proposal if, but only if:

•	the BBI board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the BBI shareholders under applicable law;

•	during the five-business-day period after receipt of such notice by Stifel, BBI and its board of directors have cooperated and negotiated in good faith with Stifel to make adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable BBI to proceed with the BBI recommendation without a BBI subsequent determination (but Stifel will have no obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement); and

•	at the end of the five-business-day period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Stifel, the BBI board has again in good faith made the determination that the failure to make a BBI subsequent determination in such circumstances would be inconsistent with its fiduciary duties under applicable law.

Conditions to Complete the Merger

Stifel’s and BBI’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement shall have been adopted by the BBI shareholders by the requisite shareholder vote;

•	the shares of Stifel common stock that will be issued pursuant to merger agreement must be authorized for listing on the NYSE, subject to official notice of issuance;

•	all requisite regulatory approvals must be obtained and remain in full force and effect, and all statutory waiting periods, if any, must have expired or been terminated (and, in the case of the obligation of Stifel to complete the merger, no such requisite regulatory approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of a burdensome condition);

•	the registration statement must have become effective, and no stop order suspending such effectiveness shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•	each of the representations and warranties of the other party contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger shall be true and correct, subject to the materiality standards provided in the merger agreement (and each party shall have received an officer’s certificate from the other party to such effect);

•	each of the agreements, covenants and obligations required to be performed by the other party under the merger agreement shall have been performed in all material respects (and each party shall have received an officer’s certificate from the other party to such effect);

•	since the date of the merger agreement, no condition, event, fact, circumstance or other occurrence shall have occurred that has resulted in a material adverse effect on the other party or that would reasonably be expected to have a material adverse effect on the other party; and

•	such party shall have received an opinion of its legal counsel to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Stifel’s obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Stifel shall have received continuation agreements, pursuant to which employees of BBI Bank shall have agreed to continue in their positions after the closing of the merger, from (i) eight of nine employees specified in the merger agreement (and all nine employees have entered into continuation agreements with Stifel since the merger agreement was executed) and (ii) at least 75% of the members of a group of remaining employees specified in the merger agreement;

•	Stifel shall have received (i) a signed resignation from each director and officer of BBI and (ii) a signed resignation from each director of BBI Bank, other than up to three directors of BBI Bank whom Stifel may request to continue in such position after the effective time, in each case that shall be in full force and effect as of the effective time of the merger;

•	Stifel shall have received an affidavit issued by BBI stating that BBI is not and has not been a United States real property holding corporation and a notice from BBI to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2);

•	as of the last day of the month immediately preceding the month in which the effective time of the merger occurs (or, if the effective time occurs during the first 15 days of a month, as of the last day of the month immediately prior to month immediately preceding the effective time of the merger), BBI shall have non-maturity deposits equal to at least $266,000,000, net loans equal to at least $450,000,000, assets equal to at least $550,000,000 and non-performing assets of no more than $10,000,000;

•	as of the closing date of the merger, tangible common equity of BBI and its subsidiaries shall be not less than $72,500,000, subject to certain adjustments set forth in the merger agreement; and

•	BBI’s existing credit facility with Associated Bank, N.A., shall have terminated at or prior to the effective time and there shall not be in effect any credit or borrowing arrangement that would prohibit consummation of the merger or impose a lien on any portion of the capital stock of BBI Bank.

BBI’s obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	if BBI shall not have elected to purchase a “tail policy” prior to the effective time, Stifel shall have furnished BBI with evidence reasonably satisfactory to BBI of such tail policy; and

•	BBI shall have received a certificate from the exchange agent certifying the exchange agent’s receipt of sufficient cash and irrevocable authorization to issue shares of Stifel common stock to satisfy Stifel’s obligation to pay the aggregate merger consideration.

Neither Stifel nor BBI can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither Stifel nor BBI has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger as follows:

•	by the mutual written consent of Stifel and BBI;

•

by either party, if the approval of any governmental entity required for the merger is denied by a final, non-appealable action or an application for such approval shall have been withdrawn at the request of a governmental entity, or if any governmental entity of competent jurisdiction shall have issued a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger, unless such action was caused, or materially contributed to, by the failure of the party seeking to terminate the merger agreement to comply with any provision of the merger agreement;

•	by either party, if the merger has not been consummated by March 31, 2019, or a later date that has been agreed to in writing by both parties (which date shall automatically be extended for one additional two-month period if additional time is necessary to obtain any required regulatory approval), unless the failure of the closing to have occurred by such date was due to a material breach of any representation, warranty, covenant or agreement by the party seeking to terminate the merger agreement;

•	by either party (provided, in the case of termination by BBI, that BBI shall not be in breach of its obligations under the merger agreement relating to the special meeting) if the requisite shareholder vote required for consummation of the merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or any adjournment or postponement of such meeting;

•	by either party (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party, which breach, either individually or in the aggregate with all other breaches, would constitute the failure of a closing condition and which is not cured within 45 days after written notice from the other party or by its nature cannot be cured during such period;

•	by Stifel prior to the time that the requisite BBI shareholder vote has been obtained, if the BBI board shall have made a BBI subsequent determination, if BBI shall have approved, adopted or endorsed a superior proposal or if BBI or the BBI board has breached its obligations with respect to the special meeting or its obligations with respect to non-solicitation of offers or acquisition proposals;

•	by BBI, at any time prior to the requisite BBI shareholder vote being obtained, if BBI concludes in good faith, after consultation with its legal and financial advisors, that it must agree to endorse a superior proposal and terminate the merger agreement in order to comply with its fiduciary duties, and BBI has entered into an acquisition agreement with respect to such superior proposal (provided that BBI has complied with all of its obligations with respect to the special meeting and its obligations with respect to the non-solicitation of offers or acquisition proposals); or

•	by BBI, upon written notice to Stifel, if both of the following conditions are satisfied at any time during the seven-calendar-day period commencing on the latest of (i) the date on which all required regulatory approvals necessary to consummate the merger have been received (disregarding any waiting period) or (ii) the date on which the BBI shareholder approval has been received (which latest date we refer to as the “price determination date”), such termination to be effective on the tenth calendar day following the price determination date:

(A)	the Stifel market value on the price determination date is less than $47.02; and

(B)	the number obtained by dividing the Stifel market value on the price determination date by $58.77 is less than the index ratio minus 0.20;

provided that, if BBI elects to exercise this termination right (which we refer to as the “walkaway right”), it must give prompt written notice to Stifel. During the seven-calendar-day period after receipt of such notice, Stifel shall have the option to increase the exchange ratio to equal the lesser of:

(X)	a quotient, the numerator of which is equal to the product of $58.77, the exchange ratio then in effect and the index ratio minus 0.20 and the denominator of which is equal to the Stifel market value on the price determination date; or

(Y)	the quotient determined by dividing $58.77 by the Stifel market value on the price determination date and multiplying the quotient by the product of the exchange ratio then in effect and 0.80.

If, within such seven-day period, Stifel delivers a written notice to BBI that it intends to proceed with the merger by paying such additional consideration as contemplated above, and notifies BBI of the revised exchange ratio, the merger agreement will remain in full force and effect in accordance with its terms (except that the exchange ratio shall have been so modified).

For purposes of the merger agreement: (i) “Stifel market value” means, as of any specified date, the average closing price per share of Stifel common stock as reported on NASDAQ for the ten consecutive trading days immediately preceding such specified date, (ii) “index ratio” means the final index price divided by $418.70, and (iii) “final index price” means the average of the daily closing value of the KBW NASDAQ Capital Markets Index (or, if such index is not available, such substitute or similar index as substantially replicates the KBW NASDAQ Capital Markets Index) for the ten consecutive trading days immediately preceding the price determination date.

Effect of Termination

If the merger agreement is terminated, it will become void and of no effect, and neither party nor their respective subsidiaries, officers or directors will have any liability under the merger agreement except that (i) neither party will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement occurring prior to termination (which, in the case of BBI, includes the loss to the holders of BBI common stock of the economic benefits of the merger), and (ii) certain provisions of the merger agreement will survive termination, including those relating to the payment of the termination fee and the confidential treatment of information.

Termination Fee

BBI will be required to pay a termination fee to Stifel in the amount of $5.75 million if the merger agreement is terminated in the following circumstances:

•	if, prior to the termination of the merger agreement, the BBI board becomes aware of a bona fide acquisition proposal with respect to BBI and (i) thereafter the merger agreement is terminated by either Stifel or BBI because the merger has not been completed prior to March 31, 2019, or because BBI has failed to obtain the required vote of its shareholders at a duly held meeting of such shareholders or any adjournment or postponement of such meeting or (ii) thereafter the merger agreement is terminated by Stifel as a result of a breach of the merger agreement by BBI that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period, and (iii) prior to the date that is 12 months after the date of such termination, BBI enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then BBI will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Stifel, by wire transfer of same-day funds, a fee equal to $5.75 million (which we refer to as the “termination fee”) (provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “20%” will instead refer to “50%”); and

•	if the merger agreement is terminated by (i) Stifel because the BBI board has made a BBI subsequent determination, has approved, adopted or endorsed a superior proposal or has breached its obligations with respect to the special meeting or with respect to the non-solicitation of acquisition proposals or (ii) BBI because if it has concluded that it must agree to endorse a superior proposal in order to comply with its fiduciary duties or because it has exercised its walkaway right, then BBI will pay Stifel, by wire transfer of same-day funds, the termination fee on the date of termination.

Expenses and Fees

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expense, except that the costs and expenses of printing and mailing this proxy statement/prospectus will be borne equally by Stifel and BBI, and all filing and other fees paid to the SEC in connection with the merger will be borne by Stifel.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties thereto at any time before or after adoption of the merger agreement by the BBI shareholders; provided that, after the adoption of the merger agreement by the BBI shareholders, there may not be, without further approval of such shareholders, any amendment that requires further approval under applicable law. At any time prior to the completion of the merger, the parties thereto may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Director, Executive Officer and Large Shareholder Voting Agreements

In connection with entering into the merger agreement, Stifel entered into a voting agreement with each of the current directors of BBI, each of BBI’s executive officers, Castle Creek and each of the directors of BBI Bank (which we refer to as the “voting agreements”). The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of director voting agreements attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

Pursuant to the voting agreements, each BBI shareholder party to a voting agreement agreed to vote his or her shares of BBI voting common stock:

•	in favor of the approval of the merger proposal; and

•	in favor of each of the other actions contemplated by the merger agreement and the plan of merger.

The voting agreements provide that each shareholder party to a voting agreement will not, unless certain exceptions are met, other than pursuant to the merger:

•	sell, transfer, pledge, assign or otherwise dispose of (including by gift) (each of which we refer to as “transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the transfer of any shares to any person regarding such shareholder’s shares of BBI voting common stock; or

•	enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or commit or agree to take any of the foregoing actions, regarding any of such shareholder’s shares of BBI voting common stock.

The voting agreements do not require any person to divest any passive interest in a covered financial institution, refrain from becoming a shareholder of no more than 4.9% of any covered financial institution or resign from any board position held as of the date of merger agreement. BBI’s directors and executive officers and Castle Creek collectively agreed to vote shares totaling, as of the record date for the special meeting, in the aggregate, approximately 923,263 shares of BBI voting common stock, or approximately 40% of the outstanding BBI voting common stock, in favor of the approval of the merger proposal.

BBI COMMON STOCK PRICE AND DIVIDEND DATA

BBI common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of BBI common stock. Transactions in BBI common stock are facilitated by Moloney Securities, a registered broker-dealer. As of July 13, 2018, there were 2,828,902 shares of BBI common stock issued and outstanding, which were held by approximately 295 shareholders of record. The following table sets forth the high and low sale prices for shares of BBI common stock, which BBI obtains in connection with recording transfers in its shareholder records, for the calendar quarters indicated below.

Year	Calendar Quarter	High	Low
2016
	First Quarter	$22.75	$21.50
	Second Quarter	$21.00	$21.00
	Third Quarter	$23.00	$23.00
	Fourth Quarter	$23.30	$23.00
2017
	First Quarter	$23.10	$23.10
	Second Quarter	$23.50	$23.50
	Third Quarter	$23.25	$23.25
	Fourth Quarter	$23.25	$23.25
2018
	First Quarter	$29.00	$23.25
	Second Quarter	$23.25	$23.25

The last reported sale price of BBI common stock before July 13, 2018, the last practicable date before the date of this proxy statement/prospectus, occurred on April 18, 2018, at $23.25 per share.

BBI paid annual cash dividends to the BBI shareholders of $0.40 per share in March 2018, $0.35 per share in March 2017 and $0.30 per share in March 2016.

Holders of BBI common stock are entitled to receive dividends that the BBI board may declare from time to time. BBI may pay dividends only out of funds that are legally available for that purpose. BBI is a bank holding company, and substantially all of its assets are held by BBI Bank. BBI’s ability to pay dividends to the BBI shareholders depends primarily on BBI Bank’s ability to pay dividends to BBI. Dividend payments and extensions of credit to BBI from BBI Bank are subject to legal and regulatory limitations, generally based on capital levels and current and retained earnings, imposed by law and regulatory agencies. The ability of BBI Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements and to certain restrictions placed on BBI’s ability to pay dividends by BBI’s existing credit facility with Associated Bank, N.A., and subordinated debentures issued in connection with BBI’s trust preferred securities.

INFORMATION ABOUT STIFEL

Stifel is a Delaware corporation and a financial holding company headquartered in St. Louis. Stifel was organized in 1983 and operates in the following segments: Global Wealth Management, Institutional Group and Other. Stifel’s principal subsidiary is Stifel Nicolaus, a full-service retail and institutional wealth management and investment banking firm. Stifel Nicolaus is the successor to a partnership founded in 1890. Stifel’s other subsidiaries include Century Securities Associates, Inc., an independent contractor broker-dealer firm; Keefe, Bruyette & Woods, Inc., Miller Buckfire & Co., LLC and Eaton Partners, LLC, broker-dealer firms; Stifel Nicolaus Europe Limited, Stifel’s European subsidiary; Stifel Bank & Trust, a retail and commercial bank; Stifel Trust Company, National Association, and Stifel Trust Company Delaware, National Association, Stifel’s trust company subsidiaries; and 1919 Investment Counsel, LLC and Ziegler Capital Management, LLC, asset management firms.

With a 127-year operating history, Stifel has built a diversified business serving private clients, institutional investors, and investment banking clients located across the country. Stifel’s principal activities are:

•	Private client services, including securities transaction and financial planning services;

•	Institutional equity and fixed income sales, trading and research and municipal finance;

•	Investment banking services, including mergers and acquisitions, public offerings and private placements; and

•	Retail and commercial banking, including personal and commercial lending programs.

Stifel’s principal executive offices are located at 501 North Broadway, St. Louis, Missouri 63102-2188, and its telephone number at that location is (314) 342-2000.

Additional information about Stifel and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 98.

INFORMATION ABOUT BBI

BBI is a Missouri corporation incorporated in 2003, is a registered bank holding company and is headquartered in Clayton, Missouri. BBI is engaged primarily in the business of banking through its wholly owned subsidiary, BBI Bank, a Missouri state-chartered bank founded in 2002. BBI’s principal business consists of providing small and medium-sized businesses and their owners with a full range of lending, deposit, mortgage and private banking services. BBI conducts its business through its single banking office located in Clayton, Missouri. As of March 31, 2018, BBI had total assets of approximately $619.5 million, net loans of approximately $508.5 million, total deposits of approximately $535.6 million and total stockholders’ equity of approximately $70.4 million.

Business

BBI Bank is an independent, community banking institution that offers a comprehensive line of products and services designed to meet the financial needs of the communities it serves. The banking and financial services industry in the St. Louis metropolitan area in which BBI Bank operates is highly competitive. Generally, BBI Bank competes for banking customers and deposits with other local, regional, national and internet banks and savings and loan associations; personal loan and finance companies; credit unions; mutual funds; and investment brokers.

Lending

BBI Bank provides a range of commercial real estate, residential real estate, commercial and industrial, consumer and construction lending products and services for its customers. In additional to traditional lending products, BBI Bank also engages in specialty indirect lending with a classic-automobile focus and in origination of Small Business Administration–backed loans. The majority of BBI Bank’s customer relationships are based in St. Louis County, Missouri, and the St. Louis metropolitan area generally.

Deposit and Retail Services

BBI Bank offers a full range of the consumer and commercial deposit services that are typically available at most commercial banks and financial institutions, including checking accounts, NOW accounts, money market accounts, savings accounts, cash management, time deposits of various maturities, ranging from shorter-term to longer-term certificates of deposit, and individual retirement accounts. In addition, BBI Bank provides online and mobile banking to its customers.

Sources of Funds

BBI Bank maintains sources of funding primarily through deposits from its customers. BBI Bank’s largest category of deposits consists of deposits obtained through relationships with its payroll processing service provider customers, and BBI Bank also obtains deposits through its money market demand and savings accounts, noninterest-bearing demand deposit accounts and brokered and conventional certificates of deposit, as well as through participation in insured cash sweep and certificate of deposit account registry programs sponsored by third parties. BBI Bank also obtains funds from the amortization, repayment and prepayment of loans, the sale or maturity of investment securities, advances from time to time from the Federal Home Loan Bank of Des Moines and cash flows generated by operations.

Investment Activities

BBI Bank maintains a securities portfolio to manage risk and provide asset diversification, income, collateral for its own borrowing and financial stability. The objectives of the securities portfolio are to diversify and mitigate exposures to credit and interest rate risk, to provide liquidity and to enhance profitability by investing available funds.

Additional Information

BBI common stock is not registered under the Exchange Act, and, accordingly, BBI does not file periodic or current reports with the SEC.

BBI’s principal executive offices are located at 8000 Maryland Ave., Suite 100, Clayton, Missouri 63105, and its telephone number at that location is (314) 721-8003.

DESCRIPTION OF STIFEL CAPITAL STOCK

As a result of the merger, BBI shareholders who receive shares of Stifel common stock in the merger will become shareholders of Stifel. The rights of holders of Stifel common stock will be governed by Delaware law, Stifel’s charter and bylaws and federal law governing bank holding companies, in each case, as may be amended and in effect from time to time. Since the terms of Stifel’s charter and bylaws, and Delaware corporate law and federal law governing bank holding companies, are more detailed than the general information provided below, you should read the applicable provisions of Delaware corporate law, Stifel’s charter and bylaws and federal law governing bank holding companies carefully and in their entirety. Copies of Stifel’s charter and bylaws have been filed with the SEC. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information,” beginning on page 98.

General

Under Stifel’s charter, the authorized capital stock of Stifel consists of 194,000,000 shares of Stifel common stock and 3,000,000 shares of preferred stock, par value $1.00 per share (which we refer to as “Stifel preferred stock”). As of the date of the merger agreement, there were 71,580,567 shares of Stifel common stock outstanding, which were held of record by approximately 38,300 shareholders, and 6,000 shares of Stifel preferred stock issued and outstanding.

Common Stock

The holders of Stifel common stock, subject to the provisions of Stifel’s bylaws and the DGCL relating to the fixing of a record date, are entitled to one vote for each share held of record by them for the election of directors and all other matters submitted to a vote of the shareholders. Holders of Stifel common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares voting are able to elect directors to fill all of the directorships up for election. Subject to the provisions of any series of Stifel preferred stock, dividends payable on Stifel common stock in cash or otherwise may be declared and paid on the shares of Stifel common stock from time to time out of any funds or property legally available to be so paid, and in the event of any such declaration or payment the holders of Stifel common stock shall be entitled, to the exclusion of the holders of the Stifel preferred stock, to share therein. In the event of Stifel’s liquidation, dissolution or winding up, holders of Stifel common stock are entitled to share ratably in all of Stifel’s assets remaining after Stifel pays its liabilities and distributes the liquidation preference of any then outstanding Stifel preferred stock. Holders of Stifel common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Stifel common stock.

Computershare Trust Company, N.A., is the transfer agent and registrar for Stifel common stock. Stifel common stock is listed on the NYSE and the CHX under the symbol “SF.”

Preferred Stock

Stifel’s board of directors is authorized at any time, and from time to time, to provide for the issuance of shares of Stifel preferred stock in one or more series, and to prescribe the designation, relative preferences and participating, optional and other special rights, and the qualifications, limitations or restrictions of the shares of each series. This authorization includes the right to fix dividend rates and rights, voting rights, conversion rights, redemption rights, liquidation rights, sinking fund provisions and any other relative rights, preferences and limitations.

Certain Effects of Authorized but Unissued Stock

Stifel may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the NYSE and the CHX, for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable it to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Stifel through a merger, tender offer, proxy contest or otherwise, could protect the continuity of management and could possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. Stifel could also use additional shares to dilute the stock ownership of persons seeking to obtain control of Stifel.

For more information regarding the rights of holders of Stifel common stock, please see “Comparison of Shareholder Rights,” beginning on page 89.

PROPOSAL NO. 2

THE ADJOURNMENT PROPOSAL

The special meeting may be adjourned to a later date or dates, if necessary or appropriate, including to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes to approve it or for any other legally permissible purpose.

If, at the special meeting, the number of shares of BBI voting common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve such proposal, BBI intends to move to adjourn the special meeting in order to solicit additional proxies for the approval of the merger proposal. In accordance with BBI’s bylaws, if there are insufficient votes at the time of the special meeting to approve the merger proposal, a vote to approve the proposal to adjourn the special meeting to a specified date to solicit additional proxies may be taken in the absence of a quorum.

In this proposal, BBI is asking its shareholders to authorize the holder of any proxy solicited by the BBI board on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of BBI voting common stock who have previously voted.

The BBI board unanimously recommends that the holders of BBI voting common stock vote “FOR” the adjournment proposal.

COMPARISON OF SHAREHOLDER RIGHTS

Upon completion of the merger, holders of BBI common stock will become holders of Stifel common stock. Stifel is incorporated in Delaware and is subject to the DGCL, and BBI is incorporated in Missouri and is subject to the MGBCL. The rights of BBI shareholders who receive shares of Stifel common stock in exchange for their shares of BBI common stock will be governed by Stifel’s charter and bylaws, as well as the rules and regulations applying to public companies.

The following discussion summarizes material similarities and differences between the rights of holders of Stifel common stock and of BBI shareholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the governing corporate documents of Stifel and BBI and applicable law, each as amended from time to time. To find out where copies of the governing corporate documents of Stifel can be obtained, please see “Where You Can Find More Information,” beginning on page 98.

Stifel Shareholder Rights	BBI Shareholder Rights

Authorized Capital Stock

Stifel is authorized under its charter to issue 197,000,000 shares, consisting of 194,000,000 shares of Stifel common stock and 3,000,000 shares of Stifel preferred stock.

As of the date of the merger agreement, there were 71,580,567 shares of Stifel common stock and 6,000 shares of Stifel preferred stock issued and outstanding.

BBI is authorized under its charter to issue 8,015,750 shares, consisting of 6,000,000 shares of BBI voting common stock, 2,000,000 shares of BBI non-voting common stock and 15,750 shares of preferred stock, no par value (which we refer to as “BBI preferred stock”).

As of the date of the merger agreement, 2,323,136 shares of BBI voting common stock had been issued, of which 2,321,936 were outstanding, and 506,966 shares of BBI non-voting common stock were issued and outstanding. There were no shares of BBI preferred stock issued and outstanding.

Dividends

Stifel’s board of directors may, subject to the provisions of the Stifel preferred stock, declare and pay dividends on the shares of Stifel common stock from time to time out of any legally available funds or property.	The BBI board may, subject to the provisions of the BBI preferred stock, declare and pay dividends on the outstanding shares of BBI common stock at any meeting and may cause BBI to purchase or redeem any of its outstanding common stock.

Number of Directors; Classification

Stifel’s bylaws provide for Stifel’s board of directors to consist of a number of directors to be determined from time to time by the board. There are currently 10 directors.

Prior to the 2017 annual meeting, Stifel’s board of directors was divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term. In 2016,

BBI’s bylaws provide that unless and until changed by the BBI board, the board consists of 12 directors. There are currently 12 directors.

Each BBI director is elected for a one-year term and holds office until a successor is elected and qualified or until the director’s resignation or removal.

Stifel Shareholder Rights	BBI Shareholder Rights
the holders of Stifel common stock approved the proposal of Stifel’s board of directors to declassify the board, such that at each annual meeting of shareholders beginning at the 2017 annual meeting, directors whose terms expired at that meeting would be elected for a one-year term. Accordingly, at the 2019 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of shareholders.

Election of Directors; Vacancies; Cumulative Voting

Stifel’s bylaws state that each shareholder is entitled to one vote for each share of stock registered in the shareholder’s name. A nominee for election to the board of directors is elected to the board if a quorum is present and if the votes cast for the nominee’s election exceed the withhold votes cast against the nominee’s election. Directors are elected by a plurality of the votes cast at any meeting of shareholders for which the number of nominees competing for election exceeds the number of directorships available for election at such meeting.

Under Stifel’s charter, a vacancy occurring on Stifel’s board of directors is filled by a majority vote of the remaining directors.

BBI’s charter and bylaws state that, in electing directors, each shareholder has the right to cast a number of votes equal the number of voting shares of BBI voting common stock held by such shareholder in BBI, multiplied by the number of directors to be elected at the election. Each shareholder may cast all of his or her votes for one candidate or may distribute the votes among two or more candidates. The candidates receiving the highest number of votes up to the number of directors to be elected shall be elected.

BBI’s bylaws provide that vacancies and newly created directorships resulting from any increase in the number of directors to constitute the board may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Directors chosen in this manner hold office until the next election of directors by the shareholders.

Removal of Directors

Under Stifel’s bylaws, a director may be removed from office during the term of such office but only upon a showing of good cause, such removal to be by affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a special meeting of shareholders called for that purpose.	BBI’s bylaws provide that at a meeting called expressly for that purpose, the holders of a majority of the shares then entitled to vote may vote remove any director(s) from office with or without cause. If less than the entire board is to be removed, no director may be removed with or without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

Call of Special Meeting of Directors

A special meeting of Stifel’s board of directors may be held at any time or place whenever called by the chairman of the board, by the vice chairman of the board, if any, by the chief executive officer, the	A special meeting of the BBI board may be called by the chairman of the board, the president, any vice president, the secretary or any of the directors.

Stifel Shareholder Rights	BBI Shareholder Rights
president or by any four directors. Reasonable notice of such meetings shall be given by the secretary or to each director.	Special meetings are held at the place, day and hour specified in the written notice of the meeting.

Call of Special Meetings of Shareholders

Stifel’s bylaws provide that a special meeting of shareholders may only be called by the board, the chairman of the board, the vice chairman of the board, if any, or the president to be held at such date, time and place as stated in the notice of the meeting.	BBI’s bylaws provide that a special meeting of the shareholders will be convened by the board, by the chairman of the board, by the president, by the secretary or by the holders of, or by any officer or shareholder upon the written request of the holders of, not less than 25% of the outstanding shares of stock of BBI entitled to vote at such meeting, or by any other person authorized by BBI’s charter, and will be called by any officer directed to do so by the board or requested to do so in writing by a majority of the board.

Notice of Shareholder Meetings

Stifel’s bylaws state that Stifel must provide written notice of every meeting of the shareholders detailing the time, date, the place of the meeting, and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting.	BBI’s bylaws provide that written or printed notice must of each meeting of the shareholders, stating the place, day and hour of the meeting.

Shareholder Action by Written Consent

Section 228 of the DGCL states any action required by this chapter to be taken at any annual or special meeting of shareholders of a corporation, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded.	BBI’s bylaws state that any action required to be taken or any action which may be taken at a meeting of the shareholders, may be taken without a meeting, if consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof. Such consents shall have the same force and effect as a unanimous vote of the shareholders at a meeting duly held. The secretary shall file such consents with the minutes of the meetings of the shareholders.

Quorum of Shareholders

Stifel’s bylaws provide that except where otherwise provided by law or Stifel’s charter or bylaws, the	BBI’s bylaws provide that unless a greater number is required in BBI’s charter or bylaws, a majority of the

Stifel Shareholder Rights	BBI Shareholder Rights
holders of a majority of the outstanding shares of each class of stock entitled to vote in the election of directors, in person or by proxy, constitutes a quorum.	outstanding shares entitled to vote at any meeting, represented in person or by proxy, constitutes a quorum.

Limitation on Director Liability

Under Stifel’s certificate of incorporation, a director of Stifel will not be personally liable to the shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Stifel or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.	BBI’s bylaws provide that no person is liable to BBI or the shareholders for any loss, damage, liability or expense suffered by BBI on account of any action taken or omitted to be taken by such person as a director or officer of BBI or of any other enterprise which such person serves or has served as a director or officer at the request of BBI, if the person (a) exercised the same degree of care and skill as a prudent person would have exercised under the circumstances in the conduct of his or her own affairs, or (b) took or omitted to take such action in reliance upon advice of counsel for BBI, or for such other enterprise, or upon statements made or information furnished by directors, officers, employees or agents of BBI, or of such other enterprise, that the person had no reasonable grounds to disbelieve.

Indemnification of Directors and Officers

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Stifel’s bylaws provide that Stifel will indemnify, to the fullest extent permitted under the DGCL, any person who is or was or has agreed to become a director or officer of Stifel against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The certificate of incorporation also provides that Stifel shall indemnify any present or former director or officer of Stifel to the extent such person has been successful, on the merits or otherwise (including the dismissal of an action without prejudice), in defense of any action, suit or proceeding

BBI’s bylaws provide that BBI will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of BBI, by reason of the fact that he or she is or was a director, officer, employee or agent of BBI, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BBI and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The right of indemnification granted under the bylaws does not extend to any director, officer or employee of a subsidiary entity owned by BBI. Any indemnification rights for those persons are governed by the articles of organization, articles of incorporation and/or bylaws of the subsidiary entity.

Stifel Shareholder Rights	BBI Shareholder Rights
against all costs, charges and expenses actually and reasonably incurred by such person.

Nomination of Director Candidates of Shareholders

Stifel’s bylaws contain the procedures that shareholders must follow to nominate persons for election to Stifel’s board of directors.

For any election to be held at the annual meeting of shareholders, the nominating shareholder must deliver written notice to Stifel’s secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such date, however, notice by the shareholder must be delivered not earlier than the 120th day before such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day after the public announcement is first made of the date of such meeting.

For any election to be held at a special meeting of shareholders, notice by the shareholder must be delivered not earlier than the 120th day before such annual meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day after notice was given of the date of the special meeting and of the nominees to be elected at such meeting.

BBI’s bylaws provide that nominations for the election of directors may be received from any shareholder. Nominations submitted by BBI’s nominating committee will be submitted to the board of directors no later than 30 days prior to the date of the annual meeting of shareholders. Nominations submitted by any shareholder will be submitted to the chief executive officer or president in writing no later than 90 days prior to the first anniversary of the annual meeting of shareholders for the prior year. Nominations of directors for election will, before inclusion on a ballot, be subject to confirmation that the nominee is qualified and willing to serve. Nominations not made in accordance with the bylaws will not be eligible for election.

Shareholder Proposals

Stifel’s bylaws provide that shareholder proposals regarding action to be brought before an annual meeting of shareholders must be timely delivered to Stifel’s secretary no fewer than 90 days and no more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting.	BBI’s bylaws provide that any shareholder proposal relating to action to be taken at an annual meeting of shareholders, including nominations for directors, must be submitted in writing and received by BBI’s chief executive officer or president at BBI’s main office not later than 90 days prior to the one-year anniversary of the preceding year’s annual meeting.

Appointment and Removal of Officers

Stifel’s board of directors elects a chief executive officer, a president, a chief financial officer, treasurer and a secretary as soon as practicable after its annual meeting of shareholders. The board, from time to time, may elect one or more other officers as it deems necessary or advisable, each of whom will have such authority and perform such duties as are provided in the bylaws or as the board or the chief executive

The BBI board elects a president and a secretary at its annual meeting. The board then, or from time to time, may elect one or more of the other officers as it may deem advisable and may further identify or describe the duties of any one or more of the officers of BBI.

Any officer or agent elected or appointed by the board may be removed by the board whenever in the

Stifel Shareholder Rights	BBI Shareholder Rights

officer determines. Each officer of this type will serve at the pleasure of the board and will hold office until the first meeting of the board after the annual meeting of shareholders next succeeding her or his election, and until her or his successor is elected and qualified or until her or his earlier death, resignation or removal.

The board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with Stifel, but the election or appointment of an officer shall not of itself create contractual rights.

board’s judgment the best interests of BBI will be served, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Amendment of Bylaws

Stifel’s bylaws provide that Stifel’s board of directors may amend or repeal the bylaws at any regular or special meeting of the board. The shareholders also have the power to amend or repeal Stifel’s bylaws consistent with Stifel’s charter and applicable law.

Stifel’s charter provides that Stifel’s board of directors has the power to make, alter, amend or repeal Stifel’s bylaws.

BBI’s charter and bylaws provide that the bylaws may be altered, amended or repealed, and new bylaws may be adopted, only (i) by the holders of a majority of the outstanding shares of BBI’s stock entitled to vote, or (ii) by a majority of the BBI board.

Amendment of Charter

Stifel’s charter does not have provisions governing amendment of the charter generally; therefore, the default rules of the DGCL apply in most cases. Under the DGCL, an amendment of the certificate of incorporation must be adopted by the board of directors and approved by the affirmative vote of a majority of any class of stockholders affected by the amendment if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

However, the charter provides that Article Ninth, governing the election of the board of directors, the terms of office of directors, the filling of vacancies on the board of directors and the rights of holders of preferred stock to elect directors, may only be altered, amended or repealed by vote of the holders of 80% of the issued and outstanding shares of Stifel’s stock entitled to vote generally for the election of directors, unless such alteration, amendment or repeal has been recommended by three-fourths of the directors then in office.

Under the MGBCL, an amendment to BBI’s charter to opt out of the control share acquisition provision of the MGBCL requires the affirmative vote of two-thirds of the outstanding shares entitled to vote. If the charter or bylaws provide for cumulative voting in the election of directors, then an amendment to the charter to decrease the number of directors to less than three is not effective when the number of shares voting against the proposal for decrease would be sufficient to elect a director if the shares were voted cumulatively at an election of three directors.

Under the MGBCL, all other amendments to the charter are adopted upon receiving the affirmative vote of a majority of the outstanding shares entitled to vote on the proposal after the board of directors has submitted the proposal to a vote at a shareholders’ meeting.

Stifel Shareholder Rights	BBI Shareholder Rights

Dissenters’ Rights of Appraisal

Under Section 262 of the DGCL, a shareholder has the right to receive a judicial appraisal of the fair value of his or her shares if the shareholder has neither voted in favor of nor consented in writing to a merger or consolidation.

Unless a corporation’s certificate of incorporation provides otherwise, these appraisal rights are not available:

•  with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

•  with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders, if the terms of the merger or consolidation allow the shareholders to receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

•  to shareholders of the corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger and if certain other conditions are met.

Neither the charter nor the bylaws of Stifel grants appraisal rights in addition to those provided by the DGCL.

Section 351.455 of the MGBCL provides that any shareholder shall be deemed a dissenting shareholder and entitled to appraisal if such shareholder

(1)   owns stock of a corporation as of the record date of the meeting of shareholders at which the plan of merger is submitted to a vote,

(2)   files a written objection to the plan of merger before or at the meeting,

(3)   does not vote in favor of the merger proposal, and

(4)   makes a written demand on the surviving corporation within 20 days after the merger is effected for payment of the fair value of the shareholder’s shares as of the day before the date on which the vote approving the merger was taken.

The surviving corporation shall pay to each dissenting shareholder the fair value of his or her shares.

Votes Required for Certain Transactions

Under the DGCL, a merger or consolidation requires the approval of Stifel’s board of directors and requires the agreement and plan of merger to be adopted by the affirmative vote of a majority of the shareholders entitled to vote.	Under the MGBCL, a merger or consolidation requires the submission of a plan of merger or plan of consolidation to a vote at a meeting of the shareholders. At such a meeting, the plan of merger or consolidation is approved upon receiving the

Stifel Shareholder Rights	BBI Shareholder Rights
Under the DGCL, a sale of all or substantially all of Stifel’s assets also requires the approval of Stifel’s board and the affirmative vote of a majority of the outstanding common stock entitled to vote.

affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at the meeting.

Under the MGBCL, a sale or other disposition of all or substantially all of BBI’s assets also requires that the sale or other disposition be submitted to a vote at a meeting of the shareholders and receive the affirmative vote of at least two-thirds of the outstanding shares entitled to vote at the meeting.

Restrictions on Business Combinations

Under Section 203 of the DGCL, Stifel may not engage any business combination with an interested stockholder for a period of three years from the date on which the stockholder first becomes an interested stockholder if the transaction is caused by the interested stockholder. There is an exception to the three-year waiting period requirement if:

•  prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•  upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•  the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of Stifel common stock entitled to vote not owned by the interested stockholder.

A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but Stifel has not done so.

The DGCL defines the term “interested stockholder” as a person who owns (or in certain cases, within the past three years did own) at least 15% of the outstanding shares of Stifel common stock.

Under Section 351.459 of the MGBCL, Missouri corporations may be prohibited from engaging in any business combination with any interested shareholder for a period of five years following such shareholder becoming an interested shareholder unless such business combination was approved by the board of directors on or prior to the date of becoming an interested shareholder. The MGBCL defines an “interested shareholder” of a corporation as a beneficial owner of 20% or more of the outstanding shares of the corporation’s common stock.

A corporation that does not have a class of voting stock registered with the SEC pursuant to Section 12 of the Exchange Act and that has not elected to restrict transactions with interested shareholders through its charter (which BBI has not elected to do), however, is not subject to Section 351.459 of the MGBCL.

BBI SHAREHOLDER PROPOSALS

Under BBI’s bylaws, any shareholder proposal relating to action to be taken at an annual meeting of shareholders, including nominations for directors, must be submitted in writing and received by BBI’s chief executive officer or president at BBI’s main office not later than 90 days prior to the one-year anniversary of the annual meeting for the prior year. BBI held its annual meeting of shareholders on April 10, 2018. If the merger is completed, BBI shareholders will become shareholders of Stifel, and there will be no future annual meetings of BBI shareholders. If the merger is not completed prior to the time of BBI’s next annual meeting, and a BBI shareholder wishes to submit a proposal relating to action to be taken at the 2019 annual meeting of shareholders, the shareholder’s written proposal must be received by BBI’s chief executive officer or president not later than January 10, 2019.

LEGAL MATTERS

The validity of the shares of Stifel common stock offered hereby will be passed upon for Stifel by Arnold & Porter Kaye Scholer LLP, New York, New York. Certain tax matters relating to the merger will be passed upon for Stifel by Arnold & Porter Kaye Scholer LLP, New York, New York, and for BBI by Lewis Rice LLC, St. Louis, Missouri. Please see “Proposal No. 1: The Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger” on page 62.

EXPERTS

The consolidated financial statements of Stifel for the year ended December 31, 2017, appearing in Stifel’s Current Report on Form 8-K filed on June 20, 2018, for the year ended December 31, 2017, and the effectiveness of Stifel’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Stifel is a reporting company and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, these reports, proxy statements and other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Stifel’s SEC filings are also available at the SEC’s website at www.sec.gov. The reports and other information filed by Stifel with the SEC are also available free of charge at Stifel’s website at www.Stifel.com. The web addresses of the SEC and Stifel have been included as inactive textual references only.

Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus or the registration statement, of which this proxy statement/prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Stifel and Stifel common stock. The rules and regulations of the SEC allow Stifel to omit certain information included in the registration statement from this document.

The SEC allows Stifel to “incorporate by reference” information into this proxy statement/prospectus, which means that Stifel can disclose important information to you by referring you to another document filed separately with the SEC. Statements contained in this proxy statement/prospectus or in any document incorporated by reference into this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for information that is superseded by information that is included in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Stifel has previously filed with the SEC. These documents contain important information about Stifel and its financial condition.

The following documents, which were filed by Stifel with the SEC, are incorporated by reference into this proxy statement/prospectus (other than information “furnished” rather than “filed” in accordance with SEC rules):

•	Stifel’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 26, 2018, including information incorporated by reference from Stifel’s definitive proxy statement relating to Stifel’s annual meeting of shareholders;

•	Stifel’s Definitive Proxy Statement for the 2018 Annual Meeting of Shareholders, filed with the SEC on April 25, 2018 (solely to the extent incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017);

•	Stifel’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, filed with the SEC on May 7, 2018;

•	Stifel’s Current Reports on Form 8-K filed with the SEC on January 2, 2018, January 4, 2018, April 25, 2018, May 11, 2018, May 14, 2018, May 15, 2018, May 17, 2018, June 6, 2018, and June 20, 2018 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise); and

•	The description of Stifel common stock that is contained in the Registration Statement on Form 8-A, filed with the SEC on April 29, 1987, and any amendment or reports filed for the purpose of updating such description.

Stifel incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a) or (c), Section 14 or Section 15(d) of the Exchange Act (other than portions of the documents that are specifically furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits furnished on such form that relate to such items, unless otherwise indicated therein) between the date of this proxy statement/prospectus and the date of the special meeting. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Except where the context otherwise indicates, Stifel has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Stifel, and BBI has supplied all information contained in this proxy statement/prospectus relating to BBI.

Neither Stifel nor BBI has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A—AGREEMENT AND PLAN OF MERGER

EXECUTION COPY

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and between

BUSINESS BANCSHARES, INC.

and

STIFEL FINANCIAL CORP.

Dated as of May 10, 2018

A-ii

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-53
Acquisition Transaction	A-53
Action	A-14
affiliate	A-64
Agreement	A-1
Applicable Requirements	A-32
Assets	A-55
Associate	A-27
ASTM	A-41
August Determination Period	A-58
BHC Act	A-7
Burdensome Condition	A-42
business day	A-64
CERCLA	A-23
Certificate	A-2
certificates	A-4
Claim	A-48
Closing	A-2
Closing Date	A-2
Closing Date Share Certification	A-55
COBRA	A-17
Code	A-1
Company	A-1
Company Audited Financial Statements	A-12
Company Bank	A-8
Company Bank Common Stock	A-9
Company Bank Loan Property	A-32
Company Benefit Plans	A-16
Company Board	A-1
Company Common Stock	A-2
Company Disclosure Schedule	A-7
Company Financial Statements	A-12
Company Indemnified Parties	A-48
Company Intellectual Property	A-25
Company Loan	A-28
Company Material Contract	A-22
Company Meeting	A-46
Company Non-Voting Common Stock	A-2
Company Plan Affiliate	A-17
Company Preferred Stock	A-8
Company Real Property	A-24
Company Recommendation	A-46
Company Regulatory Agreement	A-22
Company Restricted Stock	A-8
Company Stock Option	A-3
Company Stock Option Plan	A-3
Company Stock Plan	A-4
Company Subsequent Determination	A-53
Company Subsidiary	A-16

A-iv

Page
Company Unaudited Financial Statements	A-12
Company Voting Common Stock	A-2
Confidentiality Agreement	A-46
Continuation Agreement	A-1
Continuing Employees	A-47
date hereof	A-64
Derivative Transaction	A-22
Determination Date	A-55
Dissenting Shares	A-6
Dodd-Frank Act	A-19
dollars	A-64
Effective Time	A-2
Enforceability Exceptions	A-11
Environmental Consultant	A-51
Environmental Law	A-23
ERISA	A-16
Exchange Act	A-36
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-2
FDIA	A-8
FDIC	A-8
Federal Reserve Board	A-11
Final Index Price	A-61
FRBank	A-13
GAAP	A-7
GBCL	A-1
Governmental Entity	A-11
Hazardous Substance	A-23
Index	A-61
Index Ratio	A-61
Informational Systems Conversion	A-50
Initial Index Price	A-61
Initial Parent Market Value	A-61
Insurance Policies	A-30
Insurer	A-32
Intellectual Property	A-26
Investor	A-32
IRS	A-16
IT Assets	A-26
Knowledge	A-64
Law/Laws	A-19
Leased Premises	A-25
Leases	A-25
Liens	A-9
Loan	A-28
Locked Pipeline Loans	A-32
made available	A-64
Material Adverse Effect	A-7
MDF	A-11
Merger	A-1

A-v

Page
Merger Consideration	A-2
Merger Sub	A-1
Merger Sub Common Stock	A-3
Merger-Related Expenses	A-55
MO Secretary	A-2
Money Laundering Laws	A-19
Mortgage	A-32
Mortgage Loan	A-32
Mortgage Note	A-32
Net Loans	A-55
Non-Maturity Deposits	A-55
Notice of Superior Proposal	A-53
Notice Period	A-53
Notifying Party	A-49
NPAs	A-55
NYSE	A-6
OFAC	A-27
Option Consideration	A-3
Option Exercise Price Threshold	A-3
OREO	A-28
Owned Intellectual Property	A-25
Paid-Off Loan	A-33
Parent	A-1
Parent Board	A-1
Parent Common Stock	A-2
Parent Disclosure Schedule	A-34
Parent Market Value	A-61
Parent Preferred Stock	A-35
Parent Report	A-36
PCB	A-23
Pipeline Loans	A-33
Plan of Merger	A-1
Premium Cap	A-49
Price Determination Date	A-61
Proxy Statement	A-43
RCRA	A-23
Real Property Permitted Liens	A-24
Recourse Agreements	A-29
Regulation O	A-29
Regulatory Agencies	A-13
Release	A-23
Representatives	A-52
Requisite Company Vote	A-10
Requisite Regulatory Approvals	A-45
S-4	A-35
Sanctioned Country	A-27
Sanctions	A-27
SBA	A-29
SEC	A-36
Section 351.455	A-6
Securities Act	A-9

A-vi

Page
Significant Subsidiary	A-37
Sold Mortgage Loans	A-33
Subsidiary	A-9
Summary Articles of Merger	A-2
Superior Proposal	A-54
Surviving Corporation	A-1
Takeover Law	A-27
Tangible Common Equity	A-55
Tangible Common Equity Threshold	A-58
Tax	A-16
Tax Return	A-16
Taxes	A-16
Termination Date	A-59
transactions contemplated hereby / by this Agreement	A-64
Treasury Regulations	A-4
Trust Preferred Securities	A-9
Unlocked Pipeline Loans	A-33
Voting Agreement	A-1

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2018 (this “Agreement”), by and between BUSINESS BANCSHARES, INC., a Missouri corporation (the “Company”), and STIFEL FINANCIAL CORP., a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of the Company (the “Company Board”) have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Parent will form a Missouri corporation as a special-purpose, wholly owned subsidiary of Parent (“Merger Sub”), which will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), with the Company surviving the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) as a wholly owned subsidiary of Parent; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, as a material inducement and as additional consideration to Parent to enter into this Agreement, certain officers, directors and shareholders of the Company have entered into voting agreements with Parent and the Company dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such Person (as defined herein) has agreed, among other things, to vote all shares of Company Voting Common Stock (as defined herein) owned by such Person in favor of the adoption and approval of this Agreement, the Plan of Merger (as defined herein) and the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth herein and therein; and

WHEREAS, as a material inducement and as additional consideration to Parent to enter into this Agreement, certain executives of the Company and its Subsidiaries have entered into employment continuation agreements with Parent (each a “Continuation Agreement” and collectively, the “Continuation Agreements”) dated as of the date hereof; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with The General and Business Corporation Law of Missouri, as amended (the “GBCL”), and pursuant to the terms and conditions of a plan of merger (the “Plan of Merger”) to be entered into between Merger Sub and the Company in the form attached hereto as Exhibit B, at the Effective Time, Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation in the Merger and a wholly owned subsidiary of Parent and will continue its corporate existence under the Laws of the State of Missouri. Upon consummation of the Merger, the separate corporate existence of Merger Sub will terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time remotely via the electronic exchange of documents between the parties, on the date that is five (5) business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

1.3 Effective Time. On the Closing Date, the Merger shall become effective as set forth in the summary articles of merger (the “Summary Articles of Merger”) to be filed with the Missouri Secretary of State (the “MO Secretary”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Summary Articles of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the GBCL.

1.5 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Subject to Section 2.2(e) and Section 2.3, each share of the voting common stock, par value $0.01 per share, of the Company (the “Company Voting Common Stock”) and the non-voting common stock, par value $0.01 per share, of the Company (the “Company Non-Voting Common Stock” and, collectively with the Company Voting Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted, in accordance with the procedures set forth in ARTICLE II, into the right to receive 0.705 shares (the “Exchange Ratio”) of the common stock, par value $0.15 per share, of Parent (the “Parent Common Stock”) (such consideration, the “Merger Consideration”).

(b) All of the shares of Company Common Stock converted into the right to receive Parent Common Stock pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

1.6 Parent Common Stock and Merger Sub Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger. At and after the Effective Time, each share of common stock of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

1.7 Treatment of Stock Options.

(a) Subject to Section 1.7(b), at the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the Company Stock Option Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Stock Option”) shall become fully vested and be cancelled and converted automatically into the right to receive an amount in cash equal to, in lieu of each share of Company Common Stock that would otherwise have been issuable upon exercise thereof, (A) the product of $59.23 multiplied by the Exchange Ratio (the “Option Exercise Price Threshold”), less (B) the exercise price per share with respect to the corresponding Company Stock Option. The Surviving Corporation shall issue the consideration described in the immediately preceding sentence, less applicable tax withholdings (the “Option Consideration”), within five (5) business days following the Closing Date; provided, that, with respect to the holder of such Company Stock Option, the Parent has received the written acknowledgement and waiver provided for in Section 1.7(b); provided, further, that receipt of such acknowledgment must occur prior to, and is a condition to, any payment to such holder pursuant to this Section 1.7(a). Any Company Stock Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Option Exercise Price Threshold shall be cancelled, and no consideration shall be paid therefor.

(b) The Company shall use commercially reasonable efforts to obtain, prior to the Closing Date, a written acknowledgement and waiver, in such form as Parent reasonably determines, from each holder of Company Stock Options (i) confirming the number of Company Stock Options held (and of shares of Company Common Stock subject to such Company Stock Options), (ii) confirming that the treatment of such Company Stock Options pursuant to this Agreement and the amounts to be paid therefor pursuant to this Agreement have been correctly calculated and (iii) acknowledging that in consideration for the cancellation of such Company Stock Options, the holder agrees to accept the Option Consideration. At least five (5) business days prior to the Closing Date, the Company shall provide to Parent a copy of each such acknowledgement and waiver that it obtains. If any holder of Company Stock Options does not execute and deliver such an acknowledgment and waiver, then any shares of Company Common Stock that would otherwise be issuable upon the exercise of such holder’s Company Stock Options pursuant to the terms thereof shall be automatically converted into the Merger Consideration, and no Company Common Stock shall be issued upon the exercise of such Company Stock Options.

(c) At or prior to the Effective Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7.

(d) For purposes of this Agreement, the “Company Stock Option Plan” means the Business Bancshares, Inc. Incentive Stock Option Plan (Revised April 2006).

1.8 Treatment of Restricted Stock.

(a) At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under the Company Stock Plan, whether or not vested, that is outstanding immediately prior to the Effective Time (each such award, a “Company Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such Company Restricted Stock Award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated)) and be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award. The Surviving Corporation shall issue the consideration described in this Section 1.8(a) (together with any accrued but unpaid dividends corresponding to the Company Restricted Stock Awards that vest in accordance with this Section 1.8(a)), less applicable tax withholdings, within five (5) business days following the Closing Date.

(b) At or prior to the Effective Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7.

(c) For purposes of this Agreement, the “Company Stock Plan” means the Business Bancshares, Inc. Executive Officers Restricted Stock Plan, effective January 29, 2015.

1.9 Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of the Company shall be amended in its entirety to conform to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and shall become the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.10 Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of the Company shall be amended in their entirety to conform to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.11 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal.

1.12 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to be and the parties hereby adopt this Agreement as a “plan of reorganization” (within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated, pursuant to the Code, by the Treasury (the “Treasury Regulations”)) for the purposes of Sections 354 and 361 of the Code.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II, certificates or, at Parent’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Parent Common Stock to be issued to holders of Company Common Stock and cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock and cash in lieu of fractional shares, if any, which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of (A) cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this ARTICLE II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II. After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this ARTICLE II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Parent Common Stock, any dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.3 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, rights to payment with respect to shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a holder who has not voted to adopt this Agreement or assented thereto in writing and has otherwise complied with Section 351.455 of the GBCL (“Section 351.455”) (such shares, “Dissenting Shares”), shall be governed by Section 351.455; provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under Section 351.455, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease, and such Dissenting Shares shall be deemed to have been canceled, extinguished and converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.1, without interest thereon. The Company shall give Parent (i) a prompt written notice of any demands received by the Company for appraisal of or payment for any shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the GBCL that relates to such demand, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1 Making of Representations and Warranties.

(a) References herein to “Company Disclosure Schedule” shall mean all of the disclosure schedules required by ARTICLE III and ARTICLE V, dated as of the date hereof and delivered on the date hereof by the Company to Parent. The Company Disclosure Schedule shall be organized to correspond to Sections in ARTICLE III and ARTICLE V of this Agreement. Each exception set forth in the Company Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross reference or otherwise) in the Company Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation). As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, the Surviving Corporation or Parent, as the case may be, an effect which (1) is material and adverse to the business, assets, financial condition or results of operations of such party and its Subsidiaries on a consolidated basis, or (2) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in Laws affecting banks or their holding companies generally, or interpretations thereof by courts or governmental agencies, (ii) changes in generally accepted accounting principles in the United States of America, applied consistently with past practice (“GAAP”), or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party or deemed approval of the other party, as provided for herein, (iv) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred or payments made by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) acts of God, (vii) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of the Company, the Surviving Corporation or Parent, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, provided, that any such change in interest rates shall not disproportionately affect the referenced party to a materially greater extent than U.S. domestic banks generally, (viii) changes relating to the U.S. economy in general, (ix) changes relating to securities markets in general (including any disruption thereof and any decline in the price of any security or market index), or (x) any action required to be taken under applicable Laws.

(b) Except as set forth in the Company Disclosure Schedule (subject to Section 9.8), the Company hereby represents and warrants to Parent as follows in this ARTICLE III.

3.2 Organization and Standing.

(a) The Company is a Missouri corporation duly incorporated, validly existing and in good standing under the Laws of the State of Missouri and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company is duly licensed, registered or otherwise qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property and/or assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered, qualified or in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Business Bank of St. Louis (“Company Bank”) is a Missouri state-chartered, nonmember bank duly organized, validly existing and in good standing under the Laws of the State of Missouri. Company Bank is duly licensed, registered and qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property and/or assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered, qualified or in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. The deposits of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by Law, and all premiums and assessments required to be paid by or on behalf of Company Bank have been paid when due. No proceedings for the suspension, revocation or termination of such deposit insurance are pending or, to the Company’s and Company Bank’s Knowledge, has any such suspension, revocation or termination been threatened.

3.3 Capitalization.

(a) The authorized capital of the Company consists of 6,000,000 shares of Company Voting Common Stock, 2,000,000 shares of Company Non-Voting Common Stock and 15,750 shares of preferred stock, no par value per share (the “Company Preferred Stock”). As of the date of this Agreement, there are (i) 2,323,136 shares of Company Voting Common Stock issued (including 55,000 shares of unvested grants of restricted Company Voting Common Stock awarded pursuant to the Company Stock Plan (the “Company Restricted Stock”)) and 2,321,936 shares of Company Voting Common Stock outstanding, (ii) 506,966 shares of Company Non-Voting Common Stock issued and outstanding, (iii) zero shares of Company Preferred Stock issued and outstanding, (iv) 1,200 shares of Company Voting Common Stock held in treasury, (v) 29,197 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, and (vi) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding. There are no shares of Company Common Stock or Company Preferred Stock held by any Subsidiary of the Company. All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted above will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and have not been and shall not be, as applicable, issued in violation of, nor are they nor shall they be, as applicable, subject to, preemptive rights held by any Person. All shares of the Company’s capital stock issued and outstanding have been issued in compliance with all applicable federal and state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock (including shares of Company Common Stock underlying Company Stock Options) and Company Preferred Stock issued and outstanding immediately prior to the Effective Time. Section 3.3(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) all outstanding Company Stock Options, including the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option and, to the extent applicable, the exercise price, expiration date, date of grant and vesting schedule of such Company Stock Option and (ii) all outstanding and unvested awards of Company Restricted Stock including the name of the holder thereof, the number of shares of Company Voting Common Stock subject to such award, the grant date and termination date of such award and the vesting terms of such award. The Company has provided to Parent complete and accurate copies of the Company Stock Option Plan, the Company Stock Plan and the forms of all agreements and awards notices related thereto. Other than the Company Stock Options and the Company Restricted Stock, no equity-based awards related to the Company’s capital stock are outstanding.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding options, warrants or other similar rights, convertible or exchangeable securities, “phantom equity” rights, stock appreciation rights, equity-based performance units, agreements, arrangements, commitments or understandings, in each case, to which the Company or any of its Subsidiaries is a party of any character relating to the issued or unissued shares of capital stock or other securities of the Company or any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue (whether upon conversion, exchange or otherwise) or sell any shares of capital stock of, or other equity interests in or other securities of, the Company or any Subsidiary of the Company. There are no obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of the Company’s or its Subsidiaries’ capital stock or any other securities of the Company or any Subsidiary of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. Other than the Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of the Company’s capital stock to which the Company is a party and, to the Knowledge of the Company, no such agreements between any Persons exist. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”).

(c) Set forth in Section 3.3(c) of the Company Disclosure Schedule is a true, correct and complete list of all of the issued and outstanding trust preferred securities (the “Trust Preferred Securities”) and bonds, debentures, notes or other similar obligations that the Company or any of its Subsidiaries has issued, including the holders thereof as of the date of this Agreement. Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company or any of its Subsidiaries may vote are issued or outstanding. All outstanding bonds, debentures, notes, Trust Preferred Securities or other similar obligations of the Company or any of its Subsidiaries were issued in compliance in all material respects with all applicable Laws. Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, no Subsidiary of the Company has issued securities held by any entity other than the Company or a Subsidiary of the Company.

(d) As used in this Agreement with respect to any Person, “Subsidiary” means any corporation, business trust, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or other Person of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is, or directly or indirectly has the power to appoint, a general partner, manager or managing member or others performing similar functions.

3.4 Subsidiaries.

(a) Section 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Subsidiaries of the Company, including such Subsidiary’s jurisdiction of formation and each jurisdiction where such Subsidiary owns or leases property and assets or conducts its business. Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, (i) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries, (ii) no equity securities of any Subsidiary of the Company are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly owned Subsidiary of the Company), (iv) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by the Company, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive or similar rights, (vi) all of the equity securities of each such Subsidiary are owned, directly or indirectly, by the Company or a Subsidiary thereof, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws, and (vii) no such Subsidiary is subject to any order (formal or informal), guidance, restriction or other impairment of its ability to undertake its operations and effect transactions that are normal and customary for its business. For purposes of this Agreement, “Liens” means any liens, pledges, charges, encumbrances and security interests whatsoever.

(b) The authorized capital of Company Bank consists of 1,159,500 shares of common stock, par value $5.00 per share (the “Company Bank Common Stock”). As of the date of this Agreement, there are 1,049,500 shares of Company Bank Common Stock issued and outstanding.

(c) Neither the Company (other than with respect to its ownership of Company Bank) nor any of its Subsidiaries owns, beneficially or of record, either directly or indirectly, any shares or equity interest in any depository institution (as defined in 12 U.S.C. § 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution.

(d) Each Subsidiary of the Company has been duly organized and qualified and is in good standing under the Laws of its state of incorporation or organization and is duly licensed, registered or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property and/or assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered, qualified or in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) Section 3.4(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all equity securities or similar interests in a partnership or joint venture beneficially owned, directly or indirectly, by the Company or any of its Subsidiaries (other than securities of Subsidiaries of the Company). Except as set forth on Section 3.4(e) of the Company Disclosure Schedule, the Merger, this Agreement and the transactions contemplated hereby will not violate the any of the terms of or result in a default under, and are not prohibited by the articles of incorporation, bylaws or equivalent organizational documents of, any such partnership or joint venture in which the Company or any of its Subsidiaries beneficially owns, directly or indirectly, equity securities or similar interests.

3.5 Corporate Power and Authority.

(a) Each of the Company and its Subsidiaries has the full power and authority to own or lease, and operate, all of its property and assets and to carry on its business as it is now being conducted. The Company has the requisite power and authority and is duly authorized to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby, subject only to receipt of the Requisite Regulatory Approvals and the adoption and approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Voting Common Stock entitled to vote thereon (the “Requisite Company Vote”).

(b) The Company has made available to Parent a complete and correct copy of the articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries, the minute books of the Company and each of its Subsidiaries and the share ledgers and share transfer books of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the terms of such entity’s articles of incorporation, bylaws or equivalent organizational documents, each as amended to date. The minute books of the Company and each of its Subsidiaries accurately record, in all material respects, all meetings held by, and all other corporate or other actions of, their respective shareholders, members or partners and boards of directors (including committees of their respective boards of directors) or other governing bodies. The equity ledgers and the equity transfer books of the Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of the Company and each of its Subsidiaries, subject to any pending transfers of shares of Company Common Stock.

(c) Subject only to the receipt of the Requisite Company Vote with respect to the Merger, this Agreement, the Plan of Merger and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company Board, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of the Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger),

(iii) recommended that the shareholders of the Company adopt and approve this Agreement and the transactions contemplated hereby (including the Merger), and (iv) directed that this Agreement be submitted for consideration and vote by the Company’s shareholders (and such other Persons entitled to vote in respect of matters covered thereby) at the Company Meeting; and, except for the receipt of the Requisite Company Vote in accordance with the GBCL and the Company’s articles of incorporation and bylaws, no other corporate or other proceedings on the part of the Company or any of its Subsidiaries (including any vote of the shareholders of the Company) is required by applicable Law, the articles of incorporation or bylaws of the Company, or otherwise to approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (the “Enforceability Exceptions”)). The Company will, at the Effective Time, have duly executed and delivered the Plan of Merger, and, assuming due authorization, execution and delivery by Merger Sub, the Plan of Merger will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions).

3.6 Consents and Approvals; Non-Contravention; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or of the Plan of Merger or to consummate the transactions contemplated hereby, except for: (i) filings of applications or notices with, and consents, approvals or waivers by, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the FDIC and the Missouri Division of Finance (the “MDF”); (ii) filing the Summary Articles of Merger with the MO Secretary; (iii) making any notices or filings with state licensing or regulatory authorities; (iv) making any filings with and obtaining any consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization or that are required under consumer finance, mortgage banking and other similar Laws; and (v) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states.

(b) Subject to the receipt of the Requisite Regulatory Approvals and the Requisite Company Vote, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, the respective articles of incorporation, bylaws or similar governing documents of the Company or any of its Subsidiaries, (ii) except as would not be material, violate any applicable Law or obligation imposed by any Governmental Entity on the Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) except as set forth in Schedule 3.6(b) of the Company Disclosure Schedule (and other than any required consents or approvals set forth in Schedule 3.16(c) of the Company Disclosure Schedule), conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, deed of trust, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, or their respective properties or assets, is subject or bound, or (iv) except as set forth in Schedule 3.16(c) of the Company Disclosure Schedule, require the consent or approval of any third party (other than a Governmental Entity), except, solely in the case of clause (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The Company has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in customary time frames from the applicable Governmental Entities having jurisdiction over the transactions contemplated by this Agreement.

3.7 Financial Statements; No Undisclosed Liabilities.

(a) Prior to the execution of this Agreement, the Company has delivered to Parent true and complete copies of the following financial statements (which are set forth in Section 3.7(a) of the Company Disclosure Schedule): (i) the Company’s consolidated audited balance sheets as of December 31, 2017, 2016 and 2015 and the related consolidated audited statements of operations, shareholders’ equity and cash flows, and the notes thereto, for the fiscal years then ended (the “Company Audited Financial Statements”), together with a true and correct copy of the report on such audited information by the Company’s independent accountants, and all letters from such accountants with respect to the results of such audits; and (ii) the Company’s consolidated unaudited balance sheet as of March 31, 2018 and the related consolidated unaudited statement of operations for the three-month period then ended (the “Company Unaudited Financial Statements”). The Company Audited Financial Statements and the Company Unaudited Financial Statements are collectively referred to in this Agreement as the “Company Financial Statements”. All such Company Financial Statements (i) were prepared in accordance with GAAP, (ii) fairly present (subject, in the case of the Company Unaudited Financial Statements, to normal and recurring year-end adjustments which will not, individually or in the aggregate, be materially adverse and to the absence of footnote disclosures that, if presented, would not differ materially from those included in the most recent Company Audited Financial Statements) in all material respects its financial condition and results of operations at and as of the respective dates thereof and for the respective periods covered thereby and (iii) are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Parent.

(b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that (i) are reflected or reserved against on the latest Company Audited Financial Statements, (ii) were incurred in the ordinary course of business, (iii) are incurred in connection with this Agreement and the transactions contemplated hereby or (iv) are set forth in Section 3.7(b) of the Company Disclosure Schedule.

(c) Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that: (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (C) access to the Company’s assets is permitted only in accordance with management’s authorization; (D) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of the Company and its Subsidiaries is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries.

(d) Since January 1, 2015, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.8 Regulatory Reports.

(a) Since January 1, 2015, the Company and its Subsidiaries have duly and timely filed with (i) the MDF, (ii) the Federal Reserve Board, (iii) the Federal Reserve Bank of St. Louis (the “FRBank”), (iv) the FDIC and (v) each applicable local, state or foreign regulatory authority and self-regulatory organization having jurisdiction over the Company or its Subsidiaries (clauses (i)–(v) collectively, “Regulatory Agencies”), and each other Governmental Entity having jurisdiction over the Company or its Subsidiaries, in correct form in all material respects, all reports, statements and other documents required to be filed by them under applicable Law, together with any amendments required to be made with respect thereto, and all other reports or statements required to be filed by them pursuant to the Laws of the United States, any state or political subdivision (including local jurisdictions), any foreign jurisdiction, or any other Governmental Entity, and the Company and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith. All such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Law. No report, including any report filed with any Regulatory Agency, and no report or offering materials made or given to shareholders of the Company or Company Bank since January 1, 2015, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since March 31, 2015, all call reports of Company Bank and the accompanying schedules, as filed with the FDIC, have been prepared in all material respects in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule or where such disclosure is prohibited by applicable Law, there: (A) is no written, or to the Knowledge of the Company, oral unresolved violation or exception by any Governmental Entity relating to any examinations or inspections of the Company or any of its Subsidiaries; (B) have been no written, or to the Knowledge of the Company, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the Company’s or its Subsidiaries’ business, operations, policies or procedures since December 31, 2014; and (C) is not any pending or, to the Knowledge of the Company, threatened investigation or review of the Company or any of its Subsidiaries by any Governmental Entity.

3.9 Brokers. Neither the Company nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement (including the Merger), except as listed on Section 3.9 of the Company Disclosure Schedule.

3.10 Absence of Certain Changes or Events.

(a) Since the date of the Company Audited Financial Statements, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, since the date of the Company Audited Financial Statements there has not been: (i) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by the Company’s independent accountants; (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any shares of capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities; (iii) any increase in or award of or establishment, modification or termination of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option, equity compensation (including the granting of options, equity appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan or Company Benefit Plan, or any other increase in the compensation or benefits payable or to become payable to any directors, officers or employees of the Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the ordinary course of business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries; (iv) any material election or material changes in existing elections, or adoption or change in any method of Tax accounting, made by the Company or any of its Subsidiaries for federal, state, local or foreign Tax purposes; (v) any material change in the credit policies or procedures of the Company or any of its Subsidiaries implemented for any reason other than to comply with applicable Law, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than investment securities or loans and loan commitments purchased, sold, made or entered into in the ordinary course of business; (vii) any lease of real or personal property entered into, other than in connection with foreclosed property; or (viii) any action that, if taken after the date hereof, would constitute a breach of Section 5.1 or Section 5.2.

3.11 Legal Proceedings. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature (each, an “Action”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or on the Surviving Corporation.

3.12 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns that it was required to file under applicable Law. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid.

(b) Each of the Company and its Subsidiaries has timely withheld and paid over to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and each of the Company and its Subsidiaries has complied in all material respects with all information reporting requirements.

(c) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, no federal, state, local or other Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending with respect to the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with Taxes, and there are no other claims or disputes pending or threatened in writing by any Governmental Entity with respect to Taxes relating or attributable to any of the Company or its Subsidiaries.

(e) No written claim has been made by any Governmental Entity in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns and pay Taxes that it is or may be subject to Taxes in such jurisdiction.

(f) None of the Company or any of its affiliates has taken or agreed to take any action or knows of any circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(g) None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(h) During the three (3)—year periods preceding the date hereof and the Closing Date, none of the Company or any of its Subsidiaries has distributed shares of another Person nor had its shares distributed by another Person in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code.

(i) None of the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of law, by contract or otherwise.

(j) The Company has delivered or made available to Parent correct and complete copies of all income and other material Tax Returns required to be filed by each of the Company and its Subsidiaries for which the statute of limitations has not expired.

(k) None of the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l) Except as set forth in Section 3.12(l) of the Company Disclosure Schedule, none of the Company or its Subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement or arrangement with respect to Taxes (other than (i) ordinary course commercial agreements not primarily related to Taxes, and (ii) agreements exclusively between or among the Company and its Subsidiaries).

(m) The Company and its Subsidiaries have established adequate reserves in the Company Financial Statements, in accordance with GAAP, for the payment of all Taxes owed or accrued and not otherwise paid, and, since the date of the Company Unaudited Financial Statements, no material Taxes have accrued other than in the ordinary course of business.

(n) None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) method of accounting that defers the recognition of income to any period ending after the Closing Date; (vii) prepaid income received or accrued on or prior to the Closing Date; (viii) election under Section 108(i) of the Code.

(o) None of the Company or any of its Subsidiaries owns equity in an entity organized in a jurisdiction outside of the United States.

(p) As used in this Agreement, the term “Tax” or “Taxes” means all (i) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any federal, state, local, foreign or other Governmental Entity (including income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with (x) any item described in clause (i) or (y) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) liability in respect of any items described in clause (i) and/or clause (ii) payable by reason of contract, assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

(q) As used in this Agreement, the term “Tax Return” means any return, declaration, form (including Form TD F 90-22.1 and FinCEN Form 114 and any predecessor or successor forms), report, claim, informational return (including all Internal Revenue Service (“IRS”) Forms 1099) or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

3.13 Employees and Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary. For purposes of this Agreement, a “Company Subsidiary” means a Subsidiary of the Company that is treated as a single employer with the Company, or is under common control with the Company, under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(b) The Company has delivered to Parent correct and complete copies of (i) each written Company Benefit Plan, together with financial statements and actuarial reports for the three (3) most recent plan years, if applicable; (ii) each funding vehicle with respect to each Company Benefit Plan, including all amendments; (iii) the most recent determination letter (or advisory or opinion letter, as applicable), ruling or notice issued by any Governmental Entity with respect to each Company Benefit Plan; (iv) the Form 5500 Annual Report (or evidence of any applicable exemption), including all schedules and attachments, for the three (3) most recent plan years for each Company Benefit Plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any Company Benefit Plan; (vi) any material correspondence with any Governmental Entity regarding any Company Benefit Plan within the five (5) most recent plan years; (vii) nondiscrimination and coverage testing for the three (3) most recent plan years; (viii) each other material document, explanation or communication within the three (3) most recent plan years which describes any material and relevant aspect of any Company Benefit Plan that is not disclosed in previously delivered materials; and (ix) any other documents, forms or other instruments pertaining to a Company Benefit Plan that is reasonably requested by Parent. A description of any unwritten Company Benefit Plan, including a description of any material terms of such plan, is set forth on Section 3.13(b) of the Company Disclosure Schedule.

(c) Each Company Benefit Plan (i) has been in compliance and currently complies in all material respects in form and in operation with all applicable requirements of ERISA, the Code or any other applicable Law, and has been operated in all material respects in accordance with its terms, (ii) has been funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusion to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto and (iii) that is intended to be qualified under Section 401(a) of the Code has received a determination letter (or may rely on an opinion or advisory letter) from the IRS that such Company Benefit Plan is so qualified, and, to the Knowledge of the Company, nothing has occurred since the date of such determination that would cause such determination letter to become unreliable.

(d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, in the past six (6) years, neither the Company nor any Company Plan Affiliate has participated in or made contributions to, and neither the Company nor any Company Plan Affiliate has had or may reasonably be expected to have any other liabilities or potential liabilities (contingent or otherwise) with respect to an “Company Benefit Plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Code Section 413(c)), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code. For purposes of this Agreement, “Company Plan Affiliate” means the Company, any Company Subsidiary or any other Person, and any predecessor thereof, who is or was (at a relevant time with respect to which the Company has any liability) treated as a single employer or under common control under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, in the past three (3) years, with respect to each other Company Benefit Plan, all contributions, payments, premiums or reimbursements for all periods ending prior to or as of the Effective Time (including periods from the first day of the then current plan year to the Effective Time) have been timely made to each Company Benefit Plan or accrued in accordance with GAAP on the Company Financial Statements.

(f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, there are no actions, suits, investigations or claims pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or the assets thereof (other than routine claims for benefits) or with respect to the Company or any Company Plan Affiliate in connection with any Company Benefit Plan, and, to the Knowledge of the Company, there are no facts which would reasonably be expected to give rise to any liabilities, action, suit, investigation, or claim against any Company Benefit Plan, or against the Company, any Company Plan Affiliate, any fiduciary or plan administrator or other Person dealing with any Company Benefit Plan or the assets thereof, in connection with any Company Benefit Plan.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, no Company Benefit Plan provides medical, health, life insurance or other employee welfare benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Company or any Company Plan Affiliate, or the spouses or dependents of any of the foregoing (except for continuation coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state Law and at the sole cost of such former employee, spouse or other dependent).

(h) With respect to all tax years prior to the Closing, for which the statute of limitations remains open, the requirements of COBRA, the Affordable Care Act and the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar applicable state Laws have been complied with and satisfied in all material respects for each applicable Company Benefit Plan.

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment or benefit becoming due, or increase the amount of any compensation or benefit due, to any employee or former employee or director of or other current or prior service provider to the Company or any Company Plan Affiliate; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits or set aside any assets to fund any benefits under any Company Benefit Plan; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any other Person to amend or terminate any Company Benefit Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.

(j) Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code is in documentary compliance with, and has been in a written form and administered in material compliance with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder. Neither the Company nor any Company Subsidiary, nor any Company Plan Affiliate, is under an obligation to gross-up any payment due to any Person for additional Taxes due pursuant to Section 409A of the Code.

(k) Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, each Company Benefit Plan may be amended, terminated, modified or otherwise revised by the plan sponsor, on and after the Closing, without further liability for future accruals to the plan sponsor or the Company or the Surviving Corporation. Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, each third-party contract, agreement or arrangement with respect to any Company Benefit Plan may be canceled or liquidated with no more than sixty (60) days’ advance notice, and no such contract, agreement or arrangement assesses a surrender charge, penalty, back-end load or market value adjustment upon cancellation or liquidation.

(l) There currently is not and never has been any Company Benefit Plan of the Company or any Company Plan Affiliate that is or has been subject to the Laws of a jurisdiction other than the United States.

(m) The Company and its Subsidiaries do not sponsor, and have never sponsored, any “employee stock ownership plan” within the meaning of Section  4975(e)(7) of the Code.

3.14 Labor Matters.

(a) Since January 1, 2015: (i) there has not been any union representation or any labor strike, dispute, work stoppage, lockout, or union organizational campaign pending or, to the Knowledge of the Company, threatened, against the Company; (ii) the Company has been in compliance in all material respects with all applicable Laws respecting labor and employment, including provisions thereof relating to fair employment practices (including discrimination, harassment, and retaliation), terms and conditions of employment, immigration, workers’ compensation, occupational safety and health requirements, plant closings, mass layoffs, wages and hours, withholdings and deductions, disability rights or benefits, equal opportunity, labor relations, concerted activity, employee leave issues and unemployment insurance; and (iii) there are not and have not been any pending, or, to the Knowledge of the Company, threatened, charges or claims against the Company or any of its current or former officers, directors, or employees, before any Governmental Entity (including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board or any other federal, state or local agency responsible for the prevention or evaluation of unlawful employment practices) relating to employment or other relationship with the Company; (iv) the Company has not received written notice of an intent by any such Governmental Entity to investigate the Company and, to the Knowledge of the Company, no such investigation is in progress; (v) all individuals who have provided services to the Company have at all times been accurately classified by the Company with respect to such services as employees or independent contractors, have been properly classified as exempt or non-exempt employees; and have been compensated as required by applicable Law; and (vi) the Company is in material compliance with and has not effectuated a “mass layoff,” “plant closing,” “relocation” or “termination,” nor incurred any liability or obligation under, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any state or local equivalent Law that remains unsatisfied.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all individuals employed or engaged by the Company as of the date hereof, including: (i) name; (ii) job title; (iii) principal work location; (iv) job classification (exempt/non-exempt/contractor); (v) full or part-time status; (vi) whether active, on a leave of absence (including the nature of the leave and anticipated return to work date) or on layoff status; (vii) method and rate of compensation (including salary or hourly rate, bonus eligibility, commission, incentive pay and/or any other compensation opportunity); (viii) accrued vacation or other paid time off; (ix) any severance pay or other benefit or right upon termination of employment; and (x) whether said employment is subject to any written agreements, including employment agreements, restrictive covenant agreements, equity or incentive agreements, bonus agreements or labor contracts. Section 3.14(b) of the Company Disclosure Schedule additionally sets forth a complete and accurate list of any employee separated from the Company within the twelve (12) months preceding the date hereof, including the information described in (i) through (v) above, and the date of and reason for termination. All severance, settlement, or other obligations to any former Company employee have been fully satisfied, and the Company has delivered to Parent accurate and complete copies of all employee manuals, handbooks and policy statements relating to the employment of Company employees, as well as all written agreements identified in Section 3.14(b) of the Company Disclosure Schedule.

3.15 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries are, and have been since January 1, 2015, in compliance in all material respects with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting the businesses of the Company and its Subsidiaries, including, as applicable, Missouri banking Laws, Laws related to data protection or privacy, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Community Reinvestment Act, the USA PATRIOT Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Gramm-Leach-Bliley Act of 1999, the Bank Secrecy Act, the Truth in Lending Act, the Servicemembers Civil Relief Act, the Right to Financial Privacy Act, the BHC Act, the FDIA, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act of 2003), and in each case, the rules and regulations promulgated thereunder, all other applicable fair lending Laws and other applicable Laws relating to consumer financial protection, discriminatory lending, financing, leasing or business practices, regulations promulgated by the Consumer Financial Protection Bureau, all applicable money laundering Laws of any jurisdiction and any related or similar Laws issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”), all applicable Laws relating to the origination, sale, servicing, administration and collection of mortgage loans, commercial loans and consumer loans and all state usury Laws and federal Laws concerning interest rates. As used in this Agreement, “Law” or “Laws” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law. The Company and each of its Subsidiaries are, and have been since January 1, 2015, in compliance in all material respects with all policies and procedures adopted by the Company and its Subsidiaries.

(b) Company Bank has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices and, to the Knowledge of the Company, there are no pending investigations against Company Bank, and there are no internal, external or third-party reports, audits, assessments or investigation results in the possession or control of the Company that indicate any conditions, facts or circumstances, that could result in a downgrade of Company Bank’s Community Reinvestment Act rating to less than “satisfactory” or could result in material criticism from regulators or consumers with respect to discriminatory lending practices.

(c) Neither the Company, its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, officers, employees or representatives) (i) used any corporate funds of the Company or any of its Subsidiaries or affiliates for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of the Company or any of its Subsidiaries or affiliates, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries or affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries or affiliates, (v) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries or its affiliates, (vi) made any fraudulent entry on the books and records of the Company or any of its Subsidiaries or affiliates or (vii) violated or is in violation of the Money Laundering Laws. No action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries or affiliates with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, and there are no conditions, facts or circumstances that could result in the Company or its Subsidiaries being deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, any order issued with respect to anti-money laundering by OFAC or any other applicable Money Laundering Law. The board of directors of Company Bank has adopted, and Company Bank has implemented, an anti-money laundering program that contains customer identification verification procedures and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

(d) Except as required by the Bank Secrecy Act, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries or affiliates has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither the Company nor any of its Subsidiaries, nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(e) The Company, its Subsidiaries and all partnerships, joint ventures or any other entities in which the Company has a beneficial equity interest and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the absence of such permit, license, authorization, order or approval is not material. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval is not material. Neither the Company nor Company Bank has any approved but unopened offices or branches.

(f) Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, where such disclosure is prohibited by applicable Law or as would not be reasonably expected to be material, neither Company nor Company Bank has received, since January 1, 2015, written or, to the Company’s Knowledge, oral notification from any Governmental Entity (i) asserting that it is not in compliance with any of the Laws which such Governmental Entity enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.

(g) The Company and its Subsidiaries, as applicable, are the sole owners of all IIPI relating to their respective customers, former customers and prospective customers. As used in this Section 3.15(g), “IIPI” means any information relating to an identified or identifiable natural person, including “personally identifiable financial information” as that term is defined in 12 CFR Part 1016. The Company and its Subsidiaries’ collection and use of such IIPI and the transfer of such IIPI to Parent or any of its Subsidiaries comply with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws and with any contract or industry standard relating to privacy.

3.16 Company Material Contracts; Defaults.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or affiliates is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or compensation of any Company or Subsidiary directors, officers or employees (whether current or for which liability remains outstanding), including any bonus, option, change in control, transaction bonus, phantom equity, restricted shares, equity appreciation right or other employee benefit or compensation agreements or arrangements; (ii) which would entitle any present or former director, officer or employee of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries or liability insurance coverage; (iii) which, upon the execution or delivery or shareholder adoption of this Agreement, or the consummation of the transactions contemplated hereby, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefit (whether change-of-control, severance pay or otherwise) becoming due from the Company, Company Bank, the Surviving Corporation or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment or benefit to such Person upon a change-of-control; (iv) the liabilities or benefits of which will be increased, or the vesting of benefits or payments of which will be accelerated, or funding required, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries; (vi) related to the borrowing by the Company or any of its Subsidiaries of money other than those entered into in the ordinary course of business or between the Company and any of its Subsidiaries and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (vii) relating to the lease of real property or personal property and involving the payment of more than $25,000 per annum; (viii) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third parties or which limits payments of dividends; (ix) which relates to capital expenditures and involves future annual payments by the Company or any of its Subsidiaries in excess of $50,000 individually or $250,000 in the aggregate, (x) which relates to the disposition or acquisition of material assets or any material interest in any Person, in each case, outside the ordinary course of business of the Company or any of its Subsidiaries; (xi) which is not terminable on sixty (60) days’ or less notice and involving the payment of more than $100,000 per annum; (xii) which contains a non-compete, exclusive dealing or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business, in any geographic area or with any Person, by the Company, Company Bank or any of their respective affiliates in any geographic area or with any Person, or which limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xiii) pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (xiv) that transfers any Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from the Company or any of its Subsidiaries and that is material (for the avoidance of doubt, any inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”) shall be deemed material); (xv) to which any Governmental Entity was a party; (xvi) that provide for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business; (xvii) which provide for payments or benefits which, together with other payments or benefits payable to such Person, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code or which provides for a “gross up” or indemnification for Taxes; (xviii) that are Recourse Agreements or to which any Investor was or is a party; or (xix) which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.16(a) is set forth in Section 3.16(a) of the Company Disclosure Schedule and is referred to herein as a “Company Material Contract.” The Company has previously made available to Parent true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b) (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by the Enforceability Exceptions; and (ii) neither the Company nor any of its Subsidiaries is in default, nor, to the Company’s Knowledge, has any event occurred that, with the giving of notice or the passage of time or both, would constitute a default by the Company or any of its Subsidiaries which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Company Material Contract, and, to the Company’s Knowledge, no other party thereto is in default, nor has any event occurred that with the giving of notice or the passage of time or both would constitute a default by any other party thereto or that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company or any of its Subsidiaries under, or in any manner release any party thereto from any obligation under any Company Material Contract, except in each case to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company. No material power of attorney or similar authorization given by the Company or any of its Subsidiaries is currently outstanding.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Merger and the other transactions contemplated by this Agreement.

3.17 Agreements with Regulatory Agencies. Except where such disclosure is prohibited by applicable Law, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any restriction, directive or other requirement imposed by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2014 a recipient of any supervisory letter from, or since December 31, 2014 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts or may restrict in any respect the conduct of their business or that in any manner relates to their capital adequacy, ability to pay dividends, ability to offer banking products or services, credit or risk management policies, management or other business (each, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or, to the Knowledge of the Company, orally, since December 31, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.18 Derivative Transactions. Except as set forth on Section 3.18 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company engages in any Derivative Transactions. As used in this Agreement, “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-

related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

3.19 Regulatory Capitalization. Company Bank is “well-capitalized” and “well managed,” as such terms are defined in the rules and regulations promulgated by the FDIC. The Company is “well-capitalized” and “well-managed,” as such terms are defined in the rules and regulations promulgated by the Federal Reserve Board.

3.20 Environmental Matters. Except as set forth on Section 3.20 of the Company Disclosure Schedule:

(a) To the Company’s Knowledge, each of the Company and its Subsidiaries is in material compliance with all applicable Environmental Laws, and there have been no emissions, discharges or threatened releases of Hazardous Substances at, on or under the Company Real Property or the Leased Premises that would have a Material Adverse Effect on the Company.

(b) As used in this Agreement, “Environmental Law” means any Law relating to: (i) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources, or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as currently amended, and any regulations currently promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq. (“RCRA”); the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 1101 et seq.; and the Safe Drinking Water Act; 42 U.S.C. §§ 300f et seq.

(c) As used in this Agreement, “Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that is regulated or classified under any Environmental Law, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (not naturally occurring). The term Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

(d) There is no pending or, to the Knowledge of the Company, threatened Action (x) for alleged material noncompliance by the Company with any Environmental Law or (y) relating to any material Release by the Company into the environment of any Hazardous Substances, occurring at the Company Real Property or the Leased Premises. “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)).

(e) The Company and its Subsidiaries have made available to Parent final written“Phase I” or “Phase II” reports prepared since December 31, 2014 in their possession or control relating to any Company Real Property or Leased Premises.

(f) To the Company’s Knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCB”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by RCRA stored on, any Company Real Property or Leased Premises, except for the storage of hazardous waste in compliance with Environmental Laws.

(g) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has made or participated in any Loan to any Person who is subject to any pending suit, claim, action, proceeding, investigation or notice with respect to (i) any alleged material noncompliance with any Environmental Law as to any property securing such Loan, or (ii) the Release into the environment of any Hazardous Substances on any property securing such Loan.

The representations and warranties in this Section 3.20 constitute the sole and exclusive representations and warranties of the Company with respect to environmental health and safety matters.

3.21 Investment Securities and Commodities.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth, as of March 31, 2018, all investment securities owned by the Company and its Subsidiaries, including descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity”, book values and coupon rates, and any gain or loss with respect to any investment securities sold during such time period after March 31, 2018. Neither the Company nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Company Bank.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the Company Financial Statements, or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

3.22 Real Property Assets.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned in fee as of the date of this Agreement by the Company or any of its Subsidiaries, including, for the avoidance of doubt, any OREO (“Company Real Property”). Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, the Company or its Subsidiaries has insurable fee title to all Company Real Property, in each case free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that may be due and payable but may thereafter be paid without interest or other penalty, (iii) Liens, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties as currently being used, (iv) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, (v) matters set forth in Section 3.22(a) of the Company Disclosure Schedule, or (vi) Liens on Leased Premises placed thereon by the lessor or owner thereof (collectively, “Real Property Permitted Liens”). Except as set forth on Section 3.22(a) of the Company Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to Company Real Property, including a pending or threatened taking of any of such real property by eminent domain (each, a “Taking”), except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation, including a Taking, would not be material to the business operations at such properties as currently conducted. True and complete copies of all deeds evidencing ownership of Company Real Property and complete copies of any title insurance policies, title commitments and surveys within the Company’s possession or control for each Company Real Property, together with any mortgages, deeds of trust and security agreements to which such Company Real Property is subject, have been furnished or made available to Parent.

(b) Except as set forth on Section 3.22(b) of the Company Disclosure Schedule, and subject to any Real Property Permitted Liens, no Person other than the Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Company Real Property or any right to use or occupy any portion of the Company Real Property or (ii) any right to use or occupy any portion of any Leased Premises. The Company and its Subsidiaries do not use in its business any material real property other than the Company Real Property and the premises subject to the Leases (such premises, collectively, the “Leased Premises”). The Leased Premises are in all material respects adequate and sufficient for the purposes for which they are used in the conduct of the business of the Company and its Subsidiaries.

(c) Section 3.22(c) of the Company Disclosure Schedule sets forth a true, correct and complete schedule as of the date of this Agreement of all leases, subleases, licenses and other material agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid and binding on the Company and any Subsidiary of the Company that is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries has received a written notice of, or otherwise has any Knowledge of, any default or termination with respect to any Lease. To the Company’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by the Company or any of its Subsidiaries of, or default by the Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To the Company’s Knowledge, no lessor under a Lease is in breach or default in the performance of any material covenant, agreement or condition contained in such Lease, except where such breach or default has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. Copies that are true and complete in all material respects of all leases for, or other documentation evidencing a leasehold interest in the properties listed on Section 3.22(c) of the Company Disclosure Schedule have been furnished or made available to Parent.

(d) Section 3.22(d) of the Company Disclosure Schedule sets forth a true and complete list of all Leases pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to consummation of the Merger and the other transactions by this Agreement.

3.23 Intellectual Property.

(a) Section 3.23 of the Company Disclosure Schedule contains a complete and accurate list of all registrations (including domain name registrations) and any applications for registration of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and identifies the applicable owner. The Company or its Subsidiary, as applicable, is the sole and exclusive owner of all Intellectual Property owned or purported to be owned by it (collectively, the “Owned Intellectual Property”) and holds all of its right, title and interest in and to all Owned Intellectual Property, and all licenses to Intellectual Property licensed by it from third parties (together with the Owned Intellectual Property, the “Company Intellectual Property”), free and clear of any Liens. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries, nor the conduct of any of their respective businesses, has infringed, misappropriated, used without authorization or otherwise violated the Intellectual Property rights of any Person. Each of the Company and its Subsidiaries owns, or otherwise has valid and sufficient rights to use, all Intellectual Property used or held for use in, or necessary for, its business as such business is currently conducted. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property, except where such infringement, misappropriation or other violation would not have any material adverse impact on the Company or the relevant Subsidiary. No charges, claims or litigation have been asserted or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries (a) contesting the Company’s or such Subsidiary’s right to use, or the validity of, any of the Company Intellectual Property; (b) challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof; or (c) claiming that the Company or such Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and, to the Company’s Knowledge, no valid basis exists for the assertion of any such charge, claim or litigation. For purposes of this Agreement, “Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in any jurisdiction: (i) inventions and improvements thereto, whether or not patentable, invention disclosures, statutory invention registrations, design rights, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof); (ii) trademarks, service marks, trade dress, logos, domain names, Internet account names (including social networking and media names), rights of publicity, trade names, corporate names and all other source identifiers, and all goodwill associated with any of the foregoing; (iii) copyrights, including all derivative works, moral rights, renewals, extensions, reversions and restorations associated with such copyrights, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression; (iv) computer software (including source code, object code, firmware, operating systems and specifications), databases and data collections; (v) trade secrets, know-how and confidential business information; (vi) any other type of intellectual property or intellectual property right; (vii) registrations and applications for registration of any of the foregoing; and (viii) rights to sue or recover and retain damages for past, present and future infringement, misappropriation or other violation of any of the foregoing.

(b) The Company’s and each of its Subsidiaries’ respective IT Assets (i) operate and perform in all material respects as required by the Company and each of its Subsidiaries in connection with their respective businesses and, (ii) to the Company’s Knowledge, have not materially malfunctioned or failed since January 1, 2015. The Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. As used in this Agreement, “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines and all other information technology equipment, and all associated documentation, owned by such Person or such Person’s Subsidiaries.

(c) Except as set forth in Section 3.23(c) of the Company Disclosure Schedule, the Company and each of its Subsidiaries (i) are compliant with all applicable privacy Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees, (ii) since January 1, 2015, have not received any notice asserting any violations of any of the foregoing, and (iii) since January 1, 2015, have not been the subject of any data breach or cybersecurity incident in which any customer data, employee data or confidential or other proprietary data was stolen. The transfer of all such personal data and nonpublic personal information to Parent’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

3.24 Transactions with Affiliates.

(a) Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, one percent (1%) or greater shareholder of the Company or any of its Subsidiaries or to any of their respective affiliates or Associates, or affiliate of the Company or any of its Subsidiaries, or to the Company’s or Company Bank’s Knowledge, any Person or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such Persons’ employment or service as a director with the Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers, one-percent (1%) or greater shareholder of the Company or any of its Subsidiaries or to any of their respective affiliates or Associates or other affiliates of the Company or its Subsidiaries other than part of the terms of an individual’s employment or service as a director in the ordinary course of business, and no such Person has had any direct or indirect interest in any property, assets, business or right owned, leased, held or used by the Company or its Subsidiaries, other than deposits held by Company Bank in the ordinary course of business. All agreements, and transactions between the Company or any Subsidiary of the Company and any of their respective affiliates comply, to the extent applicable, in all material respects with Federal Reserve Act Sections 23A and 23B and Regulation W of the Federal Reserve Board.

(b) As used in this Agreement to indicate a relationship with any Person, “Associate” means (1) any corporation, limited liability company, partnership, association, joint-stock company, unincorporated organization or other organization of any kind or nature (other than the Company or any of its Subsidiaries) of which such Person is an officer, director, manager, partner or holds a like position, or is, directly or indirectly, the beneficial owner of 3% or more of any class of equity securities, (2) any trust or other estate in which such Person has a beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any family member of such Person.

(c) No employee of the Company or its Subsidiaries provides any services to any affiliate (other than the Company and its Subsidiaries) of any one-percent (1%) or greater shareholder of the Company or any of its Subsidiaries.

3.25 Anti-takeover Provisions. No state “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (each, a “Takeover Law”) is applicable to the Company under the GBCL with respect this Agreement and the transactions contemplated hereby.

3.26 Reorganization. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.27 Opinion. Prior to the execution of this Agreement, the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from FIG Partners, LLC, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock. A copy of such opinion has been, or will be, provided by the Company to Parent solely for informational purposes. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.28 Office of Foreign Assets Control. None of the Company, any Subsidiary thereof or, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or other Person acting on behalf of the Company or any Subsidiary thereof is (a) engaged in any services (including financial services), transfers of goods, software, or technology or any other business activity related to (i) any country (each, a “Sanctioned Country”) subject to sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the Laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made the subject of any sanctions administered or enforced by the U.S. Government, including OFAC’s list of Specially Designated Nationals, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by U.S. Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

3.29 Company Information. To the Company’s Knowledge, the written representations included in this Agreement and the Company Disclosure Schedule, and the materials identified in the written representations included in this Agreement and the Company Disclosure Schedule as having been made available to Parent by reason of being contained in the virtual data room of the Company, taken as a whole, do not contain any untrue statement of material fact and do not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.30 Loans; Nonperforming and Classified Assets.

(a) Section 3.30(a) of the Company Disclosure Schedule (i) sets forth a schedule of all outstanding Loans as of March 31, 2018, and (ii) identifies, as of March 31, 2018, any Loans under the terms of which the obligor was over thirty (30) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date. As used in this Agreement, “Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which the Company or any of its Subsidiaries is a party as obligee.

(b) Section 3.30(b) of the Company Disclosure Schedule identifies, as of March 31, 2018, each Loan that was classified as “Other Loans Specially Mentioned”, “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Company or Company Bank, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(c) Section 3.30(c) of the Company Disclosure Schedule identifies each asset of the Company or any of its Subsidiaries that as of March 31, 2018 was classified as other real estate owned (“OREO”), “other repossessed assets” or as an asset to satisfy Loans and the book value thereof as of the date of this Agreement as well as any assets classified as OREO, “other repossessed assets” or assets to satisfy Loans since March 31, 2018 to the date hereof and any sales of such assets between March 31, 2018 and the date hereof, reflecting any gain or loss with respect to any such assets sold.

(d) Except as would not reasonably be expected to be material, each Loan held in the Company’s or any of its Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens that have been perfected, (iii) to the extent guaranteed, such guarantees are valid and enforceable and (iv) to the Company’s and Company Bank’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. Except as would not reasonably be expected to be material, all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related to the Company Loans are legal, valid, binding and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(e) All currently outstanding Company Loans (i) were solicited, originated, administered, and, currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans, and (ii) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. To the Company’s and Company Bank’s Knowledge, there are no oral modifications or amendments or additional agreements related to Company Loans that are not reflected in the written records of the Company or Company Bank, as applicable. Except as set forth in Section 3.30(e) of the Company Disclosure Schedule, all such Company Loans are owned by the Company or Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any currently outstanding Company Loan have been asserted in writing against the Company or Company Bank for which there is a reasonable probability of a material and adverse determination, and neither the Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Company Bank. Except as set forth in Section 3.30(e) of the Company Disclosure Schedule, no Company Loans are presently serviced by third parties.

(f) Except as set forth in Section 3.30(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Recourse Agreement, or is otherwise obligated to repurchase from any Person, or provide any indemnification with respect to, any Loan or other asset sold by the Company or any of its Subsidiaries. None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, and, to the Knowledge of the Company, there are no claims for any such repurchase. Section 3.30(f) of the Company Disclosure Schedule sets forth a true and correct report regarding the current status of (i) repurchase requests received by the Company or any of its Subsidiaries to repurchase any Loan or interests therein, and (ii) the Company’s and its Subsidiaries’ reserves in respect of potential repurchase requests to repurchase any Loan or interests therein. For purposes of this Agreement, “Recourse Agreements” means agreements or arrangements with any Person that obligate the Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset sold by the Company or any of its Subsidiaries or that entitles any such Person to pursue any other form of recourse against the Company or its Subsidiaries, including indemnification.

(g) Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

(h) Neither the Company nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the ordinary course of business.

(i) Except as set forth in Section 3.30(i) of the Company Disclosure Schedule, the Company and Company Bank have not, since January 1, 2015, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal Loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of the Company or any of its Subsidiaries (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (“Regulation O”)), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O or as entirely exempt therefrom. Section 3.30(i) of the Company Disclosure Schedule identifies any Loan or extension of credit maintained by the Company or Company Bank to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such Loan during the two (2) years preceding the date hereof.

(j) The Company and each Subsidiary thereof originating or making loans under or pursuant to loan programs of the U.S. Small Business Administration (the “SBA”) is either an approved “lender,” “certified lender,” or “preferred lender”, as the case may be, under and pursuant to such loan programs. Neither the Company nor any Subsidiary thereof originates or makes loans under or pursuant to any loan program of the U.S. Department of Agriculture. The Company and its Subsidiaries have at all times complied, in all material respects, with the rules and regulations of the loan and loan guarantee programs of the SBA. All Company Loans originated pursuant to or guaranteed by the SBA were (i) made pursuant to all applicable SBA (as the case may be) rules and regulations, (ii) met all applicable underwriting criteria necessary to qualify for the loan or loan guarantee programs of the SBA (as the case may be) and (iii) have been made on standard loan documents approved if required by the appropriate agency. As to each Company Loan which is indicated in the related loan file to be an SBA-guaranteed loan, the Company has complied in all material respects with applicable provisions of the guarantee contract and applicable Law, and, to the Company’s Knowledge, the guarantee is in full force and effect with respect to each such Company Loan, and, to the Company’s Knowledge, there does not exist any material event or condition which, but for the passage of time or the giving of notice or both, would reasonably be expected to result in a revocation of any such guarantee or constitute adequate grounds for the SBA to refuse to provide guarantee payments thereunder. The Company has delivered to Parent a true and complete list of all SBA loans that are Company Loans indicating the loans for which the guaranteed portion has been sold. Neither the Company nor any of its Subsidiaries is in breach of any warranty or representation made by it in connection with its origination and sale of the guaranteed portion of any SBA loan such that it is, or would reasonably expected to be, obligated to repurchase any such loan.

3.31 Allowance for Loan and Lease Losses. Company’s reserves, allowance for Loan and lease losses and carrying value for real estate owned as reflected in each of the Company Financial Statements, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for the possible losses on the applicable items and in compliance with the Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for Loan and lease losses as well as the standards established by each applicable Governmental Entity, the Financial Accounting Standards Board and GAAP.

3.32 Trust Business; Administration of Fiduciary Accounts. Neither the Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

3.33 Investment Management and Related Activities. None of the Company, any Subsidiary thereof or, to the extent relating to their activities with respect to the Company or any of its Subsidiaries, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of or administered by any Governmental Entity as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated Person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales Person or in any similar capacity with a Governmental Entity.

3.34 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in the government securities or other collateral securing the repurchase agreement, and, to the Company’s Knowledge, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.35 Insurance. Section 3.35 of the Company Disclosure Schedule identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by the Company and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder. The Company and each of its Subsidiaries are insured against such risks and in such amounts as the management of the Company and Company Bank reasonably have determined to be prudent in accordance with industry practices, and all the Insurance Policies are in full force and effect. Neither the Company nor any Subsidiary thereof has received written notice of cancellation of any of the Insurance Policies, neither the Company nor any of its Subsidiaries is in default thereunder, and all known claims thereunder have been filed in due and timely fashion. The Company has not received written notice that any insurer under any such Insurance Policy (i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (ii) has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated. The Company does not have or maintain any self-insurance arrangement.

3.36 Deposits. All of the deposits held by Company Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of Company Bank, and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed Persons requirements. Except as set forth on Section 3.36 of the Company Disclosure Schedule, no deposit of Company Bank is a “brokered deposit” (within the meaning set forth in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights escrow limitations and similar actions taken in the ordinary course of business).

3.37 Disaster Recovery and Business Continuity. The Company and its Subsidiaries have developed and implemented a contingency planning program in accordance with customary industry standards to evaluate the effect of significant events that may adversely affect the customers, assets or employees of the Company and its Subsidiaries. To the Company’s Knowledge, such program was developed to ensure that the Company and its Subsidiaries can recover their mission critical functions, and such program complies in all material respects with the requirements of the Federal Financial Institutions Examination Council, the FDIC and applicable Law. The Company has furnished or made available to Parent a true and correct copy of its disaster recovery and business continuity arrangements.

3.38 Origination Matters.

(a) Since January 1, 2015, Company Bank has been in material compliance with all Applicable Requirements governing it, its assets and its conduct of business with respect to Mortgage Loans. Company Bank has timely filed all material reports that any Investor, Insurer or other third party requires that it file with respect to its business with respect to Mortgage Loans, and each such report was true and correct in all material respects. Company Bank has not done or caused to be done, or failed or omitted to do any act, the effect of which would invalidate or materially impair (i) any private Mortgage insurance or commitment to insure by any private Mortgage Insurer; (ii) any title insurance policy; (iii) any hazard insurance policy; (iv) any flood insurance policy; (v) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by a private Mortgage Insurer; or (vi) any surety or guaranty agreement, in each case applicable to Mortgage Loans.

(b) No Governmental Entity, Investor or Insurer has: (i) asserted in writing that Company Bank has violated or has not complied with the representations and warranties applicable with respect to any (A) Sold Mortgage Loans originated or purchased and subsequently sold, in each case, since January 1, 2015, or (B) sale of Mortgage servicing rights to an Investor; or (ii) imposed restrictions on the activities (including commitment authority) of Company Bank.

(c) Since January 1, 2015, no Governmental Entity, Investor or Insurer has informed Company Bank in writing that it has terminated, or intends to terminate, its relationship with Company Bank for performance, Loan quality or concern with respect to Company Bank’s compliance with applicable Law or that Company Bank is in default with respect to any Applicable Requirements.

(d) Each Mortgage Loan was underwritten in accordance with all Applicable Requirements, and all prior transfers, if any, of each Mortgage Loan have been, and the transactions herein contemplated are, in material compliance with all Applicable Requirements. Each Mortgage Note and the related Mortgage are in material compliance with all Applicable Requirements.

(e) Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid first Lien or subordinated Lien on the related Company Bank Loan Property, in each case, on such forms and with such terms as comply with all Applicable Requirements. Since January 1, 2015, no Mortgage Loan (including any Paid-Off Loan or Sold Mortgage Loan) has been subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by Company Bank or any subsequent holder thereof, in whole or in part, or subject to any right of rescission (except any Mortgage Loans held for sale by Company Bank that are closed but not funded), set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto. For purposes of this Section 3.38(e), references to Mortgage Notes shall be deemed to include Mortgage Notes in respect of Paid-Off Loans.

(f) With respect to each Mortgage Loan, the related original Mortgage has been recorded or is in the process of being recorded in the appropriate jurisdictions wherein such recordation is required to perfect the Lien thereof.

(g) Company Bank does not service for any third party, nor has it at any time serviced for any third party, any Mortgage Loan originated by it or any Mortgage or similar Loan originated by its affiliates or any third party, and Company Bank is not party to any contract that has, does or could provide for Company Bank’s servicing of any Mortgage Loan.

(h) There has been no fraudulent action or omission on the part of the originator of any Mortgage Loan or Pipeline Loan or parties acting on behalf of such originator in connection with the origination of any Mortgage Loan or Pipeline Loan or the application of any insurance proceeds with respect to a Mortgage Loan or Bank Loan Property for which Company Bank is responsible to the applicable Investor or Insurer or otherwise bears the risk of loss.

(i) Except for customary industry standards for indemnification and repurchase remedies in connection with agreements for the sale or servicing of Mortgage Loans, Company Bank is not now, nor has it been since January 1, 2015, subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or any obligation to indemnify, a Governmental Entity, an Insurer or an Investor, relating to the origination, sale or servicing of Mortgage Loans.

(j) For purposes of this Agreement:

(i) “Applicable Requirements” means and includes, as of the time of reference, with respect to Company Bank’s origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage Loans, all contractual, legal and other obligations of Company Bank (including any contained in a Mortgage Loan document or any Governmental Entity guides, rules or procedures, including guides, rules and procedures relating to the origination, purchase, sale, securitization and servicing of Mortgage Loans);

(ii) “Company Bank Loan Property” means any real property in which Company Bank has held a security interest, a Lien or a fiduciary or management role, other than properties Company Bank owns or operates.

(iii) “Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any government or agency guarantor, and any provider of private Mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan or related mortgaged property;

(iv) “Investor” means any Person who owns or holds Sold Mortgage Loans, or servicing rights related thereto, sold by Company Bank;

(v) “Locked Pipeline Loans” means applications in process for Mortgage Loans to be made by Company Bank that have been registered and designated as price protected on Company Bank’s residential Mortgage Loan origination system and that have not closed or funded;

(vi) “Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a Lien on real property;

(vii) “Mortgage Loan” means any Sold Mortgage Loan or any other Mortgage Loan originated or purchased by Company Bank, as applicable;

(viii) “Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof;

(ix) “Paid-Off Loan” means a Mortgage Loan or any other type of Loan that, at any time, has been owned or serviced by Company Bank and has been paid off, foreclosed, or otherwise liquidated;

(x) “Pipeline Loans” means the Locked Pipeline Loans and the Unlocked Pipeline Loans, collectively;

(xi) “Sold Mortgage Loans” means Mortgage Loans serviced by Company Bank pursuant to a servicing agreement that were originated or purchased and subsequently sold in a whole loan sale or securitization (whether or not treated as a sale under GAAP) by Company Bank and that have not been repaid or refinanced; and

(xii) “Unlocked Pipeline Loans” means applications in process for Mortgage Loans to be made by Company Bank that have not been registered and designated as price protected on Company Bank’s residential Mortgage loan origination system and that have not closed or funded.

3.39 Pipeline Loans; Mortgage Loans Held for Sale; Hedging Arrangements.

(a) Section 3.39(a) of the Company Disclosure Schedule sets forth a list and description of all Pipeline Loans, which description includes, with respect to each Pipeline Loan (i) the loan number of the Pipeline Loan; (ii) the immediately anticipated principal balance of the Pipeline Loan; (iii) the interest rate (for Locked Pipeline Loans only); (iii) the product type; (iv) the city and state in which the residential property securing such Pipeline Loan is located; (v) if known, the closing date; (vi) whether the Pipeline Loan has been approved by Company Bank and the applicable Investor; and (vii) whether the Pipeline Loan constitutes a Locked Pipeline Loan or an Unlocked Pipeline Loan. Prior to the Closing, the Company shall update, or shall cause Company Bank to update, Section 3.39(a) of the Company Disclosure Schedule as of the Determination Date to disclose the information required by items (i) through (vii) of this Section 3.39(a) with respect to the Pipeline Loans.

(b) Section 3.39(b) of the Company Disclosure Schedule sets forth a list and description of all Mortgage Loans held for sale by Company Bank, which description includes, with respect to each Mortgage Loan: (i) the loan number of the Mortgage Loan; (ii) the principal balance of the Mortgage Loan; (iii) the interest rate; (iv) the product type; (v) the Investor for the Mortgage Loan; (vi) the remaining amortization; (vii) the origination date; (viii) the maturity date; (ix) the applicable Mortgage insurance, if any; (x) the guarantor, if any; (xi) the city and state in which the residential property securing the Mortgage Loan is located; and (xii) the anticipated date on which an Investor is expected to purchase such Mortgage Loan. Prior to the Closing, the Company shall update, or shall cause Company Bank to update, Section 3.39(b) as of the Determination Date to disclose the information in items (i) through (xii) of this Section 3.39(b) with regard to the Mortgage Loans of Company Bank held for sale.

(c) All interest rate locks on Locked Pipeline Loans have been conducted and managed in Company Bank’s ordinary course of business consistent with past practice and customary Mortgage banking practices.

(d) Company Bank does not conduct or manage hedging arrangements on the Mortgage Loans.

(e) No Pipeline Loan was previously rejected for purchase by any Investor or for insurance by any Insurer.

(f) Company Bank is approved by and is in good standing by the Department of Veterans Affairs to originate and service VA loans. Company Bank is not approved and does not act as a supervised mortgagee by the HUD to originate and service Title I or Title II FHA Mortgage loans, as a GNMA I and II Issuer by Ginnie Mae or as a seller/servicer by Fannie Mae and Freddie Mac to originate and service conventional residential Mortgage loans.

(g) Company Bank has not received any written notice that any Governmental Entity proposes to limit or terminate the underwriting authority of Company Bank or to increase the guarantee fees payable to any such Governmental Entity.

(h) For purposes of this Section 3.39:

(i) “Fannie Mae” means Fannie Mae, formerly known as the Federal National Mortgage Association.

(ii) “FHA” means the Federal Housing Administration, an agency within the HUD, including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

(iii) “FHA Regulations” means regulations promulgated by the HUD under the National Housing Act of 1934, codified in 24 C.F.R., and other HUD issuances relating to Mortgage loans insured by the FHA, including related handbooks, circulars, notices and mortgagee letters.

(iv) “Freddie Mac” means the Federal Home Loan Mortgage Corporation.

(v) “Ginnie Mae” means the Government National Mortgage Association, a wholly owned corporate instrumentality of the United States within HUD.

(vi) “HUD” means the U.S. Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA insurance, and is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.

3.40 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

4.1 Making of Representations and Warranties.

(a) References herein to “Parent Disclosure Schedule” shall mean all of the disclosure schedules required by ARTICLE IV, dated as of the date hereof and delivered on the date hereof by Parent to the Company. The Parent Disclosure Schedule shall be organized to correspond to Sections in ARTICLE IV of this Agreement. Each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross reference or otherwise) in the Parent Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).

(b) Except as set forth in the Parent Disclosure Schedule (subject to Section 9.8), Parent hereby represents and warrants to the Company as follows in this ARTICLE IV.

4.2 Corporate Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(l) of the BHC Act. Parent is duly licensed, registered or otherwise qualified to do business in each jurisdiction where the character or location of the properties and/or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

4.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital of Parent consists of 97,000,000 shares of Parent Common Stock and 3,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”).

(b) As of May 7, 2018, there were (i) 71,580,567 shares of Parent Common Stock issued and outstanding, (ii) 6,000 shares of Parent Preferred Stock issued and outstanding, (iii) 879,549 shares of Parent Common Stock held in treasury, (iv) 14,863,614 shares of Parent Common Stock reserved for issuance pursuant to (A) the conversion or exchange of shares of capital stock or other voting securities of, or other ownership interests in, Parent; (B) warrants, calls, options or other rights to acquire Parent Common Stock; or (C) plans allowing for the grant of restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units, and (v) no other shares of Parent Common Stock or Parent Preferred Stock issued, reserved for issuance or outstanding.

4.4 Corporate Power and Authority. Parent has the full corporate power and authority to own or lease, and operate, all of its properties and assets and to carry on its business as it is now being conducted. Parent has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the actions described below, to consummate the transactions contemplated hereby in accordance with the terms hereof. The Parent Board, by resolutions duly adopted at a meeting duly called and held, has (i) determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders and (ii) approved the execution and delivery of this Agreement and the consummation of the Merger; and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions).

4.5 Consents and Approvals; Non-Contravention; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Entity are required to be made or obtained by Parent in connection with the execution, delivery or performance by Parent of this Agreement or the consummation by Parent of the other transactions contemplated hereby, except for: (i) filings of applications, filings and notices, as applicable, with the NYSE, (ii) filings of applications, filings and notices, as applicable, with the Federal Reserve Board, the FDIC and the MDF, and approvals of such applications, filings and notices, (iii) filing with the SEC of the S-4 and declaration of effectiveness of the S-4, (iv) filing of the Summary Articles of Merger with the MO Secretary, and (v) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE. As used in this Agreement, the term “S-4” means the registration statement on Form S-4, including any amendments or supplements thereto, in which the

Proxy Statement (as defined herein) will be included as a prospectus, to be filed with the Securities and Exchange Commission (the “SEC”) by Parent in connection with the transactions contemplated by this Agreement.

(b) Subject to the receipt of the approvals referred to in Section 4.5(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) by Parent do not and will not (i) constitute a breach or violation of, or a default under, the Certificate of Incorporation of Parent or the Bylaws of Parent, (ii) except as would not be material, violate any applicable Law or obligation imposed by any Governmental Entity on Parent or any of its properties or assets, or (iii) except as set forth in Section 4.5(b) of the Parent Disclosure Schedule, conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, deed of trust, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Parent or to which Parent, or its properties or assets, is subject or bound, except, in the case of clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c) Parent has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in customary time frames from the applicable Governmental Entities having jurisdiction over the transactions contemplated by this Agreement.

4.6 Reports.

(a) Since December 31, 2015, Parent has filed all material reports and statements (each, a “Parent Report”), together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). As of its date, each Parent Report (or, if amended, as of the date so amended), complied in all material respects with the published rules and regulations of the SEC with respect thereto, and such Parent Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b) Since December 31, 2015, except, in each case, as has not had a Material Adverse Effect on Parent, (i) Parent has duly filed with the Federal Reserve Board, the FRBank and any other applicable Government Entity, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and has paid all fees and assessments due and payable in connection therewith, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable Laws; (ii) other than normal examinations conducted by Governmental Entities in the ordinary course of business of Parent, no Governmental Entity has notified Parent that it has initiated or has pending any proceeding, or, to the Knowledge of Parent, has threatened an investigation into the business or operations of Parent; and (iii) there have been no material formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Parent.

4.7 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (ii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and

(iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, Parent does not have any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Parent, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Significant Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) to ensure that material information relating to Parent, including its Significant Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) to the Knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. To the Knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. As used in this Section 4.7(c), the term “Significant Subsidiary” means each Subsidiary that is a “significant subsidiary” as defined in Regulation  S-X, promulgated by the SEC, as in effect as of the date hereof.

4.8 Compliance with Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent is in compliance in all material respects with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting its businesses, including, as applicable, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Community Reinvestment Act, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act of 2003), the Truth in Lending Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002, and in each case, the rules and regulations promulgated thereunder, regulations promulgated by the Consumer Financial Protection Bureau, the Money Laundering Laws, all other applicable fair lending Laws and other applicable Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans.

4.9 Absence of Certain Events. Since December 31, 2017 to the date of this Agreement, no events have occurred that have had or would reasonably be expected to have, in the aggregate, a Material Adverse Effect on Parent.

4.10 Brokers. Neither Parent nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement (including the Merger), except as listed on Section 4.10 of the Parent Disclosure Schedule.

4.11 Legal Proceedings. There are no Actions pending or, to Parent’s Knowledge, threatened against Parent, or against any asset, interest or right of Parent, that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC’s rules and regulations that are not so disclosed or which could materially and adversely affect the ability of Parent to perform its obligations under this Agreement.

4.12 Regulatory Capitalization. Parent is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the Federal Reserve Board.

4.13 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14 Financing; Stock Consideration. Parent has, as of the date hereof, and will have, as of the Effective Time, sufficient available cash to pay the amounts required to be paid, and will have duly reserved sufficient shares of Parent Common Stock to be issued, to Company shareholders pursuant to this Agreement upon consummation of the Merger. The shares of Parent Common Stock to be issued and delivered to Company shareholders in accordance with this Agreement, when so issued and delivered, will be duly authorized, validly issued, fully paid and non-assessable, and no shareholder of Parent shall have any pre-emptive rights with respect thereto.

4.15 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this ARTICLE IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent or any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this ARTICLE IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees, as to itself and its Subsidiaries, that except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement, or required by applicable Law, or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (x) conduct its business in the ordinary course of business, consistent with past practice and in compliance in all material respects with all applicable Laws, and (y) use its commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships. The Company shall, and shall cause its Subsidiaries to, take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on an timely basis.

5.2 Company Forbearances. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Section 5.2 of the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement, or required by applicable Law, or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) issue, sell, grant, pledge, deliver, dispose of, encumber or otherwise permit to become outstanding any additional shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of capital stock or any equity-based awards or interests, except for shares of Company Common Stock to be issued pursuant to the exercise of Company Stock Options outstanding on the date hereof;

(b) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of its capital stock;

(c) make, declare or pay, or set aside for payment, any dividends payable in cash, shares or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends or distributions from any Subsidiary of the Company to the Company or any of its wholly owned Subsidiaries; provided, however, that in the event that the Effective Time does not occur prior to December 31, 2018, the Company may declare an annual dividend of up to $0.40 per share of Company Common Stock consistent with past practice (including, without limitation, the Company’s past practice as to the timing of record and payment dates for annual dividends);

(d) except as required by the terms of any Company Benefit Plan in effect as of the date hereof, as required by applicable Law or to satisfy any contractual obligations existing as of the date hereof and set forth on Section 5.2 of the Company Disclosure Schedule, (A) increase the compensation or benefits payable or to become payable to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, other than increases in base salary in the ordinary course of business consistent with past practice, (B) establish, adopt, enter into or amend (except in the case of immaterial amendments that do not increase liabilities of the Company or its Subsidiaries) any Company Benefit Plan or any benefit plan, agreement, program, policy, commitment or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement, (C) increase the compensation or benefits payable under any existing severance, termination, change in control or retention pay policy or employment or other agreement or Company Benefit Plan, (D) accelerate the vesting or time of payment of any equity or equity-based compensation or other compensation, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or any Company Benefit Plan, (F) take any action to fund any trust or similar funding vehicle in advance of the payment of compensation or benefits under any Company Benefit Plan, or (G) make any Loan or cash advance to any current or former director, officer, employee or independent contractor (other than advances of business or travel expenses in the ordinary course of business consistent with past practice);

(e) terminate any executive officer or any of those employees listed on Exhibit C hereto other than for cause or hire any Person as an employee of the Company or any of its Subsidiaries, except for (A) at-will employees at an annual rate of salary not to exceed $200,000 and/or (B) to fill vacancies that may arise from time to time in the ordinary course of business at an annual rate of salary commensurate with the employee being replaced;

(f) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (whether real, personal or mixed, tangible or intangible) to, or buy, acquire or lease any properties or assets (whether real, personal or mixed, tangible or intangible) from, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business consistent with past practice and other than part of the terms of such Persons’ employment or service as a director with the Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business;

(g) except in the ordinary course of business consistent with past practice, sell, license, lease, transfer, assign, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to the Company or any of its Subsidiaries;

(h) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), whether by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire all or any portion of the assets, debt, business, deposits or properties of any other entity or Person;

(i) except as required by any Company Material Contract or any Lease, make, or commit to make, any capital expenditures in amounts exceeding $100,000 individually or $250,000 in the aggregate;

(j) amend the Company’s articles of incorporation or bylaws or any equivalent organizational documents of the Subsidiaries of the Company;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(l) except in the ordinary course of business consistent with past practice, (i) amend, modify, terminate or extend, or waive any material provision of, any Company Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than renewals of or amendments to such Company Material Contracts, Leases and Insurance Policies which do not result in material adverse changes of terms with respect to the Company or any of its Subsidiaries or (ii) enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement;

(m) other than settlement of foreclosure actions or deficiency judgment settlements in the ordinary course of business consistent with past practice, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party or becomes a party after the date of this Agreement, which settlement or agreement (A) involves payment by the Company or any of its Subsidiaries of an amount which exceeds $100,000 individually, or $250,000 in the aggregate, and/or (B) would impose any material restriction on the business of the Company or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of the Company and its Subsidiaries;

(n) (i) enter into any new line of business, (ii) introduce any material new products or services or incentive programs or arrangements or (iii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to its loan portfolio or any segment thereof), except, in each case, as required by applicable Law;

(o) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, or (ii) its hedging practices and policies, in each case except as required by applicable Law;

(p) except in the ordinary course of business consistent with past practice, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any equity security or any security rated below investment grade;

(q) enter into any Derivative Transaction;

(r) (i) incur, assume, modify, extend or renegotiate any indebtedness, other than the Company’s current credit and/or borrowing arrangements with Associated Bank, N.A. and the Federal Home Loan Bank of Des Moines and any extensions or renewals thereof, in each case in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds and sales of certificates of deposit, which are in each case in the ordinary course of business consistent with past practice) or (iii) prepay or voluntarily repay any subordinated indebtedness;

(s) make any Loan or extension of credit except such Loans and extensions of credit as are made in the ordinary course of business consistent with past practice, consistent with written lending guidelines in effect as of the date hereof, and, in the case of new Loans (and not renewals), as have a principal balance (including one or more Loans to the same customer) that does not exceed $8,000,000 in the aggregate (compliance with such $8,000,000 threshold to be determined exclusive of other Loans extended to the same customer prior to the date hereof);

(t) except for Loans or extensions of credit made in compliance with this Agreement, and except as required by any Company Material Contract or Lease in effect as of the date hereof, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by the Company or its Subsidiaries;

(u) except as required by applicable Law, make, change or rescind any Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes or settle or compromise any material Tax claim, audit, assessment or dispute, agree to any adjustment of any Tax attribute, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or surrender any material right to claim a refund of Taxes;

(v) commit any act or omission which constitutes a breach or default by the Company or any of its Subsidiaries under any agreement with any Governmental Entity or under any Company Material Contract and that would reasonably be expected to result in one of the conditions set forth in ARTICLE VII not being satisfied on the Closing Date;

(w) foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family or multi-family residential properties) without first conducting a Phase I environmental site assessment pursuant to ASTM International (“ASTM”) Standard E1527-13 that satisfies the requirements of 40 C.F.R. Part 312, or foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family or multi-family residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property;

(x) take any action or knowingly fail to take any action that is intended or reasonably likely to prevent, delay or impair the Company’s ability to consummate the Merger or prevent the Company from consummating any of the other transactions contemplated by this Agreement, including by adversely affecting the ability of the parties hereto to obtain any Requisite Regulatory Approval without imposition of a Burdensome Condition. For purposes of this Agreement, “Burdensome Condition” means any condition, prohibition, limitation, or other requirement which would, as determined by the Parent Board in its reasonable discretion, (i) prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Parent or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Parent or its Subsidiaries, (ii) compel Parent or any of its Subsidiaries to pay any amounts that would be material as compared to the value of the transactions contemplated by this Agreement (other than customary filing fees and fees of professional advisors customary to effect transactions comparable in nature and size to those contemplated by this Agreement), (iii) compel Parent or any of its Subsidiaries to divest any banking office or otherwise dispose of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, (iv) continue any portion of any material Company Regulatory Agreement against Parent or any of its Subsidiaries after the Merger, (v) increase the capital requirements of Parent or any of its Subsidiaries, (vi) restrict or materially limit the ability of Parent or its Subsidiaries to expand its business, or (vii) otherwise be reasonably likely to have a material and adverse effect on the Parent and its Subsidiaries, taken as a whole and giving effect to the Merger (in each case, measured on a scale relative to the Company and its Subsidiaries, taken as a whole);

(y) directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

(z) file any application or make any contract or commitment for the opening or relocation of any, or open or relocate any, branch office, loan production or servicing facility;

(aa) merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries;

(bb) compromise, resolve or otherwise “workout” any delinquent or troubled Loan unless any such Loan workout is done in the ordinary course of business consistent with past practice;

(cc) take any action or knowingly fail to take any action where such action or failure to act is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied;

(dd) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(ee) agree to take or make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Notwithstanding anything to the contrary contained in this Agreement, the Company will use its reasonable good faith efforts to consult with (but shall not have to obtain the approval of) Parent before engaging in any activities involving any material changes to the Company’s (i) interest rate risk strategies; (ii) asset liability management; (iii) investment strategy; or (iv) funding strategy, including any changes in investments or funding that would constitute a deviation from current approved policies and internal limitations on investment and funding and any material increases or decreases in total investments or total borrowings. The Company and Parent agree to meet at least monthly to discuss the status of the forgoing matters.

5.3 Parent Forbearances. During the period from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) take any action or knowingly fail to take any action where such action or failure to act is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied;

(b) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(c) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Registration Statement; Proxy Statement.

(a) The parties hereto agree to cooperate in the preparation of the S-4, including the proxy statement relating to the Company Meeting (including any amendments or supplements thereto, the “Proxy Statement”). The Company shall use commercially reasonable efforts to promptly deliver to Parent such information with respect to the Company and its Subsidiaries, their respective affiliates and the respective holders of their capital stock as may be reasonably requested or required in order to prepare and file the S-4 or any other report required to be filed by Parent with the SEC, or in connection with the qualification of the issuance of the Parent Common Stock with respect to state securities or “blue sky” Laws, in each case, in compliance with applicable Law. The parties hereto agree to use commercially reasonable efforts to cause the S-4 to be filed with the SEC as promptly as reasonably practicable after the date of this Agreement, but in any event within forty-five (45) days of the date of this Agreement, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to keep the S-4 effective for so long as necessary to complete the Merger. The Company agrees to reasonably cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company’s independent auditors in connection with the S-4 and the Proxy Statement. After the S-4 is declared effective under the Securities Act, the Company shall promptly mail or cause to be mailed the Proxy Statement to its shareholders.

(b) The Proxy Statement and the S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the parties hereto agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by or on behalf of itself for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to shareholders of the Company (or such other Persons entitled to vote in respect of matters covered thereby) or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances in which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to the parties hereto, or any of their respective affiliates, shall be discovered by the Company or Parent that, in the reasonable judgment of Parent, should be set forth in an amendment of, or a supplement to, any of the S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the parties hereto shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company. Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the S-4 has become effective, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock issuable for offering or sale in any jurisdiction, or of any request by the SEC for the amendment or supplement of the S-4 or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Parent will provide the Company and its counsel with a reasonable opportunity to review and comment on the S-4 and will consider any such comments in good faith, and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC. Parent will provide the Company and its counsel with a copy of all such filings made with the SEC.

6.2 Regulatory Matters. Except with respect to any forms, reports, statements or certifications filed, furnished or otherwise submitted to or with the SEC (which shall be governed by Section 6.1):

(a) Each of the parties hereto shall, and shall cause its Subsidiaries to, cooperate with the other party and use its commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities; provided, that neither party nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, the parties hereto shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals. The parties hereto shall each use, and shall each cause its applicable Subsidiaries to use, reasonable best efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable to obtain any third-party consent which may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in ARTICLE VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.2, required in order to continue any contract or agreement with the Company or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain each Requisite Regulatory Approval as promptly as reasonably practicable. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The Company will reasonably consult with Parent with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. The Company shall consult with Parent in advance of any meeting or conference that the Company may have with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give Parent and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(b) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the any statement, filing, notice or application made by or on behalf of

Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) To the extent not prohibited by applicable Law, each of the Company and Parent shall promptly advise the other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, “Requisite Regulatory Approvals” means all required regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the FDIC and the MDF and (y) any other approvals set forth in Sections 3.6 and 4.5 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger, except for any such approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

6.3 Access to Information.

(a) For the purposes of verifying the representations and warranties of the Company and preparing for the Merger and the other matters contemplated by this Agreement, the Company agrees that, upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, records, officers and employees and to such other information within its possession or control as Parent may reasonably request, and, during such period, the Company shall make available to Parent such other information within its possession or control concerning its business, properties and personnel and its Subsidiaries that is substantially similar in scope to the information provided to Parent in connection with its diligence review prior to the date of this Agreement. Notwithstanding anything in this Section 6.3(a) to the contrary, such access shall not include any right of Parent or any of its representatives to conduct any environmental site assessment or any other environmental sampling or testing of any Company Real Property or Leased Premises prior to the Effective Time.

(b) As soon as reasonably practicable after they become available, to the extent not prohibited by applicable Law, the Company shall furnish to Parent (i) copies of the board packages distributed to the Company Board or the board of directors of any of its Subsidiaries, (ii) minutes from the meetings thereof, (iii) copies of any internal management financial control reports showing actual financial performance against plan and previous period, (iv) detailed calculations of Non-Maturity Deposits, Net Loans, Assets, NPAs and Tangible Common Equity, in each case of the Company and its Subsidiaries, as of each month-end from the date hereof to the Closing Date, (v) copies of any reports provided to the Company Board or any committee thereof relating to its financial performance and risk management, and (vi) each month, a schedule of all outstanding Loans as of the last day of the immediately preceding month; provided, however, that the Company shall not be required to furnish to Parent any documents where doing so would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any applicable Law or fiduciary duty. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the proviso at the end of the immediately preceding sentence apply.

(c) During the period from the date of this Agreement to the Effective Time, each party will promptly notify the other party in writing of any matter hereafter arising that, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or that is necessary to correct any information in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, that has been rendered materially inaccurate thereby. Each such notice shall be identified prominently on its face as a notice pursuant to this Section 6.3(c) and shall include, or have attached to it, a proposed supplement or amendment to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, regarding such matter (each, a “Schedule Supplement”). If the matter disclosed in any Schedule Supplement, taken together with any previous Schedule Supplements, constitutes a sufficient basis for Parent to terminate this Agreement in accordance with Section 8.1(e), then Parent may elect to terminate this Agreement pursuant to Section 8.1(e). If Parent does not terminate this Agreement prior to the date that is thirty (30) days after Parent’s right to terminate this Agreement first arises as contemplated by this Section 6.3(c), then such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Company Disclosure Schedule as of the date of this Agreement and the Closing Date, and Parent shall be deemed to have irrevocably waived any right to terminate this Agreement only on account of the specific matter disclosed in such Schedule Supplement.

(d) No investigation by Parent or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the Company set forth in this Agreement or the conditions to the obligations of Parent to consummate the transactions contemplated hereby. Any investigation hereunder shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the Company or any of its Subsidiaries and shall be conducted at Parent’s sole cost and expense.

(e) Notwithstanding anything in this Section 6.3 to the contrary, the Company shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(f) Parent shall hold all information furnished by or on behalf of the Company or any of the Company’s Subsidiaries or representatives pursuant to this Section 6.3 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 15, 2018, between Parent and the Company (the “Confidentiality Agreement”).

6.4 Company Shareholder Approval.

(a) The Company shall take, in accordance with applicable Law and the Company’s articles of incorporation and bylaws, all action necessary to establish a record date for, and to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) as soon as practicable (and in any event such meeting to be convened within sixty (60) days following the time when the S-4 is declared effective) for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger. Except with the prior approval of Parent, which shall not be unreasonably withheld or delayed, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. Except as otherwise provided herein, the Company shall, through the Company Board, recommend to its shareholders that they adopt and approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”) and shall use its commercially reasonable efforts to solicit such approval from the shareholders of the Company and to obtain the Requisite Company Vote, including by communicating to its shareholders the Company Recommendation (and including the Company Recommendation in the Proxy Statement). However, if the Company Board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to constitute a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Company Board may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Company Board may not take any actions under this sentence unless (i) it gives Parent at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Company Board in response to a Superior Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Superior Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstance), and (ii) at the end of such notice period, the Company Board takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be reasonably likely to constitute a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation by the Company Board shall not change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

(b) Except to the extent provided otherwise in Section 6.4(a) and Section 6.16, (i) the Company Board shall at all times prior to and during the Company Meeting make the Company Recommendation and shall not make a Company Subsequent Determination, and (ii) the Proxy Statement shall include the Company Recommendation. In the event that there is present at the Company Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Vote, the Company will not adjourn or postpone the Company Meeting unless the Company Board reasonably determines in good faith, after consultation with and having considered the advice of counsel, that failure to do so would constitute a violation of its fiduciary duties under applicable Law.

(c) The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Voting Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

6.5 Legal Conditions to Merger. Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts in good faith (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that this Section 6.5 will not require Parent to agree to, or take, any Burdensome Condition.

6.6 Stock Exchange Listing. Parent agrees to use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.7 Employee Matters.

(a) The Company shall, and shall cause Company Bank to, upon Parent’s reasonable request, facilitate discussions between Parent and the Company’s or the Company Bank’s employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Parent and the Company’s or the Company Bank’s employees shall be coordinated by the Company.

(b) The Company shall use its commercially reasonable efforts to cause, or cause its Subsidiaries to cause, each employee of the Company or any of its Subsidiaries who is listed on Section 7.2(e)(ii) of the Company Disclosure Schedule to execute and deliver to Parent a Continuation Agreement in a form reasonably acceptable to Parent prior to the Closing Date.

(c) Prior to the Effective Time, Parent shall take all reasonable action so that employees of Company and its Subsidiaries who become employees of Parent or any of its Subsidiaries (the “Continuing Employees”)

shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each Parent benefit plan of general applicability to the same extent as similarly-situated employees of Parent and its Subsidiaries. As of the Effective Date, each Continuing Employee shall be entitled to credit for each year of service that such Continuing Employee has credited to him or her by the Company or a Company Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual for periods of prior service, in Parent’s, or as appropriate, in the Parent Subsidiary’s, employee benefit plans; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. Parent shall use the original date of hire utilized by Company or a Company Subsidiary in making these determinations. The Company (i) shall use commercially reasonable efforts to terminate its, and its Subsidiaries’, benefit plans and deferred compensation agreements and arrangements effective as of the Effective Time except to the extent that Parent otherwise agrees in writing in its sole discretion and (ii) shall make payments of all amounts under deferred compensation agreements immediately prior to the Effective Time.

(d) Employees of the Company who are terminated on the Effective Time, or who continue employment with Parent and are terminated within one year of the Effective Time, shall be entitled to severance pursuant to the Company severance policy as set forth in Section 6.7(d) of the Company Disclosure Schedule.

(e) Nothing contained in this Section 6.7 or elsewhere in this Agreement, express or implied, shall confer upon any present or former employee of Company or a Company Subsidiary any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits.

(f) Nothing contained in this Section 6.7 or elsewhere in this Agreement, express or implied, shall (i) limit the right of Parent or any of its affiliates to terminate the employment or services of, or to reassign or otherwise alter the status of, any former employee of Company or a Company Subsidiary after the Closing, (ii) limit the ability of Parent or any of its affiliates to terminate, amend or modify any benefit or compensation plan, program, agreement or arrangement of Parent or any of its affiliates, or (iii) be construed as amending or modifying any Parent benefit plan as in effect immediately prior to the Effective Time.

(g) Nothing in this Section 6.7 or elsewhere in this Agreement, shall be deemed to make any employee, former employee, director, former director, or independent contractor of Company, any Company Subsidiary or any affiliate thereof (including any beneficiary or dependent thereof) a third party beneficiary of this Agreement or provide any rights relating thereto.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each current or former director or officer of the Company and its Subsidiaries as of the date hereof or at any time from the date hereof to the Effective Time (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against expenses (including reasonable attorneys’ fees), judgments, fines, losses or liabilities actually and reasonably incurred by such Company Indemnified Party in connection with any threatened or actual action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company or any of its Subsidiaries), whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement (each, a “Claim”), to the same extent as such Persons have the right to be indemnified pursuant to the Company’s or its applicable Subsidiary’s articles of incorporation and bylaws, or comparable governing documents, in effect on the date of this Agreement; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such Persons have the right to expense advancement pursuant to the Company’s or its applicable Subsidiary’s articles of incorporation and bylaws, or comparable governing documents, in effect on the date of this Agreement, to the extent permitted by applicable Law, provided that the Person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, unless it is ultimately determined that such Person is entitled to indemnification. Parent and the Surviving Corporation shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with the Parent and the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.

(b) For a period of five (5) years after the Effective Time, the Surviving Corporation shall use its commercially reasonable efforts to cause to be maintained in effect directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of the Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions that occurred at or before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and terms and conditions no less advantageous to the Company Indemnified Parties, as that coverage currently provided by the Company as of the date hereof; provided, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.8, Parent will provide as much comparable insurance as is reasonably available (subject to the limitations described in this Section 6.8(b)); provided, further, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the greatest coverage available for an aggregate cost not exceeding the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, may (and at the request of Parent, the Company shall use its commercially reasonable efforts to) obtain and fully pay for, at or prior to the Effective Time, a six-year “tail” policy on the terms described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap (except if one or more directors elects to pay for any excess over such amount). If the Company purchases such a “tail policy” prior to the Effective Time, Parent and the Surviving Corporation shall not, and shall not permit any of their Subsidiaries to, take any action that would reasonably be expected to result in the cancellation or modification of such policy.

(c) The obligations of the Surviving Corporation, Parent and the Company under this Section 6.8 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party without the written consent of the affected Company Indemnified Party.

(d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party. If, following the Effective Time, the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger or transfer of all or substantially all of its assets or deposits to any other entity, then, in each case to the extent the obligations set forth in this Section 6.8 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, proper provision shall be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in this Section 6.8.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section  6.8 is not prior to or in substitution for any such claims under such policies.

6.9 Notification of Changes. Parent and the Company (in such capacity, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material

Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in set forth in, if Parent is the Notifying Party, Section 7.1 or Section 7.3, or if the Company is the Notifying Party, Section 7.1 or Section 7.2; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

6.10 Director and Officer Matters.

(a) The Company shall take all appropriate action so that each director and each officer of the Company (i) provides to Parent a signed resignation from such position held by such individual, effective as of the Effective Time, in a form reasonably satisfactory to Parent, at least five (5) business days prior to the Closing Date, and (ii) resigns from such position held by such individual as of the Effective Time.

(b) The Company shall take all appropriate action, and shall cause Company Bank to take all appropriate action, so that, as of the Effective Time, each director of Company Bank, other than up to three (3) directors whom Parent may request to continue in such position after the Effective Time, (i) provides to Parent a signed resignation from such position and all other positions with Company Bank held by such individual, effective as of the Effective Time, in a form reasonably satisfactory to Parent, at least five (5) business days prior to the Closing Date, and (ii) resigns from such positions held by such individual as of the Effective Time.

6.11 Transition; Informational Systems Conversion.

(a) From and after the date hereof, Parent and the Company shall use their commercially reasonable efforts to facilitate the integration of the Company with the business of Parent following consummation of the transactions contemplated hereby and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of the Company and each of its Subsidiaries (the “Informational Systems Conversion”), in such a manner sufficient to provide reasonable assurances that a successful Informational Systems Conversion will occur at (i) the time that is immediately following the Merger or (ii) such later date as may be specified by Parent, in each case, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without limiting the generality of the foregoing, the Company shall, subject to any such applicable Laws: (v) reasonably cooperate with Parent to establish a project plan as specified by Parent to effectuate the Informational Systems Conversion; (w) use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the Informational Systems Conversion effort and its ongoing needs until the Informational Systems Conversion can be established; (x) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the Informational Systems Conversion, as soon as reasonably practicable; (y) provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to the extent necessary to enable the Informational Systems Conversion effort to be completed on schedule; and (z) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the contracts of outside data, item and other processing contractors or other third-party vendors to which the Company or any of its Subsidiaries is bound if requested to do so by Parent to the extent permitted by such contracts; provided, that Company shall not be required to take any action under this Section 6.11 that, after providing Parent with notice of the Company’s concerns in the matter, would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur. Parent shall promptly reimburse the Company for all out-of-pocket expenses incurred in connection with the actions described in this Section 6.11. Such access as contemplated by this Section 6.11 shall be conducted by Parent in a manner which does not adversely affect the normal operations of the Company, and Company shall not be required to provide access to or disclose information (i) which would jeopardize the attorney-client privilege of Company or contravene any binding agreement entered into prior to the date of this Agreement or any Law or fiduciary duty, (ii) except as otherwise provided in this Agreement, related to the Company’s directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers’) agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement; or (iii) the disclosure of which would violate applicable Law.

(b) Following the receipt of the Requisite Regulatory Approvals and prior to the Effective Time, the Company and its Subsidiaries shall, subject to Section 6.11(a), take any actions Parent may reasonably request from time to time to prepare the parties for integration of the operations of the Company with Parent at the Parent’s sole cost and expense.

6.12 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.13 Environmental Assessments. No later than forty-five (45) business days after the date hereof, the Company shall reasonably cooperate with and grant access to an environmental consulting firm selected and paid for by Parent (the “Environmental Consultant”), during normal business hours (or at such other times as may be agreed to by the Company), to any OREO, for the purpose of conducting an ASTM Phase I and an asbestos and lead base paint survey as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM. Each Phase I (including the asbestos and lead base paint surveys) shall be delivered in counterpart copies to Parent and the Company and will include customary language allowing both Parent and the Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to the Company and Parent for review and comment prior to the finalization of such report. If the Company has ASTM Phase I reports for any OREO that are dated as of a date that is within one (1) year before the date of this Agreement, then the Company may deliver such reports to Parent in lieu of the obligations set forth in this Section 6.13 with respect to that property.

6.14 Additional Agreements. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the officers and directors of the Company and its Subsidiaries shall take all such necessary action as may be reasonably requested by Parent, including the provision of an appropriate power of attorney empowering any and all of Parent’s officers to take such actions on behalf of the Company’s officers and directors.

6.15 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any actual or threatened litigation against the Company, its Subsidiaries and/or the members of the Company Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. The Company shall: (i) permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any proposed written or oral response to such litigation; (ii) furnish Parent’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such litigation; (iii) consult with Parent regarding the defense or settlement of any such litigation; and (iv) consider in good faith the views of Parent with respect to such litigation.

6.16 Acquisition Proposals.

(a) The Company agrees that it will not, and will cause its Subsidiaries and each of its and their respective officers, directors, employees, agents, advisors, attorneys, accountants, consultants and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly induce or encourage or knowingly facilitate the making of any inquiries, offers or proposals with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (iii) provide or make available any confidential or nonpublic information or data to, or have any discussions with, any Person relating to any Acquisition Proposal, except to notify a Person that has made or, to the Knowledge of the Company, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.16(a), or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal; provided, that, prior to the adoption of this Agreement by the shareholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the execution of this Agreement that did not result from a breach of this Section 6.16(a), it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law; provided, further, that, prior to providing or making available any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company; provided, further, that the Company shall provide Parent with at least five (5) business days’ prior notice of the Company Board’s consideration of any Acquisition Proposal and, in addition, if the Company makes the conclusion described above, five (5) business days’ notice prior to furnishing or causing to be furnished any nonpublic information or data to any other Person or participating in negotiations or discussions with any other Person. The Company shall promptly provide to Parent any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other Person.

(b) The Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any and all activities, discussions or negotiations with any Person other than Parent with respect to any existing or potential Acquisition Proposal. The Company shall promptly (and in any event within 48 hours) advise Parent in writing if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or its Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement or any such disclosure would jeopardize attorney-client privilege). The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any such inquiry, proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such inquiry, proposal, offer or request). The Company shall enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof and shall not release any Person from, waive any provisions of, or fail to enforce any confidentiality or standstill agreements to which it or any of its Subsidiaries is a party. Any violation of the restrictions in this Section 6.16 by any Representative of the Company or its Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(c) Subject to Section 6.16(d), neither the Company Board nor any committee thereof shall: (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withhold, withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Parent, in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other statement inconsistent with, the Company Recommendation, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; (iii) resolve to take, or announce an intention to take, any of the foregoing actions (each of (i), (ii) or (iii) a “Company Subsequent Determination”); or (iv) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.16(a)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(d) Notwithstanding Section 6.16(c), prior to obtaining the Requisite Company Vote, the Company Board may make a Company Subsequent Determination after the fifth (5th) business day following Parent’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Parent that a bona fide unsolicited written Acquisition Proposal that it received constitutes, or is reasonably likely to constitute, a Superior Proposal if, but only if, (i) the Company Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law (it being understood that the initial determination under this clause (i) will not be considered a Company Subsequent Determination), (ii) during the five (5) business day period after receipt of the Notice of Superior Proposal by Parent (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Parent to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Parent since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination that the failure to make a Company Subsequent Determination in such circumstances would be inconsistent with its fiduciary duties under applicable Law. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Parent and again comply with the requirements of this Section 6.16(d).

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Parent), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

(ii) “Acquisition Transaction” means: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or Company Bank that, in any such case, results in any Person (or, in the case of a direct merger between such third party and the Company, Company Bank or any other Subsidiary of the Company, the stockholders of such third party) acquiring 20% or more of any class of equity of the Company or Company Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the consolidated assets of the Company or Company Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of the

Company or Company Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of the Company or Company Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(iii) “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and the Company, Company Bank or any other Subsidiary of the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed on a timely basis, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes and adjustments to this Agreement proposed by Parent in response to such Acquisition Proposal, as contemplated by Section 6.16(d), and all financial, legal, regulatory and other aspects of such proposal deemed relevant by the Company Board, including the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof, all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of the Company from a financial point of view than the Merger.

6.17 Public Announcements. So long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that (a) any such press release or public statement as may be required by Law (including, for the avoidance of doubt, any filing with the SEC) or any listing agreement with or notice or application to any national securities exchange may be issued or made without prior consent of such other party (but after consultation with the other party, to the extent practicable in the circumstances) and (b) a party may issue a press release or make a public statement (including, for the avoidance of doubt, any filing with the SEC) that is consistent with prior press releases issued or public statements made in compliance with the first sentence of this Section 6.17 without such consultation. It is understood that Parent shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

6.18 Takeover Statutes. Neither the Company nor Parent, nor either of their respective Boards of Directors, shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, Parent, the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19 Redemption of Company Trust Preferred Securities. The Company shall cooperate with Parent and shall use its commercially reasonable efforts to take, and to cause any of the Company’s applicable Subsidiaries to take, any and all actions as may be necessary or advisable under the terms of the Trust Preferred Securities to effect the redemption or repayment of the Trust Preferred Securities (and retire the associated subordinated debt securities), in each case, (a) subject to and contingent upon the prior satisfaction of all conditions to the Closing under Sections 7.1 and 7.3, and (b) solely to the extent such redemption or repayment (i) is permissible pursuant to the terms of the Trust Preferred Securities, (ii) will not cause the Company or Company Bank to be less than “well-capitalized” for regulatory purposes, and (iii) has received any required regulatory approvals. In the event that the Company is unable to redeem or repay the Trust Preferred Securities prior to the Closing, Parent agrees that it shall use its commercially reasonable efforts to effect the redemption or repayment of the Trust Preferred Securities (and retire the associated subordinated debt securities), subject to clauses (a) and (b) of the immediately preceding sentence.

6.20 Closing Date Share Certification. At least two (2) business days prior to the Closing Date, the Company shall deliver to Parent a certificate certifying the number of shares of Company Common Stock (including shares of Company Common Stock subject to outstanding Company Stock Options) and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Closing Date Share Certification”).

6.21 Minimum Financial Measure Determinations.

(a) No later than two (2) business days after the satisfaction of the last to be satisfied of the conditions set forth in ARTICLE VII (other than those conditions that, by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (if permitted by applicable Law) of those conditions), the Company will prepare and deliver to Parent its good faith determination, as of the Determination Date, of (I) the aggregate outstanding consolidated balance of non-maturity deposits (excluding “brokered deposits” within the meaning set forth in 12 C.F.R. § 337.6(a)(2)) (“Non-Maturity Deposits”) of the Company and its Subsidiaries, (II) the aggregate outstanding consolidated balance of net loans (“Net Loans”) of the Company and its Subsidiaries, (III) the total consolidated assets (“Assets”) of the Company and its Subsidiaries, (IV) the total consolidated non-performing assets (“NPAs”) of the Company and its Subsidiaries, and (V) Tangible Common Equity.

(b) For purposes of this Agreement:

(i) The “Determination Date” shall be the last day of the month immediately preceding the month in which the Effective Time occurs, unless the Effective Time occurs in the first fifteen (15) days of a month, in which case the Determination Date shall be the month-end immediately prior to the immediately preceding month-end.

(ii) “Merger-Related Expenses” means all costs, fees and expenses incurred or to be incurred by the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including the Merger) up to and including the Closing, including (1) change-in-control payments, retention and severance payments in the amounts or pursuant to the policies or programs set forth in the Company Disclosure Schedule, (2) amounts required to be paid pursuant to this Agreement, (3) the fees and expenses (including reasonable attorneys’ fees) associated with the termination, assignment, assumption or renegotiation of any Company Material Contracts on or before the Closing in connection with the transactions contemplated by this Agreement as Parent and the Company mutually agree (for the avoidance of doubt, excluding the fees and expenses associated with Company Material Contracts renewed in the ordinary course of business), (4) the amount(s) paid (whether paid by Parent or its Subsidiaries or the Company or its Subsidiaries) to obtain the insurance coverage required pursuant to Section 6.8(b), (5) any amounts paid pursuant to Section 6.19 and (6) the fees and expenses of the Company’s and its Subsidiaries’ attorneys, accountants, investment bankers and other advisors and agents. An estimate of Merger-Related Expenses is set forth in Section 6.21(b)(ii) of the Company Disclosure Schedule, which the Company shall update within five (5) business days prior to the Closing Date.

(iii) “Tangible Common Equity” means the Company and its Subsidiaries’ total consolidated stockholders’ equity (A) excluding intangible assets, (B) excluding preferred stock, if any, (C) excluding accumulated other comprehensive income from March 31, 2018 through the Closing Date (for the avoidance of doubt, in the event such accumulated other comprehensive income/loss is less than zero, the absolute value of such amount shall be added back), (D) adding back all severance payments made or to be made by the Company and its Subsidiaries to or in respect of those employees of the Company or any of its Subsidiaries who are not

executive officers of the Company or its Subsidiaries and who are not party to a Continuation Agreement, and (E) adding back all Merger-Related Expenses not covered by clause (D) of this definition incurred by the Company and its Subsidiaries prior to the Closing Date on a tax-adjusted basis (to the extent there was a tax benefit recorded by the Company and its Subsidiaries as a result of the incurrence of such expense) based on the Company’s marginal tax rate for 2018; provided, that “total stockholders’ equity,” “intangible assets,” “preferred stock” “accumulated other comprehensive income” and “accumulated other comprehensive loss” shall each be calculated in accordance with GAAP and the Company Financial Statements.

6.22 Tax Treatment of the Merger. The parties hereto intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties hereto will both before and after the Effective Time (i) use reasonable efforts to cause the Merger to so qualify; and (ii) refrain from taking any action that would reasonably be expected to cause the Merger to fail to so qualify.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by the shareholders of the Company by the Requisite Company Vote.

(b) NYSE Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated (and, in the case of the obligation of Parent to effect the Merger, no such Requisite Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of a Burdensome Condition).

(d) S-4. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligation of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in Sections 3.2, 3.3, 3.4(a), (b), (c) and (d), 3.5(c), 3.9, 3.10(a) and 3.26 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made expressly as of an earlier date, in which case as of such earlier date), and each of the representations and warranties of the Company set forth in Sections 3.4(e), 3.5(a) and (b), 3.6, 3.7, 3.12 and 3.17 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made expressly as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made expressly as of an earlier date, in which case as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Performance of Obligations. The Company shall have performed in all material respects the agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officers’ Certificate(s). Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied. The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.1 and the other conditions set forth in this Section 7.2 as Parent may reasonably request.

(d) No Material Adverse Effect. Since the date of this Agreement, no condition, event, fact, circumstance or other occurrence shall have occurred that (i) has resulted in a Material Adverse Effect on the Company or (ii) would reasonably be expected to have a Material Adverse Effect on the Company.

(e) Continuation Agreements.

(i) At least eight (8) of the employees of the Company and its Subsidiaries as of the date hereof listed on Section 7.2(e)(i) of the Company Disclosure Schedule shall have accepted offers of employment with Parent or a Subsidiary thereof as evidenced by their execution and delivery to Parent of Continuation Agreements, each in a form reasonably acceptable to Parent.

(ii) At least seventy-five percent (75%) of all employees of the Company and its Subsidiaries who are listed on Section 7.2(e)(ii) of the Company Disclosure Schedule shall have accepted offers of employment with Parent or a Subsidiary thereof as evidenced by their execution and delivery to Parent of Continuation Agreements, each in a form reasonably acceptable to Parent.

(iii) Each of the Continuation Agreements executed and delivered to Parent at or before the Closing Date shall be in full force and effect as of the Effective Time.

(f) Director and Officer Matters.

(i) Parent shall have received from each director and each officer of the Company a signed resignation from such position held by such individual, effective as of the Effective Time, in a form reasonably satisfactory to Parent, that shall be in full force and effect as of the Effective Time.

(ii) Parent shall have received from each director of Company Bank, other than up to three (3) directors whom Parent may request to continue in such position after the Effective Time, a signed resignation from such position and all other positions with Company Bank held by such individual, effective as of the Effective Time, in a form reasonably satisfactory to Parent, that shall be in full force and effect as of the Effective Time.

(g) FIRPTA Certificate. Parent shall have received (i) an affidavit issued by the Company dated as of the Closing Date, sworn under penalty of perjury and signed by an officer of the Company, in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (ii) a notice from the Company to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

(h) Federal Tax Opinion. Parent shall have received the opinion of Arnold & Porter, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(i) Minimum and Maximum Financial Measures. As of the Determination Date:

(i) the Company and its Subsidiaries shall have Non-Maturity Deposits equal to at least $266,000,000;

(ii) the Company and its Subsidiaries shall have Net Loans equal to at least $450,000,000;

(iii) the Company and its Subsidiaries shall have Assets equal to at least $550,000,000; and

(iv) the Company and its Subsidiaries shall have NPAs of no more than $10,000,000.

(j) Tangible Common Equity. As of the Closing Date, Tangible Common Equity of the Company and its Subsidiaries shall be not less than $72,500,000 (the “Tangible Common Equity Threshold”) if the Closing Date occurs on a date for which the Determination Date would be August 31, 2018 (such dates, collectively, the “August Determination Period”); provided, that (i) if the Closing Date occurs on a date for which the Determination Date will be prior to August 31, 2018, the Tangible Common Equity Threshold shall be adjusted down by $500,000 per month that such Determination Date precedes August 31, 2018, and (ii) if the Closing Date occurs on a date for which the Determination Date will be after August 31, 2018, then the Tangible Common Equity Threshold shall be adjusted upward by $500,000 per month that such Determination Date follows August 31, 2018, ignoring, in each case the day of the relevant month in which such Determination Date occurs. The Company shall have delivered an updated Section 6.21(b)(ii) of the Company Disclosure Schedule to Parent within five (5) business days prior to the Closing Date.

(k) Bank Stock Loan Agreement. The Company’s credit facility with Associated Bank, N.A. shall have terminated at or prior to the Effective Time, and there shall not be in effect as of the Effective Time any credit and/or borrowing arrangements that, by their terms, would prohibit the consummation of the Merger or impose a Lien on all or any portion of the capital stock of Company Bank.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made expressly as of an earlier date, in which case as of such earlier date); provided, that for purposes of this sentence, such representations and warranties (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the agreements, covenants and obligations required to be performed by it prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, no condition, event, fact, circumstance or other occurrence shall have occurred that (i) has resulted in a Material Adverse Effect on Parent or (ii) would reasonably be expected to have a Material Adverse Effect on Parent.

(d) Officers’ Certificate. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(e) Director and Officer Insurance. If the Company shall not have elected to purchase a “tail policy” prior to the Effective Time in accordance with Section 6.8(b), Parent shall have furnished the Company with evidence reasonably satisfactory to the Company of such a “tail policy.”

(f) Federal Tax Opinion. The Company shall have received the opinion of Lewis Rice LLC, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(g) Exchange Agent Certificate. The Company shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of Parent Common Stock to satisfy Parent’s obligations to pay the aggregate Merger Consideration.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of the Company:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company upon written notice to the other party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity or an application therefor shall have been withdrawn at the request of a Governmental Entity, or if any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 2019 (the “Termination Date”), or such later date as shall have been agreed to in writing by Parent and the Company, provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred on or before said date was due to material breach of any representation, warranty, covenant or agreement contained herein by such party; and provided, further, that if additional time is necessary in order to obtain any Requisite Regulatory Approval, the Termination Date shall be automatically extended for one additional two-month period;

(d) by either Parent or the Company (provided, in the case of the Company, that it shall not be in breach of any of its obligations under Section 6.4) if the Requisite Company Vote required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach, either individually or in the aggregate with all other breaches by such party, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(f) in addition to and not in limitation of Parent’s termination rights under Section 8.1(e), by Parent prior to such time as the Requisite Company Vote is obtained, if (i) the Company Board shall have made a Company Subsequent Determination, (ii) the Company Board shall have approved, adopted or endorsed a Superior Proposal, or (iii) the Company or the Company Board has breached its obligations under Section 6.4 or Section 6.16 in any material respect;

(g) by the Company, at any time prior to the Requisite Company Vote being obtained, in the event that the Company shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to endorse a Superior Proposal and terminate this Agreement in order to comply with its fiduciary duties, and the Company has entered into an acquisition agreement with respect to such Superior Proposal; provided, that the Company has complied with all of its obligations under Sections 6.4 and 6.16 of this Agreement; or

(h) Walkaway Right.

(i) by the Company upon written notice to Parent if both of the following conditions requisite to termination under this Section 8.1(h) are satisfied at any time during the seven (7) calendar day period commencing on the Price Determination Date, such termination to be effective on the tenth (10th) calendar day following the Price Determination Date:

A. the Parent Market Value on the Price Determination Date is less than 80% of the Initial Parent Market Value; and

B. the number obtained by dividing the Parent Market Value on the Price Determination Date by the Initial Parent Market Value shall be less than the Index Ratio minus 0.20.

(ii) If Parent or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Price Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

(iii) The termination right under this Section 8.1(h) is subject, however, to the following: If the Company elects to exercise its termination right pursuant to this Section 8.1(h), it shall give prompt written notice thereof to Parent. During the seven (7)—calendar day period commencing upon its receipt of such notice, Parent shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial Parent Market Value, the Exchange Ratio (as then in effect) and the Index Ratio minus 0.20 and the denominator of which is equal to the Parent Market Value on the Price Determination Date; or (y) the quotient determined by dividing the Initial Parent Market Value by the Parent

Market Value on the Price Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such seven (7) calendar day period, Parent delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.1(h) as if no written notice of termination had been given, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

(iv) For purposes of this Section 8.1(h) the following terms shall have the meanings indicated below:

A. “Final Index Price” means the average of the daily closing value of the Index for the ten (10) consecutive trading days immediately preceding the Price Determination Date.

B. “Index” means the KBW NASDAQ Capital Markets Index or, if such Index is not available, such substitute or similar Index as substantially replicates the KBW NASDAQ Capital Markets Index.

C. “Index Ratio” means the Final Index Price divided by the Initial Index Price.

D. “Initial Parent Market Value” means $58.77, adjusted as indicated above.

E. “Initial Index Price” means $418.70.

F. “Parent Market Value” means, as of any specified date, the average closing price per share of Parent Common Stock as reported on NASDAQ for the ten (10) consecutive trading days immediately preceding such specified date.

G. “Price Determination Date” shall mean the latest of (i) the date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period); or (ii) the date on which the shareholder approval of the Company has been received.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.3(f), this Section 8.2 and ARTICLE IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of Company Common Stock of the economic benefits of the Merger).

(b) Termination Fee.

(i) In the event that, after the date of this Agreement and prior to the termination of this Agreement, the Company Board becomes aware (including through a communication to the members of the Company Board or a public announcement) of a bona fide Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) without the Requisite Company Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or

(B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e), and (C) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $5,750,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g) or Section 8.1(h), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee on the date of termination.

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee, and neither the Company nor Parent shall be required to pay the Termination Fee on more than one occasion.

(d) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or the Company, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Parent and the Company, as applicable, pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of the Company and Parent, as applicable, in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of the Company; provided, that after adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

9.4 Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement shall be borne equally by Parent and the Company, and all filing and other fees paid to the SEC in connection with the Merger shall be borne by Parent.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of delivery if delivered by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5(b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company, to:

c/o Business Bank of St. Louis

8000 Maryland Ave., Ste. 100

Clayton, MO 63105

Attention: Mr. David Gamache and Mr. Larry Kirby

Email:       dgamache@bbstl.com; lkirby@bbstl.com

With a copy (which shall not constitute notice) to:

Lewis Rice LLC

600 Washington Ave., Ste. 2500

St. Louis, MO 63101

Attention: John C. Bodnar and Leonard J. Essig

Email:       jbodnar@lewisrice.com; lessig@lewisrice.com

(b) if to Parent (or to the Surviving Corporation from and after the Effective Time), to:

Stifel Financial Corp.

One Montgomery St., Suite 3700

San Francisco, CA 94104

Attention: Mark Fisher

Email:       mfisher@stifel.com

With a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019

Attention: Robert C. Azarow

Email:       robert.azarow@arnoldporter.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “Knowledge” of the Company means the actual knowledge of any of the officers of the Company or Company Bank listed on Section 9.6 of the Company Disclosure Schedule, and the “Knowledge” of Parent means the actual knowledge of any of the officers of Parent or Stifel Bank & Trust listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law to be closed, (ii) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified Person is any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person, (iv) “made available” means any document or other information that was (A) included in the virtual data room of a party prior to the date hereof or (B) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Disclosure Schedules. The parties hereto agree that any reference in a particular Section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding Section or subsection of this Agreement and to any other representations, warranties or covenants of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other non-corresponding representations, warranties and covenants would be reasonably apparent. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

9.9 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by the Laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than Section 5-1401 of the New York General Obligations Law).

(b) Each party agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in the Courts of St. Louis County, Missouri, the Courts of St. Louis, Missouri, or the United States District Court for the Eastern District of Missouri (Eastern Division) (provided, that, in the event that subject matter jurisdiction is declined by or unavailable in the Courts of St. Louis County, Missouri, the Courts of the City of St. Louis, Missouri, or the United States District Court for the Eastern District of Missouri (Eastern Division), then such action, suit or proceeding shall be heard and determined exclusively in any other state or federal court sitting in the State of Missouri), and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The parties hereto agree that final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) EACH PARTY HERETO (I) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (II) MAKES THIS WAIVER VOLUNTARILY, AND (III) HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Assignment; Third Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (other than by operation of law) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Company Indemnified Party, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUSINESS BANCSHARES, INC.

By:	/s/ Larry M. Kirby
Name: Larry M. Kirby
Title: President and Chief Executive Officer

STIFEL FINANCIAL CORP.

By:	/s/ Ronald J. Kruszewski
Name: Ronald J. Kruszewski
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

CONFIDENTIAL

EXHIBIT A

VOTING AGREEMENT

This Voting Agreement, effective as of May 10, 2018 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), is entered into by and between STIFEL FINANCIAL CORP., a Delaware corporation (“Parent”), BUSINESS BANCSHARES, INC., a Missouri corporation (the “Company”), and the undersigned holder of shares of Company Voting Common Stock (the “Shareholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, by and between the Company and Parent (as amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), Parent will form Merger Sub, which will, subject to the terms and conditions set forth in the Merger Agreement and an agreement and plan of merger (as amended, supplemented, or otherwise modified from time to time, the “Plan of Merger”) to be entered into between Merger Sub and the Company in the form attached to the Merger Agreement as Exhibit B, merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, as a condition and inducement to Parent to enter into the Merger Agreement and consummate the Merger, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, Parent has required the Shareholder to execute and deliver this Agreement upon the terms and conditions set forth herein.

WHEREAS, as of the date hereof, the Shareholder is the registered and beneficial owner of, and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of), such number of shares of Company Voting Common Stock as is indicated on Appendix A to this Agreement under the heading “Total number of shares of Company Voting Common Stock subject to this Agreement” (such shares, together with any other shares of Company Voting Common Stock acquired by the Shareholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote Shares.

(a) As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with the terms thereof and (iii) the date of any mutual modification or amendment of the Merger Agreement that adversely affects the consideration payable to the Shareholder, as a holder of Company Common Stock, pursuant to the Merger Agreement as in effect as of the date hereof (excluding, for the avoidance of doubt, the effect of any changes in the value of shares of Parent Common Stock).

(b) Until the Expiration Date, at every meeting of the shareholders of the Company at which the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to the following, the Shareholder shall (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum, and (ii) vote (or cause to be voted) the Shares (A) in favor of the adoption and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby and in favor of each of the other actions contemplated by the Merger Agreement and the Plan of Merger, (B) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, warranty, or other obligation or agreement of the Company contained in the Merger Agreement or the Plan of Merger, or of the Shareholder contained in this Agreement, and (C) against any Acquisition Proposal or any other proposal, action, agreement, or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage, materially and adversely affect, or inhibit the timely consummation of the transactions contemplated by the Merger Agreement, the Plan of Merger, or this Agreement.

(c) The Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of the Company, to adopt or approve the Merger Agreement, the Plan of Merger, or the transactions contemplated thereby, unless this Agreement shall have been terminated in accordance with its terms.

(d) The Shareholder hereby irrevocably waives (on behalf of itself and each of its affiliates and, if the Shareholder is an individual, each Person that the Shareholder directly or indirectly controls (other than, in each case, the Company and its Subsidiaries)) any and all claims and/or causes of action (derivative or otherwise), and any rights of appraisal or rights to dissent from the Merger, that the Shareholder or any such affiliate may have, either currently or in the future, against the Company or any of the Company’s former or current officers, directors, shareholders, affiliates, employees, and agents (collectively, the “Company Persons”), in each case resulting from, or arising in connection with, any act or omission by any Company Person directly in connection with the Merger Agreement or the consummation of the Merger, the negotiation of the terms thereof, and/or the other agreements, documents, and instruments to be executed in connection therewith; provided, that this Section 1(d) shall in no way limit the Shareholder’s rights under Section 6.8 of the Merger Agreement (to the extent applicable) or any other rights to indemnification (and related reimbursement), in law or by contract, that the Shareholder has with respect to the Company or any of its Subsidiaries.

(e) The Shareholder makes no agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if the Shareholder holds any such office), and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement or the Plan of Merger, and no such actions or omissions shall be deemed a breach of this Agreement, or (ii) will be construed to prohibit, limit, or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as an officer or director of the Company or any of its Subsidiaries or to the Company’s shareholders or as a trustee or fiduciary of any employee benefit plan or trust of the Company.

2. Representations, Warranties, and Covenants of the Shareholder. The Shareholder hereby represents, warrants, and covenants to Parent as follows:

(a) Except as otherwise described in Appendix A, (i) the Shareholder is the record or beneficial owner of, and has good and valid title to, the Shares, free and clear of any and all pledges, liens, security interests, mortgages, claims, charges, restrictions, options, title defects, or encumbrances, and (ii) the Shareholder has the sole right to vote the Shares, with no restrictions, limitations, or qualifications on the Shareholder’s rights of disposition pertaining to the Shares, except as provided herein. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than (i) the Shares and (ii) the number of options, warrants, or other rights to acquire any additional shares of Company Voting Common Stock or any security exercisable for or convertible into shares of Company Voting Common Stock, if any, set forth on Appendix A under the heading “Total number of Options” (collectively, the “Options”).

(b) Other than pursuant to this Agreement or with Parent’s prior written consent, from the date hereof through and including the Expiration Date, the Shareholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign, or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option, or other arrangement (including any profit sharing arrangement) with respect to the Transfer

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of, any Shares or Options to any person (other than pursuant to the Merger), or (ii) enter into any voting arrangement, whether by proxy, voting agreement, or otherwise, with respect to any Shares, and shall not commit or agree to take any of the foregoing actions. The Shareholder shall not, nor shall the Shareholder permit any entity under the Shareholder’s control to, deposit any Shares in a voting trust. This Section 2(b) shall not prohibit a Transfer of the Shares or the Options (i) by the Shareholder to any member of the Shareholder’s immediate family, or to a trust for the benefit of the Shareholder or any member of the Shareholder’s immediate family, or upon the death of the Shareholder; provided, that a Transfer referred to in this paragraph shall be permitted if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement or (ii) by operation of law, in which case this Agreement shall bind each transferee. Any Transfer in violation of the terms of this Section 2(b) shall be void and of no effect.

(c) The Shareholder has full power and authority (and, if the Shareholder is an individual, legal capacity) to execute and deliver this Agreement, to perform its obligations hereunder, and to vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity), except, in each case, as otherwise disclosed on Appendix A.

(d) This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by the Enforceability Exceptions. The execution and delivery of this Agreement by the Shareholder does not, and the performance of the Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate, or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Shares are or will be bound or affected, or any Law to which the Shareholder is subject or bound, or, in the event that the Shareholder is not a natural person, any charter, bylaw, trust agreement, or other organizational document (each as amended from time to time) of the Shareholder.

(e) No consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Entity or other Person is required in connection with the valid execution and delivery of this Agreement, except as otherwise disclosed on Appendix A. If the Shareholder is married and the Shares constitute community property, or spousal approval is otherwise necessary for the Shareholder to enter into and perform his or her obligations under this Agreement or for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable in accordance with its terms.

(f) The Shareholder is an executive officer of the Company or a director of the Company or The Business Bank of St. Louis, or a spouse of such an executive officer or director.

3. Further Assurances. The Shareholder hereby covenants and agrees to (a) execute and deliver any additional documents, certificates, agreements, and instruments, and to take such other actions, as may be reasonably requested by Parent to carry out the purpose and intent of this Agreement and (b) notify Parent promptly of any additional shares of capital stock of the Company of which the Shareholder becomes the record or beneficial owner after the date of this Agreement. Without limiting the foregoing, the Shareholder hereby (a) authorizes Parent to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Law, or the Proxy Statement (and, if applicable, the Form S-4), the Shareholder’s identity and ownership of the Shares, the nature of the Shareholder’s obligations under this Agreement, and any other information that Parent reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement, (b) agrees to promptly give to Parent any information Parent may reasonably require for the preparation of any such disclosure documents, and (c) agrees to promptly

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notify Parent of any required corrections or supplements with respect to any information supplied by the Shareholder, if and to the extent that such information shall have become false or misleading in any material respect or shall omit any material fact necessary to make such information, in light of the circumstances under which it is given, not misleading.

4. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided, that (a) Section 5 shall survive the termination of this Agreement, and (b) the termination of this Agreement shall not relieve the Shareholder from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

5. Miscellaneous.

(a) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including the Shareholder’s estate and heirs upon the death of the Shareholder; provided, that, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties. Any assignment in violation of the foregoing shall be void and of no effect.

(c) Waiver, Amendment, and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision by a written instrument signed by or on behalf of such party, or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

(d) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (ii) EACH PARTY HERETO (A) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY, AND (C) HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(d).

(e) Specific Performance; Injunctive Relief. The parties acknowledge that Parent may be irreparably harmed by, and that there may be no adequate remedy at law for, a violation of any of the covenants or agreements of the Shareholder set forth in this Agreement. Therefore, the Shareholder hereby agrees that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to such party at law or in equity without posting any bond or other undertaking.

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(f) Notices. All notices, requests, and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, faxed (with confirmation of receipt), emailed (with confirmation of receipt), or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i) If to the Shareholder, at the address set forth below in Appendix A attached hereto.

(ii) If to Parent, at:

STIFEL FINANCIAL CORP.

One Montgomery St., Suite 3700

San Francisco, CA 94104

Attention: Mark Fisher

Facsimile: (415) 364-2618

Email:       mfisher@stifel.com

(iii) If to the Company, at:

c/o BUSINESS BANCSHARES, INC.

8000 Maryland Ave., Ste. 100

Clayton, MO 63105

Attention: Mr. David Gamache and Mr. Larry Kirby

Facsimile: (314) 641-6629

Email:       dgamache@bbstl.com; lkirby@bbstl.com

(g) Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by the Laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than Section 5-1401 of the New York General Obligations Law). Each party agrees that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in the Courts of St. Louis County, Missouri, the Courts of St. Louis, Missouri, or the United States District Court for the Eastern District of Missouri (Eastern Division) (provided, that, in the event that subject matter jurisdiction is declined by or unavailable in the Courts of St. Louis County, Missouri, the Courts of the City of St. Louis, Missouri, or the United States District Court for the Eastern District of Missouri (Eastern Division), then such action, suit, or proceeding shall be heard and determined exclusively in any other state or federal court sitting in the State of Missouri), and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. The parties hereby agree that (i) mailing of process or other papers in connection with any such suit, action, or proceeding in the manner provided in Section 5(f) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof, and (ii) final judgment in any such suit, action, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(h) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument, it being understood that all parties need not sign the same counterpart.

(j) Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to

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the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(k) Effect of Headings. The section headings herein are for convenience only and shall not affect in any way the construction or interpretation of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their respective duly authorized officers or by a duly authorized representative or individually, as applicable, all as of the day and year first above written.

STIFEL FINANCIAL CORP., a Delaware corporation

By:
Name:
Title:

BUSINESS BANCSHARES, INC., a Missouri corporation

By:
Name:
Title:

SHAREHOLDER

By:
Name:
Title:

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

[Voting Agreement Signature Page]

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APPENDIX A

Shareholder Name:

Shareholder Address

Fax Number:

Email Address

Total number of shares of Company Voting Common Stock subject to this Agreement:

Total number of Options:

Exceptions to Representations:

EXHIBIT B

PLAN OF MERGER

PLAN OF MERGER, dated as of [                ] [    ], 201[    ] (this “Plan of Merger”), by and between [                    ], a Missouri corporation (“Merger Sub”), and BUSINESS BANCSHARES, INC., a Missouri corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to, and subject to the terms and conditions of, an Agreement and Plan of Merger, dated as of May 10, 2018 (the “Merger Agreement”), by and between STIFEL FINANCIAL CORP., a Delaware corporation (“Parent”), and the Company, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. The Merger. At the Effective Time, Merger Sub shall merge with and into the Company, with the Company surviving the Merger (the Company, in such capacity, being the “Surviving Corporation”). The Merger shall be subject to the terms and conditions of the Merger Agreement. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of The General and Business Corporation Law of Missouri, as amended. Upon completion of the Merger, the separate corporate existence of Merger Sub shall cease, and the separate corporate existence of the Company, with all its rights, privileges, immunities and franchises, shall continue in the Surviving Corporation.

Section 2. Name of Surviving Corporation. The name of the Surviving Corporation shall be “Stifel Bancorp, Inc.”

Section 3. Location of Offices. The business of the Surviving Corporation shall be conducted at its main office at 501 N. Broadway, St. Louis, Missouri 63102, and at all other locations where the Company was legally authorized to carry out its business immediately prior to the Merger.

Section 4. Effect on Outstanding Capital Stock.

(a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares and (ii) shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) shall be converted into the right to receive the Merger Consideration, shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time.

(b) At the Effective Time, each share of Company Common Stock that is owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

(c) At the Effective Time, each Company Restricted Stock Award shall fully vest (with any performance-based vesting condition applicable to such Company Restricted Stock Award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated)) and be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award.

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(d) At and after the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

Section 5. Assets and Liabilities. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, as well of a public as of a private nature, of the Company; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to the Company, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company.

Section 6. Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the initial directors and officers of the Surviving Corporation.

Section 7. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Company shall be amended in their entirety to conform to the Articles of Incorporation and Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, and shall become the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 8. Termination. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article VIII thereof.

Section 9. Board and Shareholder Approval. The transactions contemplated by this Plan of Merger have been approved by (i) the board of directors of each of the Company and Merger Sub, (ii) the Requisite Company Vote, and (iii) the affirmative vote of Parent as the sole shareholder of Merger Sub.

Section 10. Amendments. This Plan of Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

Section 11. Counterparts. This Plan of Merger may be executed in two or more counterparts (including by facsimile or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 12. Successors. This Plan of Merger shall be binding upon the successors of the Company.

Section 13. Governing Law. This Plan of Merger shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than Section 5-1401 of the New York General Obligations Law).

Section 14. Severability. In the event that any one or more provisions of this Plan of Merger shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Plan of Merger and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Plan of Merger.

Section 15. Captions and References. The captions contained in this Plan of Merger are for convenience of reference only and do not form a part of this Plan of Merger.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

[ ]

By:
Name:
Title: [ ]

BUSINESS BANCSHARES, INC.

By:
Name:
Title: [ ]

[Signature Page to Plan of Merger]

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ANNEX B—OPINION OF FIG PARTNERS, LLC

May 10, 2018

Board of Directors

Business Bancshares, Inc.

8000 Maryland Avenue

Suite 100

Clayton, MO 63105

Dear Members of the Board:

We understand that Business Bncshares, Inc. (or the “Company”) has entered into an Agreement and Plan of Merger with Stifel Financial Corp. (“Parent”), dated as of May 10, 2018 (the “Agreement”), pursuant to which, among other things, Parent will form a wholly owned subsidiary of Parent (“Merger Sub”) which, at the Effective Time, will merge with and into the Company. The Company will be the Surviving Corporation in the Merger and a wholly owned subsidiary of Parent and will continue its corporate existence under the Laws of the State of Missouri. Pursuant to the terms detailed in the Agreement, upon the effective date of such Merger, each holder of issued and outstanding shares of Company voting and non-voting common stock (collectively referred to as the “Company Common Stock”) will receive 0.705 shares (the “Exchange Ratio”) of Parent common stock in exchange for each outstanding share of Company Common Stock (the “Merger Consideration”). In connection therewith, you have requested our opinion as to the fairness (the “Opinion”), from a financial point of view, of the Merger Consideration to be paid to the shareholders of the Company pursuant to the Agreement. Unless otherwise defined in this letter, capitalized terms used herein will have the same meaning as in the Agreement.

FIG Partners LLC (or “FIG”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy; it has not been reviewed by a fairness committee. In addition, FIG has not had a material relationship with any party to the transaction for which we have received compensation during the prior two years.

We were retained exclusively by the Board of Directors of the Company to act as its financial advisor in connection with the Merger and in rendering this fairness opinion. We will receive compensation from the Company in connection with our services upon the execution of the definitive agreement for the Merger. This compensation includes $80,000 for the issuance of the fairness opinion dated May 10, 2018. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)	reviewed certain historical, publicly available business and financial information concerning the Company and Parent including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation;

(iii)	held discussions with members or representatives of the senior management of the Company and representatives of Parent for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(iv)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

Board of Directors

May 10, 2018

(v)	analyzed the value of Parent stock to be received as an acquisition currency in relation to its peers and broader market indices; and

(vi)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Company and Parent and in the discussions with the respective management teams or representatives of The Company and Parent. In that regard, we have assumed that any financial forecasts, including, without limitation, the synergies and Company projections of the pro forma institution have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Company and Parent and that such financial results will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company and Parent or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company and Parent or any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Company and Parent. In rendering this Opinion, we have been advised by the Company and Parent, and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

Our Opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Board of Directors the Company and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent, which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of Company Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that

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Board of Directors

May 10, 2018

the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,

/s/ FIG Partners, LLC

FIG PARTNERS, LLC

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ANNEX C—SECTION 351.455 OF THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI

Mo. Rev. Stat. § 351.455. Shareholder entitled to appraisal and payment of fair value, when—remedy exclusive, when.—

1. Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

(1)	Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;

(2)	Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;

(3)	Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and

(4)	Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the merger or consolidation.

2. The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:

(1)	Fails to file a written objection prior to or at such meeting;

(2)	Fails to make demand within the twenty-day period; or

(3)	In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;

shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

3. Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.

4. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

5. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

6. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

7. When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

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PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware. The following is a general summary of Section 145 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) and of certain aspects of Stifel’s governing documents dealing with indemnification of directors and officers. It does not purport to be complete.

Subject to restrictions contained in the DGCL, a corporation may indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A present or former director or officer who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute shall be indemnified and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by a majority vote of the board of directors who were not parties to such action, suit or proceeding, even though less than a quorum, a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by special independent counsel in a written opinion, or by the shareholders. Expenses incurred in defense may be paid in advance upon receipt by the corporation of a written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability asserted against him or her and incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting corporation, and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.

The registrant’s Certificate of Incorporation, as amended, provides generally that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 7.1 of the registrant’s Amended and Restated By-Laws provides for indemnification by the registrant of each person who is or was a director or officer of the registrant (or is or was serving as a director or officer of any other enterprise at the request of the registrant) to the full extent authorized by law. Certain of the directors also have indemnification agreements with the registrant which provide for indemnification to the full extent permitted by the DGCL or by any amendment thereof or any other statutory provisions authorizing or permitting indemnification.

In addition, the DGCL authorizes the registrant to purchase insurance for its directors and officers insuring them against certain risks as to which the registrant may be unable lawfully to indemnify them. The registrant has purchased insurance coverage for its directors and officers as well as insurance coverage to reimburse itself for potential costs of corporate indemnification of its directors and officers.

The foregoing discussion is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and to Stifel’s governing documents.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger dated as of May 10, 2018, between Business Bancshares, Inc. and Stifel Financial Corp. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1	Restated Certificate of Incorporation, as amended through June 3, 2009, incorporated by reference to Exhibit 4.1 to Stifel Financial Corp.’s Registration Statement on Form S-8 (333-160523) filed on July 10, 2009.

3.2	Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 22, 2017, incorporated by reference to Exhibit 4.2 to Stifel Financial Corp.’s Registration Statement on Form S-8 (333-222290) filed on December 26, 2017.

3.3	Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 6, 2018, incorporated by reference to Exhibit 3.1 to Stifel Financial Corp.’s Current Report on Form 8-K filed on June 6, 2018.

3.4	Amended and Restated By-Laws of Stifel Financial Corp., effective June 15, 2016, incorporated by reference to Exhibit 4.3 to Stifel Financial Corp.’s Registration Statement on Form S-8 (333-222290) filed on December 26, 2017.

4.1	Certificate of Designations, Preferences, and Rights of the Special Voting Preferred Stock, incorporated by reference to Exhibit 3.1 to Stifel Financial Corp.’s Current Report on Form 8-K filed on July 1, 2010.

4.2	Certificate of Designations of 6.25% Non-Cumulative Preferred Stock, Series A, incorporated by reference to Exhibit 3.1 to the Stifel Financial Corp.’s Current Report on Form 8-K filed on July 15, 2016.

4.3	Specimen Stock Certificate, incorporated herein by reference to Exhibit 7 to the Company’s Registration Statement on Form 8-A filed on April 29, 1987. (P)

5.1	Opinion of Arnold & Porter Kaye Scholer LLP as to the validity of the securities being registered.

8.1	Opinion of Arnold & Porter Kaye Scholer LLP relating to certain U.S. tax matters.

8.2	Opinion of Lewis Rice LLC relating to certain U.S. tax matters.

21.1	Subsidiaries of Stifel Financial Corp., incorporated by reference to Exhibit 21 to Stifel Financial Corp.’s Annual Report on Form 10-K filed on February 26, 2018.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Stifel Financial Corp.

23.2	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibits 5.1 and 8.1).

23.3	Consent of Lewis Rice LLC (included in Exhibit 8.2).

24.1**	Power of Attorney (included on signature page).

99.1	Form of Business Bancshares, Inc. proxy.

99.2	Consent of FIG Partners, LLC.

*	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Stifel agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
**	Previously filed.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post—effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the undersigned registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on July 17, 2018.

STIFEL FINANCIAL CORP.

By:	/s/ Ronald J. Kruszewski
Name:	Ronald J. Kruszewski
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 17, 2018:

Signature	Title

/s/ Ronald J. Kruszewski	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director
Ronald J. Kruszewski

/s/ James M. Zemlyak	Co-President and Chief Financial Officer (Principal Financial and Accounting Officer)
James M. Zemlyak

*	Director
Kathleen Brown

*	Director
Michael W. Brown

*	Director
John P. Dubinsky

*	Director
Robert E. Grady

*	Director
Maura A. Markus

*	Director
James M. Oates

*	Director
David A. Peacock

*	Co-Chairman of the Board and Director
Thomas W. Weisel

Signature	Title

*	Director
Michael J. Zimmerman

* By:	/s/ Ronald J. Kruszewski	Attorney-in-Fact
Ronald J. Kruszewski

as Attorney-in-Fact pursuant to the Power of Attorney included as part of the signature page to the Registration Statement on Form S-4 filed June 20, 2018.